EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant for the fiscal year ended June 30, 2020.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2019–20

Report on State Finances

of the Queensland Government – 30 June 2020

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	2

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	3-1

Operating Statement by Sector	3-9

Balance Sheet by Sector	3-10

Cash Flow Statement by Sector	3-11

General Government Sector Taxes	3-12

General Government Sector Dividend and Income Tax Equivalent Income	3-12

General Government Sector Grants Revenue	3-13

General Government Sector Grants Expenses	3-13

General Government Sector Expenses by Function	3-14

General Government Sector Purchases of Non-financial Assets by Function	3-15

Certification of Outcomes Report	3-16

AASB 1049 Financial Statements

Overview and Analysis	4-1

Audited Financial Statements

Operating Statement	5-1

Balance Sheet	5-3

Statement of Changes in Net Assets (Equity)	5-4

Cash Flow Statement	5-8

Notes to the Financial Statements	5-10

Certification of Queensland State Government Financial Statements	5-119

Independent Auditor’s Report to the Treasurer of Queensland	5-120

Report on State Finances 2019–20 – Queensland Government	1

Message from the Treasurer

I present Queensland’s 2019-20 Report on State Finances which includes the Outcomes Report and AASB 1049 Financial Statements.

The Queensland Government’s strong economic and fiscal position enabled it to respond swiftly to the global COVID-19 pandemic with the Government providing immediate stimulus to boost health system capacity and to support Queensland businesses, industry, communities and households and move towards a longer-term recovery plan.

The downturn in revenues and the Government’s increased expenditure in response to the pandemic has resulted in an operating deficit of $5.734 billion for 2019-20. Consistent with the impact of lower revenues and the support measures taken by the Government including maintaining the capital program, borrowings have increased.

The Outcomes Report

The Outcomes Report contains financial statements that are presented in accordance with the Uniform Presentation Framework (UPF) which provides comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s 2019-20 Budget was prepared in accordance with the UPF, The Outcomes Report compares the 2019-20 actual results with the COVID-19 Fiscal and Economic Review. The 2019-20 Mid-Year Fiscal and Economic Review (MYFER) included for context.

The UPF presentation is structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations Sectors.

AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards and are audited.

These statements focus on the General Government Sector (GGS) and Total State Sector (TSS) and include detailed notes.

The statements include comparatives for the 2018-19 year, and there is also analysis of variances between original 2019-20 Budget and actuals.

AASB 1049 aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

The Honourable Cameron Dick MP

Treasurer

Minister for Investment

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

–	the 2019-20 Budget papers;

–	Budget updates including the COVID-19 Fiscal and Economic Review and Mid-Year Fiscal and Economic Review;

–	the Treasurer’s Consolidated Fund Financial Report; and

–	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

2	Report on State Finances 2019–20 – Queensland Government

2019–20

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2020

Outcomes Report - Overview and Analysis

Overview

The General Government Sector (GGS) realised a Uniform Presentation Format (UPF) net operating deficit of $5.734 billion for 2019-20. The net operating balance is a small improvement over the COVID-19 Fiscal and Economic Review (C19-FER) estimated deficit of $5.898 billion reflecting slightly higher revenue and lower expenses.

The deterioration in the operating balance from the forecast surplus of $151 million at the time of the 2019-20 Mid-Year Fiscal and Economic Review (MYFER) and the operating surpluses achieved over the past six consecutive years, is primarily due to the impact of the global COVID-19 pandemic on GGS revenue sources and measures taken by the Queensland Government in response to the crisis.

In 2019-20, GGS revenue totalled $57.764 billion, a reduction of $2.623 billion from the original Budget estimate of $60.387 billion. Since the 2019-20 Budget, revenue has been significantly impacted by the COVID-19 crisis, with a decline across key revenue sources of taxation, GST and royalties. In its immediate response to the pandemic, the Government provided payroll tax and land tax relief measures to support businesses and jobs, directly impacting taxation revenue.

Conversely, expenses increased by $3.3 billion from the 2019-20 Budget to total $63.498 billion in 2019-20. Higher expenses were due to fiscal stimulus measures to support businesses, workers and households in the immediate wake of the COVID-19 crisis, provisioning for acknowledgement of historical serious child physical abuse claims, revision of expected costs of historical child sexual abuse claims and other litigation.

Chart 3.1: 2019-20 General Government Sector UPF net operating balance compared to budget forecasts

GGS borrowing with QTC at 30 June 2020 was $37.57 billion, $4.789 billion higher than the 2019-20 Budget estimate of $32.781 billion and in line with the C19-FER forecast. The higher borrowing is predominantly due to the impact of COVID-19 on key revenue sources, COVID-19 revenue and expense measures, as well as balance sheet measures such as the Jobs Support Loans Scheme. The Government’s decision not to proceed with the planned $1 billion repatriation of surplus defined benefit assets under the Debt Action Plan also contributed to higher borrowings with QTC than originally estimated.

Report on State Finances 2019 – 20 - Queensland Government	3 - 1

Outcomes Report - Overview and Analysis

Overview continued

Chart 3.2: 2019-20 General Government Sector borrowing with QTC compared to budget forecasts

Prior to COVID-19, the GGS debt to revenue ratio was estimated at 63% in the 2019-20 MYFER. Predominantly due to the COVID-19 economic downturn, this ratio has increased to 77%, with the reduction in revenues and the Government’s targeted expenditure in support of economic activity increasing borrowings in the latter part of the year. Key initiatives such as payroll tax and land tax relief measures, utility assistance packages for households, electricity rebates for small businesses and loans provided under the Jobs Support Loans Scheme contributed to higher borrowings. Previous balance sheet management actions taken by the Government under its Debt Action Plan have enabled it to leverage Queensland’s strong balance sheet position to absorb the sharp decline in revenues as well as provide fiscal stimulus to the Queensland economy. The 2019-20 debt to revenue ratio of 77% remains a considerable improvement from its peak in 2012-13 of 91%.

Non-financial Public Sector gross borrowing with QTC of $76.464 billion in 2019-20 was $4.51 billion higher than the forecast in the 2019-20 Budget. This increase is predominantly due to additional GGS borrowing with QTC. This outcome has resulted in an increase in the Non-financial Public Sector debt to revenue ratio from the Budget estimate of 115% to 128% but is still lower than the 2012-13 peak of 140%.

Fiscal principles

Impact of the COVID-19 pandemic on the Fiscal Principles

In keeping with the requirement to regularly report progress against the principles set out in the Charter of Fiscal Responsibility, the table on page 3-3 provides an overview of these fiscal principles and progress against them for the 2019-20 financial year.

The COVID-19 crisis has, in the near term, significantly impacted the Government’s ability to meet its fiscal principle targets, which were established prior to the pandemic. The Government has prioritised its economic and health response to the pandemic to ensure the State is well placed to commence its recovery.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing GGS debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. As mentioned above, Queensland’s debt to revenue ratio was 77% in 2019-20, in line with the C19-FER estimated actual but higher than the 63% projected pre-COVID-19 in the 2019-20 MYFER, predominantly due to the COVID-19 economic downturn. While the ratio is elevated above pre-COVID-19 estimates, the ratio of 77% remains below the peak of 91% in 2012-13.

In August 2020, the Government passed legislation to establish the Queensland Future Fund (QFF). The QFF is a long-term plan to alleviate the debt burden on future generations of Queenslanders. All assets within the QFF are ringfenced by legislation, which requires they only be used to reduce the State’s borrowings. This means for Credit Rating purposes, Queensland’s borrowings are considered net of assets held in the QFF.

Report on State Finances 2019 – 20 - Queensland Government	3 - 2

Outcomes Report - Overview and Analysis

Fiscal principles continued

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

The operating deficit of $5.734 billion, for the reasons mentioned, previously has resulted in all new capital investment within the year being funded from borrowings.

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

The capital program includes purchases of non-financial assets, capital grants and new finance leases and similar arrangements. The capital program for the State Non-financial Sector in 2019-20 was $12.482 billion, compared to $11.149 billion in 2018-19. The Government re-confirmed its commitment to a $51.8 billion capital program over four years in the C19-FER.

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2019-20, own-source revenue represented 8.3% of nominal gross state product, consistent with the Government’s fiscal principle.

Own source revenue is estimated to be 7.7% of gross state product in 2020-21 partly due to subdued economic activity following the global COVID-19 outbreak in 2019-20.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2019 and was published in a report dated 4 December 2019. The report found the scheme to be fully funded.

As at 30 June 2020, WorkCover Queensland was fully funded.

Principle 6 - Maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth

The Government has committed to providing high quality and appropriate frontline services that keep pace with growth in the population, while maintaining fiscally responsible and affordable levels of expenditure.

Departmental FTEs increased by 1.8% in 2019-20, compared with the original 2019-20 Budget estimate growth of 1.9%, with 89% of the growth attributable to health and education.

At the time of C19-FER, the average growth in FTEs over the two-year period to 2020-21 was estimated to be 2.2%. Average population growth over the two-year period to 2020-21 is estimated to be 1 1⁄4%, which is below recent rates of population growth. International and interstate travel restrictions implemented across Australia to combat the spread of COVID-19 has led to a fall in expected population growth.

Report on State Finances 2019 – 20 - Queensland Government	3 - 3

Outcomes Report - Overview and Analysis

Fiscal principles continued

The fiscal principles of the Queensland Government 2019-20

Principle	Indicator

Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio	Debt to Revenue Ratio
	Est. Actual	Outcome
	77%	77%

Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings	Net operating cash flows as a proportion of net investments in non-financial assets
	Est. Actual	Outcome
	Operating cash flows are negative	Operating cash flows are negative

The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	State Non-financial Sector capital program
	Est. Actual	Outcome
	$12.428 billion	$12.482 billion

Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Own-source revenue to gross state product ratio
	Est. Actual	Outcome
	8.2%	8.3%

Target full funding of long-term liabilities such as superannuation and WorkCover in accordance with actuarial advice	The latest actuarial review of the QSuper scheme as at 30 June 2019 found the scheme to be fully funded. The WorkCover scheme was fully funded as at 30 June 2020.

Maintain a sustainable public service by ensuring that overall growth in full-time equivalent employees, on average over the forward estimates, does not exceed population growth	Two-year average FTE growth to 2020-21 is 2.2%. Two-year average population growth to 2020-21 is 11/4%

Report on State Finances 2019 – 20 - Queensland Government	3 - 4

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector for 2019-20. The actual outcome for 2019-20 is compared to the estimated actual (Est. Actual) per the COVID-19 Fiscal and Economic Review.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	57,719	57,764	13,623	13,589	66,200	66,156
Expenses	63,617	63,498	12,272	12,662	71,825	72,049
Net operating balance	(5,898)	(5,734)	1,351	927	(5,625)	(5,893)

Capital purchases	6,305	6,291	3,142	3,156	9,447	9,467

Fiscal balance	(9,318)	(9,158)	719	306	(9,678)	(9,958)

Borrowing with QTC	37,574	37,570	38,904	38,894	76,478	76,464
Leases and similar arrangements	6,454	6,499	491	492	6,945	6,991
Securities and derivatives	198	198	1,315	1,315	1,513	1,505

Notes:
1. Numbers may not add due to rounding.

2. Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sector and excludes inter-sector transactions and balances.

General Government Sector

Revenue

	2019-20	2019-20	2019-20
Revenue	MYFER	Est. Actual	Outcome
	$ million	$ million	$ million

Taxation revenue	15,145	14,566	14,585
Grants revenue	28,261	27,569	27,641
Sales of goods and services	6,107	5,809	5,618
Interest income	2,047	2,020	2,076
Dividend and income tax equivalent income	2,187	1,895	1,929
Other revenue	6,167	5,859	5,915

Total Revenue	59,914	57,719	57,764

Note:
1. Numbers may not add due to rounding.

Total GGS revenue of $57.764 billion was consistent with the C19-FER and $2.15 billion, or 3.6%, lower than the 2019-20 MYFER.

Since 2019-20 MYFER, the COVID-19 pandemic significantly impacted Queensland’s revenue with falls occurring across all categories of revenue. Taxation revenue declined $561 million largely reflecting the Government’s COVID-19 payroll tax and land tax relief measures resulting in revenue forgone and lower gambling machine tax revenue due to the closure of venues during the height of the crisis. GST revenue was also down, falling $1.251 billion from the 2019-20 MYFER estimate due to lower national GST collections resulting from subdued economic activity during the crisis. These falls in revenue were partially offset by the Australian Government funding for health services and the bring forward from 2020-21 grants for on-passing to non-State schools and Financial Assistance grants for local councils.

Report on State Finances 2019 – 20 - Queensland Government	3 - 5

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Expenses

	2019-20	2019-20	2019-20
Expenses	MYFER	Est. Actual	Outcome
	$ million	$ million	$ million

Employee expenses	25,511	25,657	25,660
Superannuation expenses
Superannuation interest cost	346	346	354
Other superannuation expenses	3,097	3,104	3,183
Other operating expenses	15,176	17,264	17,087
Depreciation and amortisation	3,951	4,033	4,033
Other interest expenses	1,544	1,508	1,486
Grants expenses	10,139	11,704	11,695

Total Expenses	59,763	63,617	63,498

Note:
1. Numbers may not add due to rounding.

GGS expenses for 2019-20 totalled $63.498 million, $119 million lower than expected in the C19-FER and $3.734 billion, or 6.2%, higher than the 2019-20 MYFER estimate.

In response to the COVID-19 pandemic, the Government provided significant immediate stimulus with funding targeted at boosting health capacity, economic assistance to businesses through payroll and land tax relief refunds, electricity and water utility assistance to households, electricity rebates for small businesses and worker assistance. Expenses also grew relative to the 2019-20 MYFER due to the State providing for historical serious child physical abuse claims following the removal of the limitation periods and an increase in expected historical serious sexual abuse claims as well as other pending litigation.

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 3.4 below, education and health account for over half of the total expenses, consistent with their share in other jurisdictions.

Chart 3.4: 2019-20 General Government Sector expenses by function1

[1]	Refer to page 3-12 for further detail of expenses in each function.

Report on State Finances 2019 – 20 - Queensland Government	3 - 6

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was an operating deficit of $5.734 billion for 2019-20. This was a modest improvement on the $5.898 billion estimated actual in the C19-FER and a $5.885 billion deterioration from the 2019-20 MYFER estimated net operating balance of $151 million, for the reasons discussed above.

Capital Purchases

GGS purchases of non-financial assets are the actual cash outlays per the Cash Flow Statement and totalled $6.291 billion, which was $14 million lower than the C19-FER estimate.

Fiscal Balance

The fiscal deficit of $9.158 billion for 2019-20 was a modest improvement on the C19-FER projection of a $9.318 billion deficit. The deterioration of the fiscal balance since the 2019-20 MYFER is due to the impact of COVID-19 on the net operating balance, partly offset by lower than projected capital purchases.

Borrowing

Gross borrowing with QTC was $37.57 billion, compared to the 2019-20 MYFER projection of $31.774 billion, an increase of $5.796 billion. The increase reflects the reduction in cash flows from operating activities caused by lower revenues and rise in expenses as a result of the COVID-19 pandemic, COVID-19 balance sheet measures (including payroll tax and land tax deferrals and the Jobs Support Loan Scheme), and not proceeding with the planned $1 billion repatriation of surplus defined benefit assets. Offsetting this in part were lower capital purchases than projected at MYFER.

Leases and similar arrangements were $6.499 billion at year end, $428 million higher than estimated at 2019-20 MYFER. This increase is due to the timing of recognition on the Cross River Rail project and revision of estimates on transition to AASB 16 Leases.

Net Worth

The GGS net worth was $193.731 billion as at 30 June 2020, $2.224 billion lower than the estimated actual included in the C19-FER. The decrease related mainly to downwards valuation of the investment in public enterprises and an increase in the actuarial valuation of defined benefit superannuation liabilities.

Net Debt

Net debt is the sum of deposits held, advances received and borrowings (financial liabilities) less cash and deposits, advances paid and investments, loans and placements (financial assets). Financial liabilities exceeded financial assets in the GGS by $14.046 billion at 30 June 2020.

Net debt has increased since 2019-20 MYFER due to higher borrowing with QTC resulting from the impact of COVID-19 on net cash flows from operating activities, as well as a decrease in the valuation of investments, loans and placements.

Operating Result

The operating result measures the outcome for the State under the Accounting Standards framework, rather than the GFS framework. The GGS operating deficit of $10.749 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes the revaluation of assets taken to reserves and actuarial adjustments to defined benefit superannuation liabilities.

The decrease from the C19-FER estimated actual to the actual comprehensive result was due mainly to slightly lower revaluations of non-financial assets, downwards valuation of the investment in public enterprises and the actuarial valuation of defined benefit superannuation liabilities discussed above.

Report on State Finances 2019 – 20 - Queensland Government	3 - 7

2019 - 20 Operating Statement by Sector ($ million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

		Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Revenue from Transactions

Taxation revenue		14,566	14,585	-	-	14,275	14,254	-	14,146
Grants revenue		27,569	27,641	666	646	27,611	27,674	1	27,571
Sales of goods and services		5,809	5,618	12,401	12,359	15,827	15,596	2,429	17,674
Interest income		2,020	2,076	83	87	2,060	2,140	3,398	935
Dividend and income tax equivalent income		1,895	1,929	13	14	152	141	-	14
Other revenue		5,859	5,915	461	482	6,275	6,351	76	6,425
Total Revenue from Transactions		57,719	57,764	13,623	13,589	66,200	66,156	5,904	66,766

Expenses from Transactions
Employee expenses		25,657	25,660	2,113	2,087	27,651	27,629	371	27,710
Superannuation expenses
Superannuation interest cost		346	354	-	(5)	346	349	-	349
Other superannuation expenses		3,104	3,183	214	237	3,318	3,421	26	3,446
Other operating expenses		17,264	17,087	4,729	5,129	19,577	19,768	2,991	22,751
Depreciation and amortisation		4,033	4,033	2,658	2,719	6,691	6,752	28	6,779
Other interest expenses		1,508	1,486	1,842	1,776	3,144	3,070	5,564	3,868
Grants expenses		11,704	11,695	17	(19)	11,097	11,062	103	11,061
Other property expenses		-	-	699	737	-	-	32	-
Total Expenses from Transactions		63,617	63,498	12,272	12,662	71,825	72,049	9,115	75,965
Net Operating Balance		(5,898)	(5,734)	1,351	927	(5,625)	(5,893)	(3,211)	(9,199)

Other economic flows - included in operating result		(4,283)	(5,015)	(1,008)	(944)	(5,361)	(6,033)	2,503	(4,989)

Operating Result		(10,181)	(10,749)	343	(17)	(10,986)	(11,926)	(709)	(14,188)

Other economic flows - other movements in equity		4,632	2,976	(464)	(651)	5,437	4,153	(111)	4,956

Comprehensive Result - Total Change in Net Worth (d)		(5,549)	(7,773)	(121)	(668)	(5,548)	(7,773)	(820)	(9,232)

KEY FISCAL AGGREGATES

Net Operating Balance		(5,898)	(5,734)	1,351	927	(5,625)	(5,893)	(3,211)	(9,199)

Net Acquisition/(Disposal) of Non-financial Assets
Purchases of non-financial assets		6,305	6,291	3,142	3,156	9,447	9,467	17	9,483
Less	Sales of non-financial assets	228	230	45	36	272	266	-	266
Less	Depreciation	4,033	4,033	2,658	2,719	6,691	6,752	28	6,779
Plus	Change in inventories	54	107	40	50	94	156	-	156
Plus	Other movements in non-financial assets	1,323	1,289	153	170	1,476	1,460	4	1,464
Equals	Total Net Acquisition of Non-financial Assets	3,421	3,424	632	621	4,053	4,065	(7)	4,057

Fiscal Balance		(9,318)	(9,158)	719	306	(9,678)	(9,958)	(3,204)	(13,256)

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not included in Budget documentation.

(d)  For GFS, the change in Net Worth is the change from the previous published outcome. This differs from the AASB 1049 statements where prior year adjustments are permitted under IFRS.

Report on State Finances 2019 – 20 - Queensland Government	3 - 9

2019 - 20 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Assets
Financial assets
Cash and deposits	1,168	1,205	889	889	2,057	2,094	2,604	3,045
Advances paid	1,269	1,280	1,491	1,491	1,263	1,274	-	1,274
Investments, loans and placements	29,441	29,580	1,639	1,787	31,080	31,366	154,690	72,160
Receivables	4,333	4,490	1,569	1,484	4,636	4,669	323	4,781
Equity
Investments in other public sector entities	22,108	21,560	-	-	2,592	2,592	-	-
Investments - other	150	163	270	279	420	442	-	442
Total financial assets	58,468	58,278	5,859	5,930	42,048	42,438	157,617	81,703

Non-Financial Assets
Land and other fixed assets	223,249	223,280	63,761	63,522	287,008	286,800	185	286,985
Other non-financial assets	6,881	6,928	1,178	1,388	1,272	1,236	179	1,220
Total Non-financial Assets	230,129	230,207	64,938	64,910	288,281	288,037	364	288,205

Total assets	288,597	288,485	70,798	70,840	330,329	330,475	157,981	369,908

Liabilities
Payables	5,712	5,729	2,232	2,210	6,709	6,676	252	6,743
Superannuation liability	26,859	27,808	(172)	(152)	26,687	27,656	-	27,656
Other employee benefits	7,705	8,327	824	911	8,530	9,238	115	9,353.07
Deposits held	-	-	15	13	15	13	8,826	7,185
Advances received	1,844	1,845	6	6	353	354	-	354
Borrowing with QTC	37,574	37,570	38,904	38,894	76,478	76,464	-	-
Leases and other similar arrangements	6,454	6,499	491	492	6,945	6,991	405	7,396
Securities and derivatives	198	198	1,315	1,315	1,513	1,505	139,739	115,027
Other liabilities	6,295	6,779	7,665	8,183	7,143	7,847	6,053	13,679
Total liabilities	92,641	94,754	51,281	51,871	134,373	136,743	155,389	187,392

Net Worth	195,956	193,731	19,516	18,969	195,956	193,731	2,592	182,516

KEY FISCAL AGGREGATES

Net Financial Worth	(34,173)	(36,476)	(45,422)	(45,941)	(92,325)	(94,305)	2,228	(105,689)
Net Financial Liabilities	56,281	58,036	NA	NA	94,916	96,897	NA	105,689
Net Debt	14,192	14,046	36,712	36,552	50,904	50,592	(8,325)	53,482

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

Report on State Finances 2019 – 20 - Queensland Government	3 - 10

2019 - 20 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Cash Receipts from Operating Activities
Taxes received	13,884	13,870	-	-	13,593	13,543	-	13,460
Grants and subsidies received	28,587	28,841	649	643	28,612	28,875	1	28,772
Sales of goods and services	6,129	6,055	14,748	14,582	18,124	18,222	2,667	20,539
Interest receipts	1,942	1,997	83	88	1,982	2,061	3,398	932
Dividends and income tax equivalents	2,791	2,756	13	14	172	81	-	14
Other receipts	7,339	7,048	354	373	7,642	7,441	140	7,579
	60,672	60,567	15,847	15,701	70,125	70,223	6,206	71,297
Cash Payments for Operating Activities
Payments for employees	(29,490)	(29,332)	(2,328)	(2,219)	(31,699)	(31,432)	(420)	(31,562)
Payments for goods and services	(19,095)	(19,019)	(6,438)	(6,307)	(22,741)	(22,875)	(1,764)	(24,632)
Grants and subsidies	(10,897)	(10,928)	(268)	(263)	(10,541)	(10,581)	(103)	(10,580)
Interest paid	(1,487)	(1,460)	(1,859)	(1,771)	(3,140)	(3,041)	(5,462)	(3,840)
Other payments	-	(8)	(1,416)	(1,471)	(562)	(571)	(182)	(796)
	(60,970)	(60,747)	(12,309)	(12,030)	(68,683)	(68,500)	(7,931)	(71,410)

Net Cash Flows from Operating Activities	(297)	(180)	3,538	3,671	1,442	1,723	(1,725)	(113)

Cash Flows from Investing Activities
Non-financial Assets
Purchases of non-financial assets	(6,305)	(6,291)	(3,142)	(3,156)	(9,447)	(9,467)	(17)	(9,483)
Sales of non-financial assets	228	230	45	36	272	266	-	266
	(6,078)	(6,061)	(3,097)	(3,120)	(9,175)	(9,201)	(17)	(9,217)
Financial Assets (Policy Purposes)	(939)	(941)	707	707	(907)	(916)	-	(916)

Financial Assets (Liquidity Purposes)	4,505	4,391	-	(29)	4,505	4,362	(2,959)	1,383

Net Cash Flows from Investing Activities	(2,512)	(2,611)	(2,390)	(2,442)	(5,576)	(5,755)	(2,975)	(8,750)

Net Cash Flows from Financing Activities
Advances received (net)	(866)	(847)	(1)	5	(88)	(64)	-	(64)
Borrowing (net)	2,975	2,975	742	733	3,717	3,708	(5,203)	(1,494)
Dividends paid	-	-	(1,799)	(1,799)	-	-	(109)	-
Deposits received (net)	-	-	1	(1)	1	(1)	1,652	1,951
Other financing (net)	-	-	94	19	(9)	(88)	9,291	9,223
Net Cash Flows from Financing Activities	2,109	2,128	(963)	(1,043)	3,620	3,555	5,631	9,617

Net Increase/(Decrease) in Cash Held	(700)	(663)	186	186	(514)	(477)	931	754

KEY FISCAL AGGREGATES
Net cash from operating activities	(297)	(180)	3,538	3,671	1,442	1,723	(1,725)	(113)
Net cash from investments in non-financial assets	(6,078)	(6,061)	(3,097)	(3,120)	(9,175)	(9,201)	(17)	(9,217)
Dividends paid	-	-	(1,799)	(1,799)	-	-	(109)	-
Cash Surplus/(Deficit)	(6,375)	(6,241)	(1,357)	(1,248)	(7,733)	(7,478)	(1,850)	(9,330)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(6,375)	(6,241)	(1,357)	(1,248)	(7,733)	(7,478)	(1,850)	(9,330)
Acquisitions under finance leases and similar arrangements	(1,248)	(1,263)	(45)	(54)	(1,293)	(1,316)	(4)	(1,320)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(7,623)	(7,503)	(1,402)	(1,302)	(9,025)	(8,794)	(1,854)	(10,650)

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

Report on State Finances 2019 – 20 - Queensland Government	3 - 11

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector

Taxes	2019-20 Outcome $ million

Taxes on employers’ payroll and labour force	4,211

Taxes on property
Land taxes	1,406
Other	562

Taxes on the provision of goods and services
Stamp duties on financial and capital transactions	3,075
Financial Institutions’ transactions taxes	272
Taxes on gambling	1,258
Taxes on insurance	1,060

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,443
Other	296

Total Taxation Revenue	14,585

Note:
1. Numbers may not add due to rounding.

Dividend and Income Tax Equivalent Income	2019-20 Outcome $ million

Dividend and Income Tax Equivalent income from PNFC sector	1,802
Dividend and Income Tax Equivalent income from PFC sector	127

Total Dividend and Income Tax Equivalent income	1,929

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2019 – 20 - Queensland Government	3 - 12

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Grants Revenue	2019-20 Outcome $ million

Current grants revenue

Current grants from the Commonwealth
General purpose grants	12,794
Specific purpose grants	9,018
Specific purpose grants for on-passing	3,658
Total current grants from the Commonwealth	25,470
Other contributions and grants	330
Total current grants revenue	25,800

Capital grants revenue

Capital grants from the Commonwealth
General purpose grants	2
Specific purpose grants	1,803
Total capital grants from the Commonwealth	1,805
Other contributions and grants	37
Total capital grants revenue	1,841

Total grants revenue	27,641

Note:
1. Numbers may not add due to rounding.

Grants Expenses	2019-20 Outcome $ million

Current grants expenses

Private and not-for-profit sector	2,998
Private and not-for-profit sector on-passing	3,163
Local Government	193
Local Government on-passing	504
Grants to other sectors of Government	2,136
Other	969
Total current grants expense	9,963

Capital grants expenses

Private and not-for-profit sector	529
Local Government	1,070
Grants to other sectors of Government	34
Other	98
Total capital grants expenses	1,732

Total grants expenses	11,695

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2019 – 20 - Queensland Government	3 - 13

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Expenses by Function
	2019-20		2019-20
	Outcome		Outcome
	$ million		$ million

General Public Services	6,829	Health	19,258
Executive and legislative organs, financial and fiscal affairs, external affairs		Outpatient services	3,016
	1,148	Hospital services	10,794
General services	286	Mental health institutions	550
Public debt transactions	1,471	Community health services	3,847
Transfers of a general character between level of government	508	Public health services	384
General public services n.e.c.	3,417	R&D - Health	199
		Health n.e.c.	469
Public Order and Safety	5,635
Police services	2,313	Recreation, Culture and Religion	920
Civil and fire protection services	696	Recreation and sporting services	407
Law courts	891	Cultural services	365
Prisons	1,293	Recreation, culture and religion n.e.c.	149
Public order and safety n.e.c.	442
		Education	15,404
Economic Affairs	1,981	Pre-primary and primary education	7,512
General economic, commercial and labour affairs	319	Secondary education	5,073
Agriculture, forestry, fishing and hunting	470	Tertiary education	1,303
Fuel and energy	516	Subsidiary services to education	175
Mining, manufacturing and construction	269	Education n.e.c.	1,342
R&D - Economic affairs	187
Other industries	221	Social Protection	4,994
		Sickness and disability	1,741
Environmental Protection	939	Old age	12
Waste water management	12	Family and children	1,430
Protection of biodiversity and landscape	701	Housing	421
Environmental protection n.e.c.	226	Social exclusion n.e.c.	175
		Social protection n.e.c.	1,215
Housing and Community Amenities	983
Housing development	714	Transport	6,554
Community development	104	Road transport	2,967
Water supply	124	Bus transport	77
Housing and community amenities n.e.c.	41	Water transport	147
		Railway transport	1,973
		Multi-mode urban transport	874
		Transport n.e.c.	516

		Total	63,498

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2019 – 20 - Queensland Government	3 - 14

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Purchases of Non-financial Assets by Function	2019-20 Outcome $ million

General public services	218
Public order and safety	501
Economic affairs	31
Environmental protection	66
Housing and community amenities	326
Health	706
Recreation, culture and religion	78
Education	1,177
Social protection	50
Transport	3,138
Total	6,291

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2019 – 20 - Queensland Government	3 - 15

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial Sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

We certify that, in our opinion, the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2020.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

William Ryan	Rachel Hunter

Acting Head of Fiscal	Under Treasurer

Queensland Treasury	Queensland Treasury

23 November 2020

Report on State Finances 2019 – 20 - Queensland Government	3 - 16

2019–20

AASB 1049

Financial Statements

Overview and Analysis – 30 June 2020

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2020	2019	2020	2019
	$ million	$ million	$ million	$ million

Taxation revenue	14,585	14,165	14,146	13,870
Grants revenue	27,641	28,307	27,571	28,239
Sales of goods and services	5,618	5,783	17,674	18,707
Interest income	2,076	2,191	935	1,678
Dividend and income tax equivalent income	1,929	2,784	14	13
Other revenue	5,915	6,598	6,425	7,113
Continuing Revenue from Transactions	57,764	59,828	66,766	69,621

Employee expenses	25,660	24,019	27,710	25,877
Superannuation expenses	3,537	3,665	3,795	3,899
Other operating expenses	17,087	16,480	22,751	21,611
Depreciation and amortisation	4,033	3,451	6,779	6,051
Other interest expense	1,486	1,581	3,868	4,177
Grants expenses	11,695	9,647	11,061	9,098
Continuing Expenses from Transactions	63,498	58,843	75,965	70,713
Net Operating Balance	(5,734)	985	(9,199)	(1,092)

Other Economic Flows - Included in Operating Result	(5,015)	(819)	(4,989)	(2,962)

Operating Result	(10,749)	166	(14,188)	(4,054)

Other Economic Flows - Other Movements in Equity	3,620	5,657	5,600	5,694

Comprehensive Result [1]	(7,129)	5,823	(8,588)	1,640

Purchases of non-financial assets	6,291	5,764	9,483	8,485

Fiscal Balance	(9,158)	(2,207)	(13,256)	(4,441)

Borrowing with QTC	37,570	29,468	-	-
Leases and other loans	6,499	2,612	7,396	2,965
Securities and derivatives	198	121	115,027	102,786

Assets	288,485	280,950	369,908	355,725
Liabilities	94,754	80,089	187,392	164,621
Net Worth	193,731	200,861	182,516	191,104

Note:
1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2020 recast position, rather than the 2020 published position.
2	Numbers may not add due to rounding.

Report on State Finances 2019–20 – Queensland Government	4-1

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a deficit of $5.734 billion compared to a restated surplus of $985 million in 2018-19. The global COVID-19 pandemic had a profound negative impact on the 2019-20 net operating balance, with the combined effect of lower revenues due to the downturn in economic activity and a rise in GGS expenses to mitigate the effects of the crisis on businesses, households and industry.

GGS revenue fell by around 3% ($2.064 billion) while expenses grew by around 8% ($4.655 billion) over the year.

The Total State Sector (TSS) net operating balance showed a deficit of $9.199 billion compared to a restated deficit of $1.092 billion in 2018-19.

The variances are explained below.

Revenue

Revenue from transactions declined from $59.828 billion in 2018-19 to be $57.764 billion in the GGS and totals $66.766 billion in the TSS, a fall of $2.855 billion over 2018-19.

Revenues by type for the GGS and TSS are shown in the following chart:

Taxation revenue increased in 2019-20 by $420 million for GGS and $276 million for the TSS.

The increase in GGS taxation revenue was predominantly due to the introduction of a waste levy on landfill in Queensland from 1 July 2019 and guarantee fees from Queensland Investment Corporation. Besides these two tax streams, overall taxation revenue was lower in the second half of 2019-20 compared to the previous year driven by the pandemic-led economic downturn.

Stamp duties and gaming machine taxes and levies were respectively $153 million and $75 million lower than 2018-19, while payroll and land tax only showed modest increases compared to normal growth patterns, also affected by relief measures.

Commonwealth and other grants comprised 48% of GGS revenue and 41% of TSS revenue. Grant revenue decreased $666 million from 2019-20 for the GGS and $668 million for the TSS. The decrease was due to

–	lower GST revenue of $1.571 billion driven by lower national GST collections following the COVID-19 economic downturn; and

–	National Partnership Payments were $190 million lower partly due to one-off funding for the Restocking, Replanting and On-farm Infrastructure grants program in 2018-19.

4-2	Report on State Finances 2019–20 – Queensland Government

AASB 1049 - Overview and Analysis

Revenue continued

These decreases were partly offset by higher Commonwealth Specific Purpose Payments of $721 million (including health COVID-19 funding and schools funding) and higher on-passing grants to non-state schools of $386 million.

TSS sales of goods and services were $1.033 billion lower than 2018-19 largely due to lower electricity prices.

Dividend and income tax equivalent revenue for the GGS decreased $855 million in comparison to 2018-19 mainly due to lower returns in the electricity sector from lower prices.

GGS other revenue was $683 million lower in 2019-20 than 2018-19 mainly due to the impact on royalties of weaker global demand during the COVID-19 pandemic. This increase flows through to the TSS.

Expenses

Total expenses for 2019-20 were $63.498 billion for the GGS and $75.965 billion for the TSS, $4.655 billion and $5.251 billion more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 5.5% higher in 2019-20, consistent with the estimate in the 2019-20 Budget. The increases are mainly in the areas of Health and Education, reflecting the Government’s commitment to revitalising frontline services.

Other operating expenses were $607 million higher than 2018-19 for the GGS. The increase was due to electricity rebates provided to households as COVID-19 measures and expected claims for civil child abuse, offset by reallocations of disability costs to grants under NDIS, and operating lease expenses to depreciation and interest on the adoption of AASB 16 Leases. In addition to these higher GGS expenses, additional claims costs, partly offset by lower costs in the electricity sector contributed to the $1.14 billion higher other operating expenses for TSS.

Depreciation and amortisation increased by $582 million for the GGS and $729 million for the TSS, mainly due to the adoption of AASB 16, which brings additional assets onto the State’s balance sheet and results in a reallocation from other operating expenses.

Interest costs decreased by $94 million to $1.486 billion for the GGS in 2019-20, due to lower interest rates on borrowing with QTC, partly offset by additional interest on finance leases following the adoption of AASB 16.

Report on State Finances 2019–20 – Queensland Government	4-3

AASB 1049 - Overview and Analysis

Expenses continued

Grant expenses increased $2.048 billion in the GGS, mainly due to the transition of disability services to the NDIS ($499 million), increases in the on-passing of Commonwealth grants for non-state schools ($386 million) and payroll and land tax rebates and electricity subsidies to businesses ($550 million) in response to the COVID-19 crisis. Grants expense for the TSS were $1.963 billion higher than 2018-19.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2019-20 year was a deficit of $10.749 billion, compared to a surplus of $166 million in 2018-19. The difference in the result compared to 2018-19 is mainly due to the lower net operating balance, discussed above, the market value adjustment to the fixed rate notes with QTC, and deferred tax adjustments for impairments and unrealised losses on investments.

The TSS operating result was a deficit of $14.188 billion compared to a deficit of $4.054 billion in 2018-19. The lower result in 2019-20 arose mainly from the lower net operating balance as well as the net effect of realised and unrealised market value adjustments to derivatives, investments, non-financial assets and borrowings.

Fiscal Balance

The GGS fiscal deficit was $9.158 billion for 2019-20 compared to a deficit of $2.207 billion for 2018-19. The TSS fiscal deficit was $13.256 billion for 2019-20 compared to a deficit of $4.441 billion for 2018-19. The changes are driven by the lower net operating balances and higher purchases of non-financial assets in each case.

Assets

Assets controlled by the GGS at 30 June 2020 totalled $288.485 billion, an increase of $7.535 billion on 2018-19, while assets controlled by the TSS at 30 June 2020 totalled $369.908 billion. This is an increase of $14.183 billion from the 2019 balance of $355.725 billion.

Financial assets in the GGS were $4.486 billion lower than 2018-19, with lower balances on the fixed rate notes and investments in public sector entities following market value adjustments and impairments. Decreases in cash balances were largely offset by increases in advances, mainly for the Jobs Support Loan package.

Financial assets of the State increased by $1.973 billion, reflecting higher cash balances of $754 million, mainly in QTC, Jobs Support loans, increased onlendings to Local Government, higher electricity derivative balances, and securities and bonds invested by QTC from forward funding and client deposits. These increases were offset by lower balances on QIC trusts following market value adjustments.

Non-financial assets increased by $12.021 billion in the GGS due to revaluations of land under roads, road infrastructure and schools, and the adoption of AASB 16, as well as capital purchases exceeding depreciation. The increase at the TSS level was $12.21 billion.

Of the TSS assets, GGS assets comprised 78%. Total assets are made up of:

	General Government	Total State

	$M	$M

Financial	58,278	81,703

Infrastructure	62,116	115,412

Land and buildings	139,936	144,365

Plant and equipment and other	28,155	28,428

	288,485	369,908

4-4	Report on State Finances 2019–20 – Queensland Government

AASB 1049 - Overview and Analysis

Assets continued

The main types of assets owned by the State are detailed in the following chart:

Liabilities

Liabilities at 30 June 2020 totalled $94.754 billion for the GGS and $187.392 billion for the TSS, an increase of $14.665 billion over 2018-19 for the GGS and an increase of $22.771 billion for the State.

The overall increase in liabilities for the GGS arose largely from GST overpaid by the Commonwealth, actuarial changes to long service leave liabilities, additional borrowing from QTC ($8.102 billion), increased leases and other loans ($3.887 billion) following the adoption of AASB 16, $546 million of additional deferred tax liabilities, and $1.3 billion in provisions mainly from civil child abuse and other litigation claims. Partly offsetting these increases were lower advances from GOCs.

For the TSS, securities and derivatives, largely held by QTC, have increased $12.241 billion, mainly to fund additional on-lending requirements as well as being impacted by market value adjustments. Following the adoption of AASB 16, the increase in leases and other loans is $4.432 billion. Provisions have increased by $2.816 billion, mainly for WorkCover and the National Injury Insurance Scheme and other claims, in addition to the increase in the GGS.

Of the TSS liabilities, GGS liabilities comprised 51%. Total liabilities are made up of:

	General Government	Total State

	$M	$M

Securities and derivatives	198	115,027

Deposits held, borrowings and advances	45,913	14,935

Employee benefit obligations	36,135	37,009

Other liabilities	12,508	20,422

	94,754	187,392

Report on State Finances 2019–20 – Queensland Government	4-5

AASB 1049 - Overview and Analysis

Liabilities continued

The components of State liabilities are shown in the following chart:

Cash Flow Statement

The impact of COVID-19 and the Government’s response to the crisis have resulted in negative cash flows from operating activities for the GGS of $180 million. When this is added to the net investments in non-financial assets of $6.061 billion, the cash deficit totals $6.241 billion, compared to a cash surplus in 2019 of $302 million.

The TSS recorded net cash outflows from operating activities for the 2019-20 financial year of $113 million. After net investments in non-financial assets of $9.217 billion, the resulting cash deficit is $10.65 billion, compared to a $2.475 billion cash deficit for 2018-19.

4-6	Report on State Finances 2019–20 – Queensland Government

2019–20

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2020

Operating Statement for Queensland

for the Year Ended 30 June 2020

		General Government		Total State
		2020	2019	2020	2019
	Notes	$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	3	14,585	14,165	14,146	13,870
Grants revenue	4	27,641	28,307	27,571	28,239
Sales of goods and services	5	5,618	5,783	17,674	18,707
Interest income	6	2,076	2,191	935	1,678
Dividend and income tax equivalent income	7	1,929	2,784	14	13
Other revenue	8	5,915	6,598	6,425	7,113
Total Revenue from Transactions		57,764	59,828	66,766	69,621

Expenses from Transactions
Employee expenses	9	25,660	24,019	27,710	25,877
Superannuation expenses
Superannuation interest cost	48	354	653	349	641
Other superannuation expenses	10	3,183	3,012	3,446	3,258
Other operating expenses	11	17,087	16,480	22,751	21,611
Depreciation and amortisation	12	4,033	3,451	6,779	6,051
Other interest expense	13	1,486	1,581	3,868	4,177
Grants expenses	14	11,695	9,647	11,061	9,098
Total Expenses from Transactions		63,498	58,843	75,965	70,713

Net Operating Balance from Continuing Operations		(5,734)	985	(9,199)	(1,092)

Other Economic Flows - Included in Operating Result *
Gains/(losses) on sale of assets/settlement of liabilities	15	(22)	42	916	346
Revaluation increments/(decrements) and impairment
(losses)/reversals	16	(3,385)	(307)	(3,157)	1,919
Asset write-downs	17	(253)	(167)	(265)	(191)
Actuarial adjustments to liabilities	18	(411)	(398)	(364)	(687)
Deferred income tax equivalents		(809)	(70)	-	-
Dividends and tax equivalents treated as capital returns	19	74	102	-	-
Other	20	(209)	(20)	(2,119)	(4,349)
Total Other Economic Flows - Included in Operating Result		(5,015)	(819)	(4,989)	(2,962)

Operating Result from Continuing Operations		(10,749)	166	(14,188)	(4,054)

Other Economic Flows - Other Movements in Equity **
Adjustments to opening balances ***		(94)	(377)	(94)	(377)
Revaluations ****	21	3,714	6,034	5,694	6,070
Other ****	22	-	-	-	1
Total Other Economic Flows - Other Movements in Equity		3,620	5,657	5,600	5,694

Comprehensive Result/Total Change in Net Worth		(7,129)	5,823	(8,588)	1,640

KEY FISCAL AGGREGATES

Net Operating Balance		(5,734)	985	(9,199)	(1,092)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		6,291	5,764	9,483	8,485
Less Sales of non-financial assets		230	312	266	405
Less Depreciation		4,033	3,451	6,779	6,051
Plus Change in inventories		107	70	156	99
Plus Other movement in non-financial assets		1,289	1,121	1,464	1,221
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		3,424	3,192	4,057	3,349

Fiscal Balance		(9,158)	(2,207)	(13,256)	(4,441)

See next page for footnote

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-1

Operating Statement for Queensland

for the Year Ended 30 June 2020 continued

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Analysis of Other Economic Flows - Other Movements in Equity

Adjustments to opening balances	(94)	(377)	(94)	(377)

Per AASB 7 Financial Instruments: Disclosures, Other Movements in Equity per page 5-01 are required to be classified as follows:

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	5,924	7,430	5,752	7,599
Increments/(decrements) on investments	(1,754)	(75)	-	-
Actuarial gains/(losses) on defined benefit superannuation plans (net of tax)	(653)	(1,269)	(717)	(1,331)
Other	-	-	-	1
Total items that will not be reclassified subsequently to Operating Result	3,517	6,087	5,035	6,269

Items that may be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	192	(64)	654	(209)
Increments/(decrements) on financial assets at fair value through other comprehensive income	5	11	5	11
Total items that may be reclassified subsequently to Operating Result when certain conditions are met	197	(53)	659	(198)

Total Other Economic Flows - Other Movements in Equity	3,620	5,657	5,600	5,694

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

*	Other economic flows - included in operating result includes fair value gains / losses from financial assets and liabilities held at fair value through profit or loss.

**	Other economic flows - other movements in equity includes fair value gains / losses from financial assets and liabilities held at fair value through other comprehensive income.

***	Refer to Statement of Changes in Net Assets (Equity).

****	Refer to page 5-2 for split of items in Other Movements in Equity between those that may and those that will not be reclassified subsequently to the Operating Result.

5-2	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Balance Sheet for Queensland

as at 30 June 2020

		General Government		Total State
		2020	2019	2020	2019
	Notes	$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23	1,205	1,868	3,045	2,291
Receivables and loans
Receivables	24(a)	4,490	4,515	4,781	4,575
Advances paid	24(b)	1,280	667	1,274	661
Loans paid	24(c)	383	206	11,205	10,171
Securities other than shares	25(a)	29,197	32,351	60,955	61,585
Shares and other equity investments
Investments in public sector entities	25(b)	21,560	23,007	-	-
Investments in other entities	25(c)	6	1	276	297
Investments accounted for using the equity method	26(a)	157	149	166	149
Total Financial Assets		58,278	62,763	81,703	79,729

Non-Financial Assets
Inventories	28	671	604	1,398	1,253
Assets held for sale	29	159	158	175	173
Investment properties	30	340	353	654	671
Property, plant and equipment	32	221,309	209,588	283,372	271,746
Intangibles	33	828	816	1,684	1,555
Deferred tax asset		6,122	6,204	-	-
Other non-financial assets	34	778	464	923	597
Total Non-Financial Assets		230,207	218,186	288,205	275,996

Total Assets		288,485	280,950	369,908	355,725

Liabilities
Payables	35	5,729	5,135	6,743	6,496
Employee benefit obligations
Superannuation liability	36(a)	27,808	27,609	27,656	27,346
Other employee benefits	36(b)	8,327	7,427	9,353	8,396
Deposits held	37(a)	-	-	7,185	5,233
Advances Received	37(b)	1,845	2,692	354	424
Borrowing with QTC	37(c)	37,570	29,468	-	-
Leases and other loans	37(d)	6,499	2,612	7,396	2,965
Securities and derivatives	37(e)	198	121	115,027	102,786
Deferred tax liability		1,074	528	-	-
Provisions	38	4,788	3,488	11,979	9,163
Other liabilities	39	917	1,008	1,700	1,813
Total Liabilities		94,754	80,089	187,392	164,621

Net Assets		193,731	200,861	182,516	191,104

Net Worth
Accumulated surplus		76,926	88,281	65,352	79,276
Reserves		116,805	112,579	117,164	111,828
Total Net Worth		193,731	200,861	182,516	191,104

KEY FISCAL AGGREGATES

Net Financial Worth		(36,476)	(17,325)	(105,689)	(84,892)
Net Financial Liabilities		58,036	40,332	105,689	84,892
Net Debt		14,046	(198)	53,482	36,700

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-3

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the Year ended 30 June 2020

		Adjustments to Opening Balances [1] $M	Comprehensive Result for Period [1]
	Opening Balance $M		Movements $M	Transfers / Entity Cessation $M	Actuarial Gain / Loss on Superannuation $M	Closing Balance $M

2020
Accumulated surplus [2]	88,281	32	(10,749)	15	(653)	76,926
Revaluation reserve - financial assets [3]	15,630	(50)	(1,558)	(5)	-	14,017
Revaluation reserve - non-financial assets [4]	96,837	(76)	5,925	(14)	-	102,671
Other reserves	112	-	-	4	-	117

Total equity at the end of the financial year	200,861	(94)	(6,382)	-	(653)	193,731

		Adjustments to Opening Balances [1] $M	Comprehensive Result for Period [1]
	Opening Balance $M		Movements $M	Transfers / Entity Cessation $M	Actuarial Gain / Loss on Superannuation $M	Closing Balance $M

2019
Accumulated surplus [5]	89,002	345	166	36	(1,269)	88,281
Revaluation reserve - financial assets [6]	16,491	(722)	(128)	(11)	-	15,630
Revaluation reserve - non-financial assets [7]	89,438	-	7,430	(31)	-	96,837
Other reserves	107	-	-	6	-	112

Total equity at the end of the financial year	195,038	(377)	7,469	-	(1,269)	200,861

5-4	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the Year Ended 30 June 2020 continued

Notes:

1.  Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

The following notes relate to current year opening balance adjustments to equity:

2.  The current year accumulated surplus opening balance has increased by $32 million primarily as a result of the adoption of AASB 16 Leases and AASB 15 Revenue from Contracts with Customers.

3.  The current year financial asset revaluation reserve opening balance has decreased by $50 million. This is the change in the GGS’ Net Worth in relation to the fair valuation of the Public Non-financial and Public Financial sectors.

4.  The current year non-financial asset revaluation reserve opening balance has decreased by $76 million, due to the initial adoption of AASB 16.

The following notes relate to prior year adjustments to equity:

5.  The opening accumulated surplus has increased by $345 million, mainly as a result of the fair value adjustment to the fixed rate notes asset with QTC and other investments on adoption of AASB 9 Financial Instruments, partly offset by the revaluation of Defined Benefit superannuation balances. The movement in actuarial loss on superannuation for the period includes a prior year decrease of $170 million which is due to an actuarial revision to Defined Benefit assets.

6.  The financial asset revaluation reserve opening balance has decreased by $722 million, reflecting the change in GGS’ Net Worth after the fair value adjustment to the QTC fixed rate note. The movement in the financial asset revaluation reserve for the period includes a prior year adjustment to GGS’ Net Worth, mainly in relation to a decrease of $42 million in the value of the Public Non-financial Corporations Sector infrastructure.

7.  The movement in the revaluation reserve for non-financial assets for 2018-19 of $7.43 billion mainly relates to land under roads and roads infrastructure. This flows through to the Total State Sector.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-5

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the Year ended 30 June 2020 continued

		Adjustments to Opening Balances [1]	Comprehensive Result for Period[1]
	Opening Balance		Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [2]	Closing Balance
	$M	$M	$M	$M	$M	$M

2020
Accumulated surplus [3]	79,276	(8)	(14,188)	989	(717)	65,352
Revaluation reserve - financial assets [4]	753	(10)	659	(5)	-	1,396
Revaluation reserve - non-financial assets [5]	109,177	(76)	5,752	(451)	-	114,401
Other reserves	1,898	-	-	(532)	-	1,366

Total equity at the end of the financial year	191,104	(94)	(7,777)	-	(717)	182,516

		Adjustments to Opening Balances [1]	Comprehensive Result for Period[1]
	Opening Balance		Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [2]	Closing Balance
	$M	$M	$M	$M	$M	$M

2019
Accumulated surplus [6]	84,851	(314)	(4,054)	124	(1,331)	79,276
Revaluation reserve - financial asset [7]	1,025	(63)	(198)	(11)	-	753
Revaluation reserve - non-financial assets [8]	101,667	-	7,599	(89)	-	109,177
Other reserves	1,921	-	-	(23)	-	1,898

Total equity at the end of the financial year	189,464	(377)	3,347	-	(1,331)	191,104

5-6	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the Year Ended 30 June 2020 continued

Notes:

1.	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

2.	Refer to Note 48 - Retirement Benefit Obligations.

The following notes relate to current year opening balance adjustments to equity:

3.	The current year accumulated surplus opening balance has decreased by $8 million primarily as a result of the adoption of AASB 16 Leases and AASB 15 Revenue from Contracts with Customers.

4.	The current year financial asset revaluation reserve opening balance has decreased by $10 million, due to tax implications from the adoption of AASB 16.

5.	The current year non-financial asset revaluation reserve opening balance has decreased by $76 million, due to the initial adoption of AASB 16

The following notes relate to prior year adjustments to equity:

6.

The opening accumulated surplus has decreased by $314 million, mainly as a result of the revaluation of Defined Benefit superannuation balances, partly offset by the effect of the adoption of AASB 9 Financial Instruments on investments and derivatives. The movement in actuarial loss on superannuation for the period includes a prior year decrease of $170 million which is due to an actuarial revision to Defined Benefit assets.

7.	The financial asset revaluation reserve opening balance has decreased by $63 million, due to changes to the valuation of derivatives following the adoption of AASB 9.

8.

The movement in the revaluation reserve for non-financial assets includes a prior year decrease of $42 million, mainly in relation to changes in value of the Public Non-financial Corporations Sector infrastructure.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-7

Cash Flow Statement for Queensland

for the Year Ended 30 June 2020

			General Government		Total State
			2020	2019	2020	2019
	Notes		$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received			13,870	14,127	13,460	13,836
Grants and subsidies received			28,841	28,572	28,772	28,503
Sales of goods and services			6,055	5,982	20,539	21,014
Interest receipts			1,997	2,173	932	1,677
Dividends and income tax equivalents			2,756	3,025	14	13
Other receipts			7,048	8,035	7,579	8,523
			60,567	61,914	71,297	73,568
Cash paid
Payments for employees			(29,332)	(27,348)	(31,562)	(29,379)
Payments for goods and services			(19,019)	(17,844)	(24,632)	(23,551)
Grants and subsidies paid			(10,928)	(9,391)	(10,580)	(9,078)
Interest paid			(1,460)	(1,568)	(3,840)	(4,163)
Other payments			(8)	(9)	(796)	(836)
			(60,747)	(56,160)	(71,410)	(67,008)

Net Cash Flows from Operating Activities	40	(a)	(180)	5,754	(113)	6,560

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets			(6,291)	(5,764)	(9,483)	(8,485)
Sales of non-financial assets			230	312	266	405
			(6,061)	(5,452)	(9,217)	(8,079)
Financial Assets (Policy Purposes)
Equity acquisitions			(100)	(270)	-	-
Equity disposals			76	164	2	2
Advances and concessional loans paid			(1,102)	(165)	(1,101)	(164)
Advances and concessional loans received			184	113	183	112
			(941)	(158)	(916)	(51)
Financial Assets (Liquidity Purposes)
Purchases of investments			(2,356)	(2,817)	(44,225)	(50,475)
Sales of investments			6,747	3,735	45,609	52,147
			4,391	918	1,383	1,671
Net Cash Flows from Investing Activities			(2,611)	(4,691)	(8,750)	(6,459)

Cash Flows from Financing Activities
Cash received
Advances received			2,627	3,070	8	2
Proceeds of borrowing			3,710	174	581	688
Deposits received			-	-	1,975	1,117
Other financing (including interest bearing liabilities)			-	-	62,306	54,042
			6,337	3,245	64,871	55,849
Cash paid
Advances paid			(3,473)	(3,127)	(72)	(42)
Borrowing repaid			(735)	(615)	(2,075)	(1,104)
Deposits withdrawn			-	-	(24)	(583)
Other financing (including interest bearing liabilities)			-	-	(53,083)	(53,135)
			(4,208)	(3,741)	(55,254)	(54,864)

Net Cash Flows from Financing Activities			2,128	(497)	9,617	985

Net Increase/(Decrease) in Cash and Deposits Held			(663)	566	754	1,086
Cash and deposits at the beginning of the financial year			1,868	1,302	2,291	1,205
Cash and Cash Equivalents Held at the End of the Financial Year	23		1,205	1,868	3,045	2,291

5-8	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Cash Flow Statement for Queensland

for the Year Ended 30 June 2020 continued

		General Government		Total State
		2020	2019	2020	2019
	Notes	$M	$M	$M	$M
KEY FISCAL AGGREGATES

Net Cash from Operating Activities		(180)	5,754	(113)	6,560
Net Cash Flow from Investments in Non-Financial Assets		(6,061)	(5,452)	(9,217)	(8,079)

CASH SURPLUS/(DEFICIT)		(6,241)	302	(9,330)	(1,520)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(6,241)	302	(9,330)	(1,520)
Acquisitions under finance leases and similar arrangements		(1,263)	(955)	(1,320)	(955)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(7,503)	(653)	(10,650)	(2,475)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-9

Notes to the Financial Statements

Index of Notes

1.	Basis of financial statements preparation	5 - 11
2.	Disaggregated information	5 - 21
3.	Taxation revenue	5 - 27
4.	Grants revenue	5 - 27
5.	Sales of goods and services	5 - 28
6.	Interest income	5 - 29
7.	Dividend and income tax equivalent income	5 - 29
8.	Other revenue	5 - 29
9.	Employee expenses	5 - 30
10.	Other superannuation expenses	5 - 30
11.	Other operating expenses	5 - 30
12.	Depreciation and amortisation	5 - 31
13.	Other interest expense	5 - 32
14.	Grants expenses	5 - 32
15.	Gains/(losses) on sale of assets/settlement of liabilities	5 - 32
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	5 - 33
17.	Asset write-downs	5 - 34
18.	Actuarial adjustments to liabilities	5 - 35
19.	Dividends and tax equivalents treated as capital returns	5 - 35
20.	Other economic flows - included in operating result – other	5 - 35
21.	Other economic flows - other movements in equity - revaluations	5 - 35
22.	Other economic flows - other movements in equity – other	5 - 36
23.	Cash and deposits	5 - 36
24.	Receivables and loans	5 - 36
25.	Securities and shares	5 - 40
26.	Other investments	5 - 42
27.	Public private partnerships	5 - 45
28.	Inventories	5 - 50
29.	Assets held for sale	5 - 50
30.	Investment properties	5 - 51
31.	Restricted assets	5 - 51
32.	Property, plant and equipment	5 - 52
33.	Intangibles	5 - 66
34.	Other non-financial assets	5 - 68
35.	Payables	5 - 68
36.	Employee benefit obligations	5 - 68
37.	Deposits, borrowings and advances, securities and derivatives	5 - 70
38.	Provisions	5 - 74
39.	Other liabilities	5 - 77
40.	Notes to the Cash Flow Statement	5 - 77
41.	Expenditure commitments	5 - 80
42.	Cash and other assets held in trust	5 - 80
43.	Contingent assets and liabilities	5 - 81
44.	Post balance date events	5 - 84
45.	Climate Change	5 - 85
46.	Financial risk management disclosure	5 - 87
47.	Net fair value of financial instruments	5 - 94
48.	Retirement benefit obligations	5 - 97
49.	Related parties and Ministerial remuneration	5 - 101
50.	Controlled entities	5 - 102
51.	Reconciliation to GFS	5 - 106
52.	Expenses from transactions by function	5 - 111
53.	Sector assets by function	5 - 111
54.	General Government Sector budget to actual comparison	5 - 112

5-10	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations (PNFC), Public Financial Corporations (PFC) and their controlled entities. Refer Note 50 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting, the preparation of the GGS financial report does not require full application of AASB 10 Consolidated Financial Statements and AASB 9 Financial Instruments. The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the PNFC and the PFC are not separately recognised in the GGS.

Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Queensland Government as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in the financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 51).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between entities within each sector have been eliminated in the sector. The financial impact of inter-sector transactions and balances is also disclosed under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

–    are non-trading in nature and that are for the collective benefit of the community;

–    are largely financed by way of taxes, fees and other compulsory charges; and

–    involve the transfer or redistribution of income.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

–    are trading, non-regulatory or non-financial in nature; and

–    are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

–    central bank functions;

–    accepting on-call, term or savings deposits;

–    investment fund management;

–    having the authority to incur liabilities and acquire financial assets in the market on their own account; or

–    providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the TSS financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

Accounting standards applied for the first time in 2019-20

AASB 15 Revenue from Contracts with Customers and AASB 1058 Income of Not-for-Profit Entities

AASB 15 and AASB 1058 became effective from 2019-20. AASB 15 introduces a new revenue recognition model for revenue from contracts with customers, which also applies to the State’s licence revenue. AASB 1058 provides the framework for revenue recognition when the State acquires an asset for significantly less than fair value principally to enable the State to further its objectives, and to the receipt of volunteer services.

5-12	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Accounting standards applied for the first time in 2019-20 continued

AASB 15 Revenue from Contracts with Customers and AASB 1058 Income of Not-for-Profit Entities continued

Transitional policies adopted are as follows:

–

The State applied both standards using the modified retrospective method and has not restated comparative information for 2018-19. They continue to be reported under AASB 118 Revenue, AASB 1004 Contributions, AASB 111 Construction Contracts and related interpretations. The cumulative effect of applying the new standards is recognised as an adjustment to the opening balance of accumulated surplus at 1 July 2019;

–	The State elected to apply both standards retrospectively to all contracts, including completed contracts, at 1 July 2019;

–	In respect of AASB 15, the State applied a practical expedient to reflect, on transition, the aggregate effect of all contract modifications that had occurred before 1 July 2019; and

–	In respect of AASB 1058, the State applied a practical expedient to not remeasure at fair value assets previously acquired for significantly less than fair value and originally recorded at cost.

The following summarises the State’s transitional impact of AASB 15 and AASB 1058 on 1 July 2019.

–

$54 million increase in Other liabilities (unearned revenue and contract liabilities) due to grants received in advance by GGS agencies that are under enforceable agreements and contain sufficiently specific performance obligations to transfer goods or services to third parties, or to construct or acquire an asset to be retained by the agency. These grants were previously recognised as revenue upfront but under the new standards are recognised as or when the performance obligations are satisfied;

–	$46 million increase in Other liabilities due to AASB 15 requiring a higher threshold to be met for the recognition of variable consideration such as investment performance fees;

–

$19 million increase in Other liabilities due to the existence of significant financing components associated with upfront payments of revenue for the provision of electricity transmission connection services;

–	$35 million decrease in Other liabilities due to differences between when the performance obligations are satisfied under AASB 15 and when revenue was recognised previously under AASB 118;

–	$12 million decrease in Other liabilities due to income deferred under previous standards now assessed as being in scope of AASB 1058 and recognised upfront; and

–

Reclassification of accrued revenue and unearned revenue existing at 30 June 2019 that relate to contracts with customers to contract assets and contract liabilities respectively. Other than reclassifications, there were no material changes to receivables or contract assets on transition.

The net increase in Other liabilities on transition was $72 million.

Grants that are not enforceable and/or not sufficiently specific do not qualify for deferral and continue to be recognised as revenue as soon as they are controlled. The State receives a number of grants from the Australian Government for which there are no sufficiently specific performance obligations. These grants continue to be recognised as revenue upfront.

New disclosures required by the standards are disclosed in Notes 4 and 5.

AASB 16 Leases

AASB 16 became effective from 2019-20. AASB 16 requires lessees to recognise a right-of-use (ROU) asset (representing the right to use the underlying leased asset) and a lease liability (representing the obligation to make future lease payments) for all leases with a term of more than 12 months, unless the underlying assets are of low value. This includes former operating leases that were not recognised on balance sheet under the previous standard AASB 117 Leases.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-13

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Accounting standards applied for the first time in 2019-20 continued

AASB 16 Leases continued

Transitional policies adopted are as follows:

–

The State applied AASB 16 using the modified retrospective method and has not restated comparative information for 2018-19, which continue to be reported under AASB 117 and related interpretations. The cumulative effect of applying the standard is recognised as an adjustment to the opening balance of accumulated surplus at 1 July 2019.

–	The State applied practical expedients available in the standard, including:

◾	not reassessing whether existing contracts contain leases and instead grandfathering the previous assessments made under AASB 117 and Interpretation 4;

◾	not recognising right-of-use assets and lease liabilities for leases that end within 12 months of 1 July 2019 and leases of low value assets; and

◾	using hindsight when determining the lease term.

The following summarises the State’s transitional impact of adoption of AASB 16 on 1 July 2019.

–

Reclassification of finance lease assets and finance lease liabilities existing at 30 June 2019 to right-of-use assets and lease liabilities, with the exception of finance leases that will be service concession arrangements under AASB 1059 Service Concession Arrangements: Grantors in 2020-21. Remeasurement of finance lease assets on transition resulted in a $76 million decrease to the asset revaluation surplus;

–	Recognition of an additional $2.29 billion right-of-use assets and $2.68 billion lease liabilities for the GGS, and $2.73 billion right-of-use assets and $3.16 billion lease liabilities for the TSS;

–	$75 million increase to lease receivables following remeasurement on transition; and

–	Derecognition of prepaid and accrued lease balances existing at 30 June 2019.

Reconciliation of operating lease commitments at 30 June 2019 to lease liabilities at 1 July 2019

Total State
$M
Operating lease commitments at 30 June 2019 (refer Note 41)	3,587
Discounted using weighted average incremental borrowing rate at 1 July 2019 (1.73%)	(297)
Add: Finance lease liabilities recognised at 30 June 2019 (refer Note 41)	1,879
(Less): Remeasurement of finance lease liabilities on transition	(209)
(Less): Short-term leases and leases of low value assets excluded from liability	(27)
Add: Uncommitted options reasonably certain to be exercised	176
Add/(Less): Other adjustments	(66)

Lease liabilities at 1 July 2019	5,042

No other standards applied for the first time in 2019-20 had a material impact on the State’s financial statements.

5-14	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Future impact of accounting standards not yet effective

The following are the significant new and revised standards that apply in future reporting periods.

AASB 1059 Service Concession Arrangements: Grantors

AASB 1059 will become effective in 2020-21. This standard requires the State (the grantor) to recognise an asset and a corresponding liability for Service Concession Arrangements, also known as Public Private Partnerships (PPP), where certain criteria are met. The estimated future impacts of AASB 1059 are summarised below.

–

Arrangements where the State grants or has granted the operator a right to charge for third party usage of an asset that provides public services (such as a toll road) or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP are currently classified as ‘Economic Infrastructure Arrangements’. These arrangements are currently not recognised as assets and liabilities in the State’s Balance Sheet. Under AASB 1059, some of these arrangements, primarily toll roads and tunnels, will be brought onto the balance sheet for the first time, resulting in an increase of approximately $6 billion in service concession assets and $5 billion in unearned revenue liabilities; and

–

Arrangements where the State pays the operator to construct and maintain an infrastructure asset (such as a school or hospital building) are currently classified as ‘Social Infrastructure Arrangements’ and are recognised either as leased assets and finance lease liabilities or as Property, Plant and Equipment and loans. Under AASB 1059, the classification of these assets and liabilities may change for some arrangements. Also, compared to leases, the assets and liabilities may need to be recognised earlier, during construction, rather than at the end of construction.

(f)	Reporting period

The reporting period of the GGS and TSS is the financial year ended 30 June 2020.

(g)	Presentation

Currency and rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information and errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any prior year adjustments on net worth is noted in the Statement of Changes in Equity.

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2020.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities at fair value through other comprehensive income are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-15

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

–	Financial assets;

•	receivables and loans (except onlendings) are measured at amortised cost;

•	term deposits are measured at amortised cost;

•	securities and bonds and investments in other public sector entities within GGS are measured at fair value through other comprehensive income (FVTOCI); and

•	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

–	Financial liabilities;

•	payables are measured at amortised cost;

•	lease liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost; and

•	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

–	Non-financial assets;

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories; and

•	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and

–	Non-financial liabilities

•

provisions in relation to superannuation, WorkCover, National Injury Insurance Scheme Queensland, motor vehicle accidents, Queensland Government Insurance Fund, the national Redress Scheme and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. Refer Notes 36 and 38.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of net assets acquired.

(j)	Commonwealth taxation and income tax equivalents

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST). Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO), in which case, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet. Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

5-16	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(j)	Commonwealth taxation and income tax equivalents continued

The GGS is the collector of income tax equivalents from the PNFC and PFC sectors. Current income tax is included in the net operating balance while deferred tax is treated as an other economic flow. The deferred tax assets and liabilities with other public sector entities are reflected on the face of the GGS Balance Sheet and are eliminated in the TSS.

(k)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(l).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 51.

(l)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of the operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

–     cash;

–     an equity instrument of another entity;

–     a contractual right:

(a)	to receive cash or another financial asset from another entity; or

(b)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

–     a contract that will or may be settled in the entity’s own equity instruments and is:

(a)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(b)

a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose, the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-17

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(l)	Key GFS technical terms continued

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt in these statements equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits plus investments and loans plus asset advances outstanding). (GFS now has a wider definition of net debt which includes all liabilities in the calculation.)

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions less expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial assets

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

(m)	Significant financial impacts from the COVID-19 pandemic

The outbreak of the novel coronavirus disease (COVID-19) was declared by the World Health Organisation as a global pandemic on 11 March 2020. The Queensland Government has put in measures to support Queenslanders’ health, jobs and businesses in response to the COVID-19 pandemic and the resulting global economic downturn.

The pandemic has had significant financial impacts on the State in 2019-20 due to implementation of health responses, economic stimulus packages and reductions in revenue. Major impacts are summarised below.

5-18	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(m)	Significant financial impacts from the COVID-19 pandemic continued

Additional expenditure incurred

–

The cost of health services increased by $347 million from COVID-19 specific expenses, which are included in employee expenses in Note 9 and/or supplies and services in Note 11. This expenditure is covered by additional funding received from the Commonwealth Government.

–

The State provided $404 million in electricity rebates under the Household Utility Assistance Package to Queensland residential households ($200 rebate per household) and $86 million in rebates under the Power Bill Relief Package for small and medium business enterprises with consumption less than 100,000 KWh ($500 rebate per business). The rebates to householder are included in other expenses within Note 11 and the rebates to businesses are included in grants expenses in Note 14.

–	The State provided $393 million in payroll tax refunds for 2 months and $71 million in land tax rebates of 25% on eligible properties (included in recurrent grants in Note 14).

–	The State incurred $47 million in quarantine expenses and additional policing costs.

Additional revenue received

–	Queensland Health received $345 million of COVID-19 related funding from the Commonwealth Government’s National Health Funding Pool (included in Note 4).

Income lost or foregone

–

Revenue foregone by the State includes $112 million in payroll tax as a result of offering a payroll tax holiday for a 3-month period from January to March 2020, and $158 million in land tax due to a waiver of 2% land tax surcharge for foreign entities. This is in addition to the payroll tax refunds and land tax rebates mentioned above. Refer to Note 3.

–	Fare revenue earned by the Department of Transport and Main Roads is $88 million lower than expected due to reduced passenger transport patronage. Refer to Note 5.

–	$47 million revenue was lost on various events, exhibitions, courses and programs that were cancelled due to the pandemic.

–	The State provided $28 million in rent relief and other waived fees. Refer to Note 5.

–	There have been material reductions in investment returns due to the global economic downturn, however the amount of income lost specifically attributable to COVID-19 cannot be reliably quantified.

Increases in advances paid

–

Through the Queensland Rural and Industry Development Authority, the State issued $928 million of concessional COVID-19 Jobs Support Loans from March to June 2020. The State incurred a $185 million fair value loss on recognition and an impairment loss of $103 million on these loans. (Refer to Note 24(e))

Reductions in asset values

–

Government-owned corporations in the electricity sector reported material impairments of electricity assets partly stemming from the impact of COVID-19, which is contributing to subdued electricity prices, lower demand, falling fuel costs and increased available generation. Details of impairment losses are disclosed in Note 16.

–

The State recorded additional impairment losses on receivables and loans due to COVID-19. While the total amount of credit losses arising from the pandemic is unknown, increases in impairment include $103 million on COVID-19 Jobs Support Loans (as mentioned above) and $24 million on receivables from electricity customers, refer to Notes 16 and 24(e).

–

There have been material reductions in the fair value of the State’s investments due to the global economic downturn, however the amount of losses specifically attributable to COVID-19 cannot be reliably quantified. The State’s investments are disclosed in Note 25.

Increases in debt

–

The State’s overall debt has increased significantly as a result of the additional expenses and lost revenue arising from the pandemic. However, the amount of the increase that is specifically attributable to COVID-19 cannot be reliably quantified. The State’s debt is disclosed in Note 37.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-19

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(m)	Significant financial impacts from the COVID-19 pandemic continued

Other impacts

–

In response to COVID-19, the State Government announced a new payment policy to assist suppliers with the financial impact of the pandemic. Government agencies have been ordered to pay suppliers as soon as possible after the goods or services are received and following receipt of a tax invoice. This has reduced the balance of trade creditors as at 30 June 2020. Refer Note 35.

–

The State Penalties Enforcement Registry has not commenced enforcement action for outstanding fees and fines from 19 March 2020. There have been no new driver licence suspensions, fine collections from wages or bank accounts, vehicle immobilisations or seizures of property.

–

Certain tax receivables recognised at 30 June 2020 are deferred from collection until January 2021. This includes $428 million of payroll tax for the 2020 calendar year, deferred for 6 months and $49 million of gaming machine tax, deferred for 3 months. Refer Note 24(a)

As the COVID-19 pandemic and economic downturn are ongoing events, there will be further significant financial impacts in the 2020-21 financial year.

5-20	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	14,585	14,165	-	-	-	-	(439)	(294)	14,146	13,870
Grants revenue	27,641	28,307	646	605	1	-	(717)	(673)	27,571	28,239
Sales of goods and services	5,618	5,783	12,359	13,060	2,429	2,360	(2,732)	(2,497)	17,674	18,707
Interest income	2,076	2,191	87	80	3,398	4,349	(4,626)	(4,942)	935	1,678
Dividend and income tax equivalent income	1,929	2,784	14	13	-	-	(1,928)	(2,784)	14	13
Other revenue	5,915	6,598	482	497	76	63	(48)	(44)	6,425	7,113
Total Revenue from Transactions	57,764	59,828	13,589	14,256	5,904	6,772	(10,491)	(11,235)	66,766	69,621

Expenses from Transactions
Employee expenses	25,660	24,019	2,087	1,877	371	366	(409)	(385)	27,710	25,877
Superannuation expenses
Superannuation interest cost	354	653	(5)	(12)	-	-	-	-	349	641
Other superannuation expenses	3,183	3,012	237	223	26	24	-	-	3,446	3,258
Other operating expenses	17,087	16,480	5,129	5,080	2,991	2,284	(2,456)	(2,233)	22,751	21,611
Depreciation and amortisation	4,033	3,451	2,719	2,585	28	15	-	-	6,779	6,051
Other interest expense	1,486	1,581	1,776	1,860	5,564	5,893	(4,959)	(5,157)	3,868	4,177
Grants expenses	11,695	9,647	(19)	26	103	99	(717)	(673)	11,061	9,098
Other property expenses	-	-	737	948	32	36	(769)	(985)	-	-
Total Expenses from Transactions	63,498	58,843	12,662	12,587	9,115	8,716	(9,310)	(9,432)	75,965	70,713
Net Operating Balance from Continuing Operations	(5,734)	985	927	1,669	(3,211)	(1,944)	(1,180)	(1,802)	(9,199)	(1,092)

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities	(22)	42	21	2	918	302	-	-	916	346
Revaluation increments/(decrements) and impairment (losses)/reversals	(3,385)	(307)	(1,639)	153	1,867	2,074	-	-	(3,157)	1,919
Asset write-downs	(253)	(167)	(4)	(4)	(8)	(19)	-	-	(265)	(191)
Actuarial adjustments to liabilities	(411)	(398)	-	-	47	(289)	-	-	(364)	(687)
Deferred income tax equivalents	(809)	(70)	609	95	200	(25)	-	-	-	-
Dividends and tax equivalents treated as capital returns	74	102	-	-	-	-	(74)	(102)	-	-
Other	(209)	(20)	69	(67)	(521)	(79)	(1,459)	(4,183)	(2,119)	(4,349)
Total Other Economic Flows - Included in Operating Result	(5,015)	(819)	(944)	179	2,503	1,963	(1,533)	(4,285)	(4,989)	(2,962)
* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-21

Notes to the Financial Statements

2.	Disaggregated information continued

Operating Statement continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Operating Result from Continuing Operations	(10,749)	166	(17)	1,848	(709)	19	(2,713)	(6,088)	(14,188)	(4,054)

Other Economic Flows - Other Movements in Equity
Adjustments to opening balances	(94)	(377)	(19)	18	(22)	(722)	40	704	(94)	(377)
Revaluations	3,714	6,034	216	(48)	5	6	1,759	77	5,694	6,070
Other	-	-	-	1	-	-	-	-	-	1
Total Other Economic Flows - Other Movements in Equity	3,620	5,657	197	(29)	(17)	(715)	1,800	781	5,600	5,694

Comprehensive Result/Total Change in Net Worth	(7,129)	5,823	180	1,819	(726)	(696)	(914)	(5,307)	(8,588)	1,640

Transactions With Owners In Their
Capacity as Owners
Ordinary dividends provided or paid	-	-	(1,086)	(1,694)	(94)	(109)	1,180	1,802	-	-
Dividends treated as capital returns paid or provided	-	-	(74)	(102)	-	-	74	102	-	-
Equity injections/(withdrawals)	-	-	353	585	-	-	(353)	(585)	-	-
Total Transactions With Owners In Their Capacity as Owners	-	-	(807)	(1,211)	(94)	(109)	901	1,320	-	-

Total Change In Net Worth	(7,129)	5,823	(627)	609	(820)	(805)	(12)	(3,987)	(8,588)	1,640

KEY FISCAL AGGREGATES

Net Operating Balance	(5,734)	985	927	1,669	(3,211)	(1,944)	(1,180)	(1,802)	(9,199)	(1,092)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets	6,291	5,764	3,156	2,687	17	24	19	10	9,483	8,485
Less Sales of non-financial assets	230	312	36	33	-	61	-	-	266	405
Less Depreciation	4,033	3,451	2,719	2,585	28	15	-	-	6,779	6,051
Plus Change in inventories	107	70	50	29	-	-	-	-	156	99
Plus Other movement in non-financial assets	1,289	1,121	170	100	4	-	-	-	1,464	1,221
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets	3,424	3,192	621	198	(7)	(51)	19	10	4,057	3,349

Fiscal Balance	(9,158)	(2,207)	306	1,471	(3,204)	(1,893)	(1,200)	(1,812)	(13,256)	(4,441)

* See Note 1(c) for explanation of sectors

5-22	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Financial Assets
Cash and deposits	1,205	1,868	889	704	2,604	1,674	(1,654)	(1,954)	3,045	2,291
Receivables and loans
Receivables	4,490	4,515	1,484	1,874	323	372	(1,515)	(2,186)	4,781	4,575
Advances paid	1,280	667	1,491	2,268	-	-	(1,497)	(2,275)	1,274	661
Loans paid	383	206	112	113	98,389	87,185	(87,679)	(77,333)	11,205	10,171
Securities other than shares	29,197	32,351	1,675	529	56,301	58,052	(26,217)	(29,346)	60,955	61,585
Shares and other equity investments
Investments in public sector entities	21,560	23,007	-	-	-	-	(21,560)	(23,007)	-	-
Investments in other entities	6	1	270	297	-	-	-	-	276	297
Investments accounted for using the equity method	157	149	9	-	-	-	-	-	166	149

Total Financial Assets	58,278	62,763	5,930	5,785	157,617	147,282	(140,122)	(136,100)	81,703	79,729

Non-Financial Assets
Inventories	671	604	726	649	-	-	-	-	1,398	1,253
Assets held for sale	159	158	15	15	-	-	-	-	175	173
Investment properties	340	353	314	318	-	-	-	-	654	671
Property, plant and equipment	221,309	209,588	61,928	62,068	136	90	(1)	(1)	283,372	271,746
Intangibles	828	816	807	694	49	46	-	-	1,684	1,555
Deferred tax asset	6,122	6,204	908	477	167	51	(7,197)	(6,732)	-	-
Other non-financial assets	778	464	211	160	12	12	(79)	(39)	923	597

Total Non-Financial Assets	230,207	218,186	64,910	64,382	364	199	(7,276)	(6,772)	288,205	275,996

Total Assets	288,485	280,950	70,840	70,166	157,981	147,481	(147,398)	(142,872)	369,908	355,725

* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-23

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities
Payables	5,729	5,135	2,210	3,396	252	121	(1,449)	(2,156)	6,743	6,496
Employee benefit obligations
Superannuation liability	27,808	27,609	(152)	(263)	-	-	-	-	27,656	27,346
Other employee benefits	8,327	7,427	911	830	115	138	-	-	9,353	8,396
Deposits held	-	-	13	14	8,826	7,173	(1,654)	(1,954)	7,185	5,233
Advances Received	1,845	2,692	6	6	-	-	(1,497)	(2,275)	354	424
Borrowing with QTC	37,570	29,468	38,894	38,108	-	-	(76,464)	(67,576)	-	-
Leases and other loans	6,499	2,612	492	-	405	353	-	-	7,396	2,965
Securities and derivatives	198	121	1,315	599	139,739	131,412	(26,224)	(29,346)	115,027	102,786
Deferred tax liability	1,074	528	6,093	6,084	29	119	(7,196)	(6,731)	-	-
Provisions	4,788	3,488	1,299	1,000	5,956	4,709	(64)	(34)	11,979	9,163
Other liabilities	917	1,008	791	796	68	45	(76)	(36)	1,700	1,813
Total Liabilities	94,754	80,089	51,871	50,570	155,389	144,070	(114,622)	(110,108)	187,392	164,621

Net Assets	193,731	200,861	18,969	19,596	2,592	3,412	(32,777)	(32,764)	182,516	191,104

Net Worth
Contributed equity	-	-	8,633	8,280	640	640	(9,273)	(8,920)	-	-
Accumulated surplus	76,926	88,281	(1,363)	(104)	670	957	(10,881)	(9,859)	65,352	79,276
Reserves	116,805	112,579	11,699	11,420	1,282	1,814	(12,623)	(13,985)	117,164	111,828
Total Net Worth	193,731	200,861	18,969	19,596	2,592	3,412	(32,777)	(32,764)	182,516	191,104

KEY FISCAL AGGREGATES

Net Financial Worth	(36,476)	(17,325)	(45,941)	(44,786)	2,228	3,212	(25,500)	(25,993)	(105,689)	(84,892)
Net Financial Liabilities	58,036	40,332	NA	NA	NA	NA	NA	NA	105,689	84,892
Net Debt	14,046	(198)	36,552	35,114	(8,325)	(7,972)	11,209	9,757	53,482	36,700

* See Note 1(c) for explanation of sectors

5-24	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	13,870	14,127	-	-	-	-	(409)	(291)	13,460	13,836
Grants and subsidies received	28,841	28,572	643	610	1	-	(714)	(678)	28,772	28,503
Sales of goods and services	6,055	5,982	14,582	15,010	2,667	2,534	(2,766)	(2,512)	20,539	21,014
Interest receipts	1,997	2,173	88	80	3,398	4,305	(4,550)	(4,881)	932	1,677
Dividends and income tax equivalents	2,756	3,025	14	13	-	-	(2,756)	(3,025)	14	13
Other receipts	7,048	8,035	373	395	140	111	17	(18)	7,579	8,523
	60,567	61,914	15,701	16,110	6,206	6,950	(11,178)	(11,406)	71,297	73,568
Cash paid
Payments for employees	(29,332)	(27,348)	(2,219)	(2,032)	(420)	(384)	409	385	(31,562)	(29,379)
Payments for goods and services	(19,019)	(17,844)	(6,307)	(6,393)	(1,764)	(1,550)	2,458	2,235	(24,632)	(23,551)
Grants and subsidies paid	(10,928)	(9,391)	(263)	(266)	(103)	(99)	714	678	(10,580)	(9,078)
Interest paid	(1,460)	(1,568)	(1,771)	(1,856)	(5,462)	(5,832)	4,853	5,094	(3,840)	(4,163)
Other payments	(8)	(9)	(1,471)	(1,487)	(182)	(412)	865	1,072	(796)	(836)
	(60,747)	(56,160)	(12,030)	(12,035)	(7,931)	(8,277)	9,299	9,464	(71,410)	(67,008)

Net Cash Flows from Operating Activities	(180)	5,754	3,671	4,074	(1,725)	(1,326)	(1,879)	(1,942)	(113)	6,560

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(6,291)	(5,764)	(3,156)	(2,687)	(17)	(24)	(19)	(10)	(9,483)	(8,485)
Sales of non-financial assets	230	312	36	33	-	61	-	-	266	405
	(6,061)	(5,452)	(3,120)	(2,654)	(17)	37	(19)	(10)	(9,217)	(8,079)
Financial Assets (Policy Purposes)
Equity acquisitions	(100)	(270)	-	-	-	-	100	270	-	-
Equity disposals	76	164	(74)	-	-	-	-	(162)	2	2
Advances and concessional loans paid	(1,102)	(165)	(2,603)	(3,066)	-	-	2,604	3,067	(1,101)	(164)
Advances and concessional loans received	184	113	3,384	3,089	-	-	(3,385)	(3,090)	183	112
	(941)	(158)	707	22	-	-	(682)	85	(916)	(51)
Financial Assets (Liquidity Purposes)
Purchases of investments	(2,356)	(2,817)	(35)	(57)	(43,864)	(49,672)	2,029	2,071	(44,225)	(50,475)
Sales of investments	6,747	3,735	5	135	40,905	51,179	(2,049)	(2,902)	45,609	52,147
	4,391	918	(29)	77	(2,959)	1,506	(19)	(831)	1,383	1,671

Net Cash Flows from Investing Activities	(2,611)	(4,691)	(2,442)	(2,555)	(2,975)	1,543	(721)	(756)	(8,750)	(6,459)

* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-25

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement continued

	General		Public Non-financial		Public Financial		Consolidation		Total State

	Government*		Corporations*		Corporations*		Adjustments
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Financing Activities
Advances received (net)	(847)	(56)	5	(1)	-	-	778	17	(64)	(40)
Proceeds of borrowing (net)	2,975	(440)	733	411	(5,203)	(384)	1	(2)	(1,494)	(416)
Dividends paid (net)	-	-	(1,799)	(1,849)	(109)	(110)	1,907	1,959	-	-
Deposits received (net)	-	-	(1)	(1)	1,652	1,062	300	(526)	1,951	534
Other financing (net)	-	-	19	44	9,291	140	(87)	723	9,223	907
Net Cash Flows from Financing Activities	2,128	(497)	(1,043)	(1,397)	5,631	708	2,900	2,171	9,617	985

Net Increase/(Decrease) in Cash and Deposits Held	(663)	566	186	123	931	924	300	(527)	754	1,086
Cash and deposits at the beginning of the financial year	1,868	1,302	704	581	1,674	749	(1,954)	(1,427)	2,291	1,205
Cash and Cash Equivalents Held at the End of the
Financial Year	1,205	1,868	889	704	2,604	1,674	(1,654)	(1,954)	3,045	2,291

KEY FISCAL AGGREGATES

Net Cash from Operating Activities	(180)	5,754	3,671	4,074	(1,725)	(1,326)	(1,879)	(1,942)	(113)	6,560
Net Cash Flow from Investments in Non-Financial Assets	(6,061)	(5,452)	(3,120)	(2,654)	(17)	37	(19)	(10)	(9,217)	(8,079)
Dividends Paid	-	-	(1,799)	(1,849)	(109)	(110)	1,907	1,959	-	-
CASH SURPLUS/(DEFICIT)	(6,241)	302	(1,248)	(429)	(1,850)	(1,400)	9	8	(9,330)	(1,520)

* See Note 1(c) for explanation of sectors

5-26	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

3.	Taxation revenue

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Stamp Duties
Transfer	3,041	3,195	3,024	3,195
Motor vehicles	533	555	533	555
Insurance	1,016	956	1,016	956
Other duties	34	37	34	37

	4,624	4,743	4,607	4,743
Payroll tax	4,211	4,160	4,086	4,044
Vehicle registration fees	1,910	1,850	1,908	1,848
Gaming taxes and levies	1,258	1,333	1,258	1,333
Land tax	1,406	1,334	1,382	1,313
Fire levy	562	541	562	541
Guarantee fees	272	156	-	-
Other taxes*	341	48	341	48

	14,585	14,165	14,146	13,870

* For 2020, other taxes includes the waste disposal levy.

Taxation revenue is recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Commonwealth
General purpose payments
GST revenue grants	12,761	14,332	12,761	14,332
Other general purpose payments	34	42	35	43
Specific purpose payments	8,758	8,042	8,760	8,055
National partnership payments	2,064	2,254	2,064	2,254
Grants for on-passing to non-Queensland Government entities	3,658	3,262	3,658	3,262

	27,274	27,932	27,278	27,946
Other
Other grants	232	234	130	131
Industry/community contributions	135	141	163	162

	367	375	293	293

	27,641	28,307	27,571	28,239

Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is enforceable and contains sufficiently specific performance obligations for the State to transfer goods or services, revenue is recognised as and when the obligations are satisfied.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-27

Notes to the Financial Statements

4.	Grants revenue continued

Specific purpose payments include $4.4 billion (2019: $4.2 billion) of activity based funding for health services received from the Commonwealth Government’s National Health Funding Pool. This funding is assessed as sufficiently specific and enforceable and is classified as revenue from contracts with customers. Substantially all the performance obligations under this funding contract are satisfied in the same financial year that the funding is received, through health services delivered by Queensland Health. A contract liability of $48 million (2019: nil) is recognised in Unearned Revenue (refer Note 39) at year end, reflecting unfulfilled performance obligations. The State does not have other material grants revenue that are revenue from contracts with customers.

5.	Sales of goods and services

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

User charges
Sale of goods and services	3,402	3,712	14,973	16,139
Rental income	642	565	706	658

	4,044	4,277	15,679	16,797
Fees
Transport and other licences and permits	837	814	837	814
Other regulatory fees	738	692	1,159	1,096

	1,574	1,506	1,996	1,910

	5,618	5,783	17,674	18,707

Revenue from sales of goods and services and licences are recognised when the State satisfies performance obligations for the transfer of goods or services to the customer. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

Sales of goods and services includes revenue from contracts with customers totalling $4.9 billion for the GGS and $15.1 billion for the TSS. Below are details about the nature and timing of the satisfaction of performance obligations and related revenue recognition policies for the State’s major types of revenue from contracts with customers.

Public transport fares

Fare revenue is recognised as the services are provided to the customer and the performance obligations are met.

Electricity sales

Wholesale revenue is recognised at a point in time when the electricity is dispatched to the National Electricity Market and measured using the output method based on electricity meterage.

Retail sales revenue is recognised either at a point in time when the electricity is dispatched to the customer or over time where there are a series of performance obligations in the contract. Progress is measured based on units of electricity delivered (output method).

Payment terms on invoices to customers are usually 10 business days.

Network tariffs

Network tariffs, also known as network use of system (NUOS) charges, are billed to electricity retailers, to be passed onto customers, based on a combination of customers’ energy consumption, demand, capacity and fixed charges at the Australian Energy Regulator approved prices.

The performance obligation is to provide customers with access to the network and revenue is recognised as it is invoiced, based on consumption. Revenue is recognised over time as customers simultaneously receive and consume energy delivered to their premises. Payment terms for network billings to the majority of customers are 10 business days.

5-28	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

5.	Sales of goods and services continued

Water sales

Revenue from bulk water sales to distributor retailers is recognised monthly based on the actual megalitres supplied to the grid customer during the calendar month.

The unit price per megalitre is in accordance with the Ministerial set price. Terms and conditions for the monthly water billing are set out in the Bulk Water Supply Agreements between Seqwater and the distributor retailers.

Port cargo handling charges

The performance obligation is to provide cargo handling services over the contract period. Revenue is recognised over time based on tonnage processed and payment is generally due upon completion of cargo handling services based under general trading terms. To the extent that customers carry forward unused take-or-pay, revenue is deferred until such time that the tonnes have been utilised by the customers.

Rental income from operating leases is recognised on a straight-line basis over the lease term. Revenue from regulatory fees is recognised when the taxable event giving rise to the receivable occurs.

6.	Interest income

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Interest on fixed rate notes	1,825	1,880	-	-
Distributions from managed funds	58	109	350	523
Other interest	194	203	585	1,155

	2,076	2,191	935	1,678

7.	Dividend and income tax equivalent income

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Dividends	1,180	1,803	14	13
Income tax equivalents	748	981	-	-

	1,929	2,784	14	13

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

Dividends from the PNFC and PFC sectors are eliminated in the TSS.

8.	Other revenue

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Royalties	4,496	5,216	4,496	5,216
Land rents	190	162	190	163
Donations, gifts and services received at below fair value	168	129	169	129
Contributed assets	230	236	347	336
Fines	406	458	406	458
Other	425	397	816	811

	5,915	6,598	6,425	7,113

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-29

Notes to the Financial Statements

8.	Other revenue continued

Royalties are recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Salaries and wages	22,540	21,020	24,517	22,807
Annual leave	2,059	1,965	2,232	2,121
Long service leave	598	576	668	649
Workers’ compensation	275	263	8	7
Other employee related expenses	188	195	285	292

	25,660	24,019	27,710	25,877

10.	Other superannuation expenses

(refer Note 48 for additional disclosures)

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Accumulation contribution	2,219	1,994	2,452	2,209
Defined benefit service cost	964	1,018	995	1,050

	3,183	3,012	3,446	3,258

11.	Other operating expenses

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Supplies and services	12,869	13,203	17,349	18,105
Transport service contract	1,795	1,777	-	-
WorkCover Qld and other claims	1,242	738	4,445	2,876
Other expenses	1,181	762	958	631

	17,087	16,480	22,751	21,611

Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	14	14	19	20

5-30	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

12.	Depreciation and amortisation

	General Government		Total State
	2020 $M	2019 $M	2020 $M	2019 $M

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	1,669	1,557	1,797	1,670
Infrastructure	1,011	1,050	3,107	3,088
Major plant and equipment	8	7	56	59
Other Plant and equipment	569	562	873	866
Heritage and cultural assets	39	37	39	37
ROU assets	605	101	676	102
Software development	133	137	258	253
Capitalised depreciation expense	-	-	(25)	(25)

	4,033	3,451	6,779	6,051

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain road formation earthworks, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis, from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), over their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Right-of-use assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over the useful life of the underlying asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period. Reference should be made to individual agency reports for details of depreciation and amortisation methodologies.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-31

Notes to the Financial Statements

12.	Depreciation and amortisation continued

The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life range

Property, plant and equipment

Buildings	1 - 167 years

Plant and equipment	1 - 100 years

Infrastructure assets	up to 200 years

Heritage and cultural assets	1 - indefinite

Intangibles

Computer software	1 - 28 years

Other intangibles (including intellectual property, licences and access rights)	1 - 150 years

13.	Other interest expense

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Interest	1,270	1,439	3,650	4,042
Lease finance charges	191	117	200	117
Other	26	25	18	17

	1,486	1,581	3,868	4,177

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

14.	Grants expenses

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Grants - recurrent	9,278	7,188	9,186	7,147
Grants - capital	1,636	1,638	1,603	1,603
Grants to first home owners	96	131	96	131
Personal benefit payments	177	218	177	218
Community service obligations	508	472	-	-

	11,695	9,647	11,061	9,098

15.	Gains/(losses) on sale of assets/settlement of liabilities

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Financial assets/settlement of liabilities
Financial assets at FVTOCI	1	14	1	14
Derivatives	-	-	158	(250)
Other investments/settlement of liabilities	(14)	14	765	594

	(12)	27	924	358

Non-financial assets
Non-financial assets	(9)	16	(21)	(12)
Intangibles	(1)	(1)	-	-

	(10)	15	(21)	(12)

Environmental certificates/obligations	-	-	12	-

	(22)	42	916	346

5-32	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Revaluation increments/(decrements)
Financial assets
Derivatives	(76)	-	(260)	(42)
Fixed rate notes	(3,109)	(311)	-	-
Other investments (mainly managed funds)	(88)	8	(1,504)	1,914

	(3,274)	(303)	(1,764)	1,871

Non-financial assets
Investment property	(14)	2	(15)	6
Other non-current assets	-	-	(3)	(40)
Intangibles	-	-	-	210

	(14)	2	(17)	177

Environmental certificates/obligations	-	-	(14)	19

Self generating and regenerating assets	3	3	3	3

Impairment (losses)/reversals
Receivables and loans	(94)	(4)	(152)	(27)
Assets held for sale	(4)	(4)	(6)	(4)
Non-financial assets	-	-	(1,198)	(44)
Intangible assets	(1)	-	(9)	(75)

	(99)	(9)	(1,365)	(151)

	(3,385)	(307)	(3,157)	1,919

At each reporting date, an assessment is undertaken as to whether there are any indications that an asset is impaired. The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value, net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment of non-financial assets

An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-33

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of non-financial assets continued

Impairment - electricity generators continued

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

Negative sentiment related to COVID-19 combined with the increase in renewable generation has seen large falls in the forward contract market. Stanwell’s year end valuation assessment of its generation assets has resulted in an impairment of $720 million due to a reduction in the future earning potential of generation assets for the Tarong Precinct. Net impairments for Stanwell in the previous year totalled $101 million.

CS Energy recognised an impairment of assets at its Callide B and C cash generating units of $354 million as a result of decline in energy prices.

CleanCo Queensland recognised an impairment loss of $35 million representing a write down of Swanbank Power Station to its estimated recoverable amount.

Impairment - water assets

Queensland Bulk Water Supply Authority (Seqwater) charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 2007-08, a price path was implemented to phase in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transition to full cost recovery, with the under-recovery of costs funded by debt until 2018-19. Price path debt will be repaid over the following period ending in 2027-28.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028, consistent with the previous year’s methodology, and no impairment is necessary.

Impairment of financial assets

Impairment for financial assets is determined on the basis of lifetime expected credit losses based on reasonable and supportable forward-looking information that is available without undue cost or effort. Expected credit losses are a probability weighted estimate of the present value of the difference between the cash flows that are due to the entity and the cash flows it expects to receive. Lifetime expected credit losses refers to the expected credit losses that result from all possible default events over the expected life of the financial asset.

Significant judgement is applied in determining the effects of future changes to macroeconomic factors (e.g. economic growth, unemployment, household debt levels, etc.) on the measurement of expected credit losses.

The amount of expected credit losses (or reversal) is recognised in profit or loss as an impairment gain or loss.

The Queensland Rural and Industry Development Authority recognised a $103 million impairment loss relating to the administration of COVID-19 Jobs Support Loans Scheme. Also refer to Notes 1(m) and 24(e).

17.	Asset write-downs

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Bad debts written off not previously impaired	(154)	(147)	(162)	(165)
Inventory write-down (net)	(79)	(7)	(80)	(9)
Other assets written off/scrapped	(20)	(13)	(24)	(16)

	(253)	(167)	(265)	(191)

5-34	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

18.	Actuarial adjustments to liabilities

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Long service leave - gains/(losses)	(477)	(320)	(477)	(320)
Insurances and other - gains/(losses)	66	(79)	113	(368)

	(411)	(398)	(364)	(687)

19.	Dividends and tax equivalents treated as capital returns

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Dividends	74	102	-	-

For GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

There were no tax equivalents treated as capital returns in 2019-20 or 2018-19.

Dividends and tax equivalents treated as capital returns from the PNFC and PFC sectors are eliminated in the TSS.

20.	Other economic flows - included in operating result – other

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Net market value interest revenue/(expense)	-	-	(1,980)	(4,262)
Time value adjustments	(214)	(15)	(273)	(47)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(2)	1	(2)	1
Onerous contracts expense	-	-	138	(24)
Other economic flows not elsewhere classified	8	(6)	(2)	(16)

	(209)	(20)	(2,119)	(4,349)

21.	Other economic flows - other movements in equity - revaluations

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Revaluations of financial assets - increments/(decrements)
Financial assets at FVTOCI	5	-	5	-
Available-for-sale financial assets	-	11	-	11
Investments in Public Sector entities	(1,754)	(75)	-	-
Cash flow hedges	192	(64)	654	(209)

	(1,558)	(128)	659	(198)
Revaluations of non-financial assets - increments/(decrements)
Property, plant and equipment	5,925	7,430	5,752	7,599

Actuarial gain/(loss) on defined benefit superannuation plans	(653)	(1,268)	(717)	(1,331)

	3,714	6,034	5,694	6,070

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-35

Notes to the Financial Statements

22.	Other economic flows - other movements in equity – other

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Equity transfers and adjustments including those from ceased entities

	-	-	-	1

23.	Cash and deposits

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Cash	179	368	3,015	2,257
Deposits on call	13	10	30	34
QTC cash funds	1,013	1,490	-	-

	1,205	1,868	3,045	2,291

Reconciliation to Cash Flow Statement

Balances per Cash Flow Statement	1,205	1,868	3,045	2,291

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits include cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Loans - other on the Balance Sheet.

24.	Receivables and loans

(a) Receivables

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Current
Trade debtors	940	1,081	2,338	2,755
Interest receivable	146	71	11	13
GST input tax credits receivable	256	253	289	286
Dividends and guarantee fees receivable	1,180	1,877	-	-
Royalties and land rents revenue receivable	36	21	36	21
Taxes receivable	984	299	988	303
Income tax equivalents receivable	53	150	-	-
Other receivables	1,437	1,216	1,379	1,316

	5,031	4,968	5,040	4,694
Less: Loss Allowance	613	565	698	608

	4,418	4,403	4,342	4,086

Non-current
Trade debtors	23	49	296	329
Other	75	92	174	194

	98	141	470	523
Less: Loss Allowance	26	29	31	34

	72	112	439	489

	4,490	4,515	4,781	4,575

5-36	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

24.	Receivables and loans continued

(b)  Advances paid

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Current
Advances	124	169	123	168
Less: Loss Allowance	13	10	13	10

	111	159	110	158

Non-current
Advances	1,278	513	1,275	508
Less: Loss Allowance	109	4	110	6

	1,169	508	1,164	502

	1,280	667	1,274	661

(c)  Loans paid

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Current
Finance leases	15	7	19	9
Other loans	20	20	20	27

	35	27	39	35

Non-current
Onlendings	-	-	10,710	9,852
Finance leases	210	56	318	161
Other loans	138	123	138	123

	348	180	11,166	10,135

	383	206	11,205	10,171

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings by QTC) are recorded at amortised cost using the effective interest method less any loss allowances. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition policies, refer to the relevant revenue notes (Notes 3 to 8).

Advances and Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-37

Notes to the Financial Statements

24.	Receivables and loans continued

(d)  Contractual maturities of lease receivables

Finance lease receivables due:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Not later than 1 year	19	8	28	14
Later than 1 year but not later than 2 years	16	7	36	14
Later than 2 year but not later than 3 years	16	7	24	14
Later than 3 year but not later than 4 years	15	6	22	12
Later than 4 year but not later than 5 years	25	6	21	12
Later than 5 years	160	34	330	210

	251	68	461	277
Less: Future finance revenue	25	4	124	106

	225	64	337	170

Minimum operating lease receivable not recognised in the financial statements:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Not later than 1 year	35	33	87	91
Later than 1 year but not later than 2 years	37	34	85	79
Later than 2 year but not later than 3 years	34	34	79	79
Later than 3 year but not later than 4 years	31	34	73	79
Later than 4 year but not later than 5 years	29	34	63	79
Later than 5 years	194	304	873	992

	360	473	1,260	1,400

(e)  Impairment of receivables and loans

The loss allowances for receivables reflect lifetime expected credit losses, while the loss allowances for loans and advances reflect either 12-month expected credit losses or lifetime expected credit losses depending on whether there has been a significant increase in credit risk.

Expected credit loss calculations incorporate both historical credit loss data and reasonable and supportable forward-looking information. Forward-looking information includes forecast economic changes expected to impact the State’s debtors, along with relevant industry and statistical data where applicable. At 30 June 2020, the initial impact of COVID-19 is reflected in the forward-looking rates applied in the estimate of credit losses. The full impact of COVID-19 is expected to emerge in the next 6 to 12 months, when additional information is obtained on the viability of the State’s debtors.

Loss allowances for receivables are assessed by agencies either individually by debtor or on a collective basis using provision matrices. Where a provision matrix is used, loss rates are determined separately for groupings of customers with similar loss patterns.

Areas of significant credit risk concentrations for the GGS and TSS are unpaid penalties and fines within the State Penalties Enforcement Registry (SPER), outstanding claims recoverable from licensees by the Queensland Building and Construction Commission (QBCC) and COVID-19 Jobs Support Loans issued by the Queensland Rural and Industry Development Authority (QRIDA).

SPER penalties and fines and QBCC claims receivables both exhibit high credit loss rates due to their nature. QBCC insurance claims are recoverable from at-fault builders who, in the majority of cases, have ceased trading due to bankruptcy or insolvency.

5-38	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

24.	Receivables and loans continued

(e)  Impairment of receivables and loans continued

The COVID-19 Jobs Support Loans scheme was launched in March 2020 and no repayments are required during the first year of the loan; as such there is no arrears data to calculate expected credit losses or to determine whether a significant increase in credit risk has occurred. In 2019-20, data from a subset of QRIDA’s Disaster Recovery Loans was used as a proxy to approximate the credit losses on COVID-19 Jobs Support Loans. It is estimated that a proportion of the loan portfolio (10%) has had a significant increase in credit risk since origination. Security is taken for loans over $100,000, and whilst over 80% of the loans exceed $100,000 and are therefore secured, the form of security taken over business assets is considered limited and the opportunity to realise the security is not readily available.

The loss allowance for COVID-19 Jobs Support Loans is subject to significant estimation uncertainty due to its dependence on data that is not yet observable, the current economic environment, and the nature of the scheme. There is therefore a significant risk of a material adjustment to the carrying amount of the loans in the next financial year. These uncertainties are not expected to be resolved by 30 June 2021 as principal and interest repayments do not commence until March 2023.

Total State Sector

2020

			Expected
	Gross	Average	credit	Carrying
	receivables	loss rate	losses	amount
	$M		$M	$M
Receivables
SPER penalties and fines receivable	1,053	30.5%	322	732
QBCC Insurance Fund Group claims receivable	57	76.8%	44	13
Other receivables*	4,400	8.3%	364	4,036

	5,510		729	4,781

Advances paid
QRIDA COVID-19 Job Support Loans receivable	756	13.7%	103	652
Other advances	642	3.1%	20	622

	1,398		123	1,274

* Other receivables include $478 million of payroll and gaming tax debts which have been deferred from collection until 2021. A loss rate of 2.6% has been applied to the receivables.

Total State Sector

2019

			Expected
	Gross	Average	credit	Carrying
	receivables	loss rate	losses	amount
	$M		$M	$M
Receivables
SPER penalties and fines receivable	1,037	31.3%	325	712
QBCC Insurance Fund Group claims receivable	104	89.4%	93	11
Other receivables	4,076	5.5%	224	3,852

	5,217		642	4,575

Advances paid
Other advances	677	2.3%	16	661

	677		16	661

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-39

Notes to the Financial Statements

24.	Receivables and loans continued

(e)   Impairment of receivables and loans continued

The State typically considers a financial asset to be in default when it is over 90 days past due. However, debts referred to SPER are usually over 90 days past due, and SPER will continue enforcement activity on those debts as long as it is cost effective to do so. A financial asset can also be in default before becoming 90 days past due if information indicates that the State is unlikely to receive the outstanding amounts in full.

Where the State has no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. SPER debts are written off in accordance with internal policy guidelines when it becomes unlikely that the debts could be recovered cost-effectively. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Loss allowance as at 1 July	608	615	658	661
Amounts written off during the year	(121)	(104)	(137)	(125)
Increase/decrease in allowance recognised in operating result	273	97	331	122
Loss allowance as at 30 June	761	608	852	658

The increase in the allowance recognised in 2019-20 is mostly due to COVID-19 Jobs Support Loans.

25.	Securities and shares

(a)   Securities other than shares

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Term deposits and other investments held at amortised cost	94	56	175	108
Rental Purchase Plan	6	6	6	6
Securities/bonds	424	435	9,641	7,832
Fixed rate notes	3,225	2,999	-	-
Investments managed by QIC Limited*	1,338	1,358	6,941	6,304
Derivatives
Derivatives - cash flow hedges	-	-	349	56
Other derivatives	-	4	685	271
Other	18	19	4,341	3,968
	5,105	4,877	22,140	18,545
Non-current
Term deposits and other investments held at amortised cost	165	171	173	178
Rental Purchase Plan	180	181	180	181
Securities/bonds	-	-	7,895	8,990
Fixed rate notes	22,991	26,347	-	-
Investments managed by QIC Limited*	601	641	28,788	32,313
Derivatives
Derivatives - cash flow hedges	-	-	240	8
Other derivatives	-	-	620	364
Other	155	134	921	1,008
	24,092	27,474	38,816	43,040

	29,197	32,351	60,955	61,585

5-40	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

25.	Securities and shares continued

(a)   Securities other than shares continued

* Total State investments managed by QIC Limited were allocated over the following categories:

	Total State
	2020	2019
	$M	$M

Cash	7,408	6,680
Fixed interest	6,205	5,552
Global equities	7,441	8,987
Property and infrastructure	5,652	7,230
Other	9,023	10,167

	35,729	38,616

(b)   Investments in public sector entities

	General Government
	2020	2019
	$M	$M

General Government Sector investment in public sector entities	21,560	23,007

The GGS has equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 51 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC sectors. Refer to Note 50 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

(c)   Share investments in other entities that are not controlled or associated

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Shares at fair value through profit or loss	-	-	270	297

Non-current
Shares at fair value through other comprehensive income	6	1	6	1
	6	1	276	297

Financial assets disclosed above are classified as either financial assets held at amortised cost, financial assets at fair value through other comprehensive income or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Financial assets at amortised cost

Term deposits are measured at amortised cost as the contractual cash flows represent solely payments of principal and interest, and the State holds the deposits with the objective of collecting all contractual cash flows.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-41

Notes to the Financial Statements

25.	Securities and shares continued

Financial assets at fair value through other comprehensive income (FVOCI)

Financial assets at FVOCI include equity instruments designated so upon initial recognition and debt instruments whose contractual cash flows represent solely payments of principal and interest and are held with the objective of both collecting contractual cash flows and selling the instruments. Financial assets at FVOCI are valued at fair value at balance date. Unrealised gains and losses are brought to account in equity and included as Other economic flows - other movements in equity on the Operating Statement.

Securities/bonds within GSS include corporate bonds, corporate notes and government bonds. These are measured at FVOCI as the GGS holds these investments for the purpose of both selling and collecting contractual cash flows.

The State has elected to measure at FVOCI certain share investments held for strategic purposes in entities that are not controlled or associated. For GGS, controlling investments in other public sector entities (PNFCs and PFCs) are also measured at FVOCI. The State has not disposed of any FVOCI equity investments during this reporting period.

Financial assets at fair value through profit or loss (FVTPL)

Financial assets at FVTPL include instruments designated so upon initial recognition and all other financial assets that are not measured at amortised cost or FVOCI. Financial assets at FVTPL are valued at fair value at balance date. Unrealised gains and losses are brought to account as Other economic flows included in operating result on the Operating Statement.

Under Rental Purchase Plan agreements and Pathways Shared Equity program, the State has a proportional interest in the underlying properties and those interests meet the definition of a financial instrument. They are measured at FVTPL with fair value being based on the net market value of the State’s proportion of the underlying properties.

For GGS, fixed rate notes held with QTC are measured at FVTPL because the cash flows do not solely represent payments of principal and interest. Fixed rate notes are eliminated on consolidation of the TSS.

Other financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is further discussed in Note 37.

26.	Other investments

Investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at fair value.

(a)   Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures. The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

5-42	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

26.	Other investments continued

(a)   Investments accounted for using the equity method continued

The following investments held by the State in unlisted associated and joint venture entities are accounted for using the equity method:

Name of entity	Principal activity			Ownership interest		Equity accounted amount
				2020	2019	2020	2019
				%	%	$M	$M
General Government Sector

Dumaresq-Barwon Border Rivers Commission	Water management	(i	)	50	50	80	69

Translational Research Institute Trust	Medical research and education	(ii	)	25	25	73	75

Aviation Australia Riyadh College of Excellence LLC	Aircraft technical and vocational training	(iii	)	51	51	4	5

Investments under $1 million		(iv	)			1	-

						157	149

Energy Queensland Limited	Electricity and network	(v	)	22	-	9	-
Total State Sector						166	149

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

(ii)

Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust’s objectives are to operate and manage the TRI Facility to promote medical study, research and education.

(iii)

Aviation Australia Pty Ltd (AA) has a 51% shareholding in Aviation Australia Riyadh College of Excellence LLC (AARCOE). As AA is only entitled to 20% of the profits or losses of AARCOE, it is not considered a subsidiary.

(iv)

The State has a 20% interest in Western Queensland Primary Care Collaborative Limited (WQPCC) and 36% interest in North Queensland Primary Health Network Limited (NQPHNL), both of which are companies limited by guarantee. WQPCC’s purpose is to increase efficiency and effectiveness of health services in Western Queensland. NQPHNL’s purpose is to work with health practitioners and providers to improve and coordinate Primary Health Care in North Queensland.

Through 5 Hospital and Health Services, the State has a 71.4% interest in Tropical Australia Academic Health Centre Limited (TAAH) which was established as a public company limited by guarantee on 3 June 2019 with the purpose of health advancement through the promotion of the study and research of health topics of special importance to people living in the tropics. The investment is not material and has not been treated as a subsidiary.

The State has a 50% interest in Southern Queensland Rural Health (SQRH) established to support nursing, midwifery, allied health students and health professionals to develop a high quality and highly skilled workforce across regional, rural and remote Southern Queensland.

(v)	Energy Queensland Limited subscribed to 22% of Preference shares in Redback Technologies Holdings Pty Ltd, a company that manufactures smart solar storage and network management solutions.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-43

Notes to the Financial Statements

26.	Other investments continued

(b)   Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets and obligations for the liabilities relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements that contribute less than $10 million in net assets and/or net revenue to the Balance Sheet or Operating Statement are as follows:

Department of Regional Development and Manufacturing

The Department of Regional Development and Manufacturing holds a 50% interest in a joint operation with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area. The department also holds a 50% interest in a joint operation with the Redland City Council to facilitate land development within the Toondah Harbour Priority Development Area.

Queensland Health

Queensland Health is a partner to the Australian e-Health Research Centre (AEHRC) joint operation under current agreement which runs to 30 June 2022.

Sunshine Coast Hospital and Health Service

The Sunshine Coast Hospital and Health Service has a 28.9% (2019: 28.9%) interest in the Sunshine Coast Health Institute (SCHI). TAFE Queensland, Griffith University and the University of the Sunshine Coast each have a 23.7% interest in the SCHI. SCHI’s primary aims are to advance the education of trainee medical officers, nurses, midwives and other health care professionals, while providing outstanding patient care and extending research knowledge.

Metro North Hospital and Health Service

Metro North HHS has joint control over two arrangements, namely Herston Imaging Research Facility (HIRF) and the Oral Health Centre (OHC).

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, as well as the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name of entity	Principal activity	Ownership interest
		2020	2019
		%	%

Callide Power Management Pty Ltd	Joint Operation Manager	50	50

Callide Power Trading Pty Ltd	Electricity Marketing Agent	50	50

CS Energy Limited has a 50% interest in Callide C Power Station through the unincorporated Callide Power Project Joint Venture and is entitled to 50% of the earnings generated by Alinta Energy Retail Sales Pty Ltd in the residential retail energy market in South East Queensland.

CleanCo Queensland Limited

CleanCo Queensland Limited has a 50% interest in Kogan North Joint Venture operation with the principal activities being exploration and production of gas.

5-44	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships

In July 2017, the Australian Accounting Standards Board (AASB) issued AASB 1059 Service Concession Arrangements: Grantors. The Standard will be applied in 2020-21 for the first time and gives guidance on accounting for private sector financed infrastructure assets from a grantor’s perspective. In the meantime, the following policies are applied by the State as grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Assets recognised under leasing arrangements are disclosed in Note 32, and a maturity analysis of future lease payments is disclosed in Note 46(b).

The following PPPs apply to both the GGS and TSS statements.

Education

(a) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools of the State for a period of 30 years on the State’s land.

Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State will pay Aspire abatable, undissected service payments for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings is recognised as an asset with the corresponding recognition for future payments as a loan liability.

(b) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

Construction work commenced in January 2014 and was finalised in January 2019. Under current arrangements the State paid a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

The fair value of the buildings is recognised as an asset with the corresponding recognition for future payments as a loan liability. The land on which the schools are constructed is owned and recognised as an asset of the State.

Employment, Small Business & Training

Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings. Construction work was completed on 31 October 2008. The State pays abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the agreement in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the State.

The fair value of the buildings is recognised as an asset with the corresponding recognition for future payments as a loan liability.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-45

Notes to the Financial Statements

27.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs)

(a) Sunshine Coast University Hospital (SCUH)

In 2012, the State, represented by Queensland Health, entered into a PPP with Exemplar Health (EH) to finance, design, build and operate the Sunshine Coast University Hospital (SCUH). During 2016-17, the Department novated all rights and obligations to SCUH as the State representative and legal counterparty to the PPP arrangement. The 25-year operating phase of the PPP commenced on 16 November 2016, this being the date of Commercial Acceptance. Borrowings of $538m represented the fair value of the liability payable to EH for the construction of SCUH. Other than certain assets contained within the Sunshine Coast Health Institute, Sunshine Coast HHS (SCHHS) has full control of all SCUH buildings, land, specialist medical assets and all other equipment. At the end of the 25-year term, the assets will remain in the control of SCHHS. These assets are included in the building asset class in Note 32.

As part of the SCUH PPP, EH constructed two carparks on the SCUH site. These carparks are legally owned by the SCHHS and recorded in the building asset. The State has granted EH a licence to undertake carparking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves.

(b) Surgical, Treatment and Rehabilitation Service (STARS)

In 2017, the State, represented by the Department of Health, entered into a PPP with Australian Unity. Australian Unity’s scope of work includes the construction of a new Surgical, Treatment and Rehabilitation Service (STARS). The land on which STARS will be developed is owned by the State and will be leased to Australian Unity for 99 years. The State is contractually obligated to occupy the STARS building upon completion (scheduled for late 2020) and will enter into a lease for an initial 20-year period, with an option to extend this lease by two periods of 10 years. No assets or liabilities are recognised at year end as the lease has not yet commenced.

(c) Public infrastructure facilities

The State Government has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	25 years	January 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro North HHS	Surgical, Treatment and Rehabilitation Service (STARS)	Australian Unity	20 years	February 2017
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital	Ramsay Health Care	20 years	September 1999
Sunshine Coast HHS	Sunshine Coast University Hospital Car Parks	Exemplar Health	25 years	November 2016
Gold Coast HHS	The Gold Coast University Hospital western car park	SurePark Pty Ltd	31 years	July 2010
Townsville HHS	Medilink	Three Islands Pty Ltd	40 years	April 2002
Townsville HHS	Goodstart Early Learning	Three Islands Pty Ltd	40 years	September 2004

5-46	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

(d) Co-location agreements

The State has also entered into a number of contractual arrangements (termed co-location agreements) with private sector entities for the construction and operation of private health facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements, other than those recognised under generally accepted accounting principles.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	Holy Spirit Northside Private Hospital	The Holy Spirit Northside Private Hospital Ltd	66 years	September 1999
Metro South HHS	Mater Private Hospital Redland	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility– Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

Transport and Main Roads

(a) Brisbane Airport Rail Link

In 1998, the State Government entered into a 35-year concession agreement with Airtrain Citylink Limited (Airtrain) to design, construct, maintain and operate the Brisbane Airport Rail Link (BARL), a public passenger rail system connecting the Queensland Rail City network to the Brisbane Domestic and International Airports. The BARL is currently in the maintaining and operating phase of the agreement after commencement of operations on 7 May 2001.

In return for collecting passenger fares, Airtrain must maintain, operate and manage the BARL for the period of the concession and also assume the demand and patronage risk for the concession period. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain. The State does not recognise any assets associated with the arrangement.

(b) Gold Coast Light Rail - G:link

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance-based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State will receive fare-box and advertising revenue generated by the system.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-47

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads continued

(b)   Gold Coast Light Rail - G:link continued

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two connects the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. Stage two of the system commenced operations on 18 December 2017.

The State has begun preparation for the next stage of the Gold Coast Light Rail System to extend the light rail from Broadbeach South Station to Burleigh Heads. On behalf of the Queensland Government, GoldlinQ is leading a competitive tender process and a design and construction contractor is expected to be appointed by late 2020, with progress on major construction expected to commence in 2021.

(c)   Airport Link

In June 2008, the State Government entered into a 45-year service concession arrangement with Bris Connections to design, construct and maintain the Airport Link toll road (Airport Link). In April 2016, Transurban Queensland assumed responsibility for Airport Link and now operates Airport Link under the service concession arrangement.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. The State does not currently recognise any assets associated with the arrangement. At the end of the service concession period, Airport Link assets will be transferred at no cost to the State.

(d)   Gateway and Logan Motorways

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

(e)   New Generation Rollingstock

In January 2014, the State Government entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period.

In June 2016, the maintenance centre was accepted by the State. By December 2019, all 75 train sets had been accepted and recognised on the Balance Sheet.

In March 2019, an amendment deed was signed to modify the trains in accordance with the Disability Standards for Accessible Public Transport 2002. Modifications to all 75 trains will be completed by 2024. The first modified train is planned to return to service in late 2020.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

(f)   Toowoomba Second Range Crossing

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The bypass opened to traffic in September 2019 and toll collection commenced in December 2019, with Transurban Queensland contracted to provide the tolling collection service on behalf of the State.

The State will make ongoing quarterly service payments over the 25-year operation and maintenance period, which includes repayment of the debt finance used to construct the bypass. Maintenance payments will be expensed during the relevant year.

At the expiry of the concession period, the State will retain ownership of the range crossing.

5-48	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Housing and Public Works

(a)   Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre-commitment via a series of transaction documents involving a project deed, development lease, 99-year ground lease and a sub-lease from the developer for 15 years.

(b)   Queen’s Wharf Precinct

On 16 November 2015, the Queensland Government entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the centre of Brisbane into an Integrated Resort Development (IRD) Project. A leasehold development lease and a freehold development lease for the project commenced on 22 February 2018, transferring responsibility of the whole of the site from the State to the Consortium. As at 30 June 2020, the land and buildings in the precinct have been valued on the basis that the contractual arrangements are considered to be non-cancellable and the highest and best use of the land and buildings in the precinct is that of an IRD.

Cross River Rail Delivery Authority

On 4 April 2019, the Queensland Government announced the companies selected to build one of the key Cross River Rail Project works packages. The Tunnel, Stations and Development (TSD) PPP will be delivered by the Pulse consortium.

The TSD PPP will deliver the underground section of the project, including the tunnel from Dutton Park to Normanby and the construction of four new underground stations at Boggo Road, Woolloongabba, Albert Street and Roma Street.

The TSD package reached Financial Close on 1 July 2019 and is accounted for as a construction contract with a service outsourcing arrangement. The State is contracted to make payments between 2019-20 and 2049-50 covering the capital cost and financing of the TSD component, as well as maintenance.

The estimated net cash flows resulting from PPPs is reflected below:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Inflows
Not later than 1 year	78	88	78	88
Later than 1 year but not later than 5 years	343	277	343	277
Later than 5 years but not later than 10 years	447	404	447	404
Later than 10 years	772	428	772	428
	1,640	1,198	1,640	1,198
Outflows
Not later than 1 year	(577)	(828)	(577)	(828)
Later than 1 year but not later than 5 years	(4,229)	(2,220)	(4,229)	(2,220)
Later than 5 years but not later than 10 years	(4,454)	(3,266)	(4,454)	(3,266)
Later than 10 years	(8,782)	(7,007)	(8,782)	(7,007)
	(18,042)	(13,322)	(18,042)	(13,322)
	(16,402)	(12,124)	(16,402)	(12,124)

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-49

Notes to the Financial Statements

28. Inventories

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Raw materials	16	14	450	408
Work in progress	3	47	30	68
Finished goods	172	70	260	153
Land held for resale	334	345	334	345
Inventories held for distribution	132	114	132	114
Assets formerly held for lease	9	10	9	10
Environmental certificates held for sale/surrender	-	-	97	69
Other	4	4	85	87

	671	604	1,398	1,253

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for nil or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development. Inventories held for distribution are those inventories which the State distributes for nil or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value where fair value is determined by reference to observable market prices at reporting date.

All inventories are classified as current non-financial assets.

29. Assets held for sale

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Land	143	138	157	150
Buildings	17	20	18	20
Investment properties	-	1	-	2
Infrastructure	-	-	-	1

	159	158	175	173

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition and where their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset but not in excess of any cumulative impairment loss previously recognised.

5-50	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

30. Investment properties

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

At independent valuation	340	353	658	672
Less: Accumulated depreciation and impairment losses	-	-	4	1

Land, buildings and work in progress at independent valuation	340	353	654	671

Movements in investment properties were not material.

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

31. Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Rental Bond receipts held in managed funds restricted by legislation	871	881	871	881
Funding held for specific assistance programs approved under regulation	232	185	232	185
Cash and property, plant and equipment to be used for other specific purposes	224	209	228	213

	1,327	1,274	1,331	1,279

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-51

Notes to the Financial Statements

32.	Property, plant and equipment

General Government Sector
	Gross			Accumulated depreciation/impairment			Written down value
	2020	2019		2020	2019		2020	2019
	$M	$M		$M	$M		$M	$M

Land	100,434	99,306		(11)	(11)		100,423	99,295
Buildings	62,835	59,089		(23,323)	(21,655)		39,512	37,435
Infrastructure	82,976	80,552		(20,860)	(23,261)		62,116	57,291
Major plant and equipment	85	99		(4)	(6)		81	93
Other plant and equipment	7,084	6,790		(4,231)	(3,976)		2,853	2,815
Heritage and cultural assets	2,284	2,204		(728)	(680)		1,557	1,524
ROU assets - Buildings *	4,264	2,525		(658)	(498)		3,605	2,026
ROU assets - Infrastructure and other *	3,282	2,285		(263)	(152)		3,020	2,133
Capital work in progress	8,142	6,976		-	-		8,142	6,976

	271,386	259,827		(50,077)	(50,239)		221,309	209,588

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	99,295	94,135	37,435	36,584	57,291	56,213	93	70
Acquisitions	132	180	836	233	-	3	-	-
Disposals	(91)	(87)	(6)	(14)	(3)	(1)	-	-
Revaluation increments/(decrements)	1,029	4,951	1,148	1,373	3,634	971	(6)	(12)
Depreciation and amortisation	-	-	(1,669)	(1,557)	(1,011)	(1,050)	(8)	(7)
Net asset transfers	57	116	1,769	817	2,204	1,155	2	42

Carrying amount at end of year	100,423	99,295	39,512	37,435	62,116	57,291	81	93

* ROU assets refer to right of use assets.

5-52	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

General Government Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets Buildings		ROU assets Infrastructure and other
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year *	2,815	2,788	1,524	1,484	4,267	1,839	2,182	1,123
Acquisitions	390	324	3	8	304	42	1,227	913
Disposals	(18)	(27)	-	-	(2)	(1)	(50)	-
Revaluation increments/(decrements)	(1)	(1)	60	49	150	40	26	26
Depreciation and amortisation	(569)	(562)	(39)	(37)	(496)	(42)	(109)	(59)
Net asset transfers	235	293	8	21	(619)	148	(257)	130

Carrying amount at end of year	2,853	2,815	1,557	1,524	3,605	2,026	3,020	2,133

	Capital work in progress		Total
	2020	2019	2020	2019
	$M	$M	$M	$M
Carrying amount at beginning of year	6,976	4,311	211,877	198,546
Acquisitions	4,750	4,864	7,642	6,567
Disposals	(5)	(7)	(173)	(137)
Revaluation increments/(decrements)	-	-	6,042	7,397
Depreciation and amortisation	-	-	(3,900)	(3,314)
Net asset transfers	(3,578)	(2,193)	(178)	530

Carrying amount at end of year	8,142	6,976	221,309	209,588

* The carrying amount at the beginning of year for the 2020 ROU assets include operating leases now capitalised under AASB 16 Leases.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-53

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector

	Gross			Accumulated			Written down value
				depreciation/impairment
	2020	2019		2020	2019		2020	2019
	$M	$M		$M	$M		$M	$M

Land	102,872	101,598		(60)	(48)		102,812	101,550
Buildings	66,753	62,609		(25,200)	(23,346)		41,553	39,263
Infrastructure	169,261	165,939		(53,849)	(54,146)		115,412	111,793
Major plant and equipment	1,645	1,796		(818)	(907)		826	889
Other plant and equipment	12,074	11,589		(7,425)	(6,828)		4,649	4,761
Heritage and cultural assets	2,285	2,205		(728)	(680)		1,558	1,525
ROU assets - Buildings	4,837	2,525		(761)	(498)		4,076	2,026
ROU assets - Infrastructure and other	3,340	2,294		(290)	(161)		3,050	2,133
Capital work in progress	9,437	7,806		-	-		9,437	7,806

	372,503	358,361		(89,131)	(86,615)		283,372	271,746

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	101,550	96,550	39,262	38,382	111,793	109,737	889	894
Acquisitions	139	184	837	234	254	94	-	-
Disposals	(95)	(90)	(9)	(16)	(22)	(27)	-	-
Revaluation increments/(decrements)	1,112	4,779	1,157	1,358	3,439	1,447	(35)	(39)
Impairment (losses)/reversals	(12)	3	(16)	-	(933)	(17)	-	-
Depreciation and amortisation	-	-	(1,797)	(1,670)	(3,107)	(3,088)	(56)	(59)
Net asset transfers	118	124	2,118	976	3,988	3,647	29	93

Carrying amount at end of year	102,812	101,550	41,553	39,263	115,412	111,793	826	889

5-54	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets Buildings		ROU assets Infrastructure and other
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year *	4,761	4,876	1,525	1,485	4,682	1,839	2,208	1,124
Acquisitions	445	372	3	8	351	42	1,238	913
Disposals	(37)	(41)	-	-	(2)	(1)	(50)	-
Revaluation increments/(decrements)	(2)	(100)	60	49	172	40	27	26
Impairment (losses)/reversals	(148)	(30)	-	-	(5)	-	-	-
Depreciation and amortisation	(873)	(866)	(39)	(37)	(560)	(42)	(116)	(59)
Net asset transfers	503	551	8	21	(563)	148	(257)	130

Carrying amount at end of year	4,649	4,761	1,558	1,525	4,076	2,026	3,050	2,133

	Capital work in progress		Total
	2020	2019	2020	2019
	$M	$M	$M	$M
Carrying amount at beginning of year	7,806	5,039	274,476	259,924
Acquisitions	7,360	7,287	10,628	9,133
Disposals	(5)	(15)	(220)	(190)
Revaluation increments/(decrements)	-	-	5,929	7,560
Impairment (losses)/reversals	(87)	-	(1,200)	(44)
Depreciation and amortisation	-	-	(6,547)	(5,823)
Net asset transfers	(5,638)	(4,505)	306	1,186

Carrying amount at end of year	9,437	7,806	283,372	271,746

* The carrying amount at the beginning of year for the 2020 ROU assets include operating leases now capitalised under AASB 16 Leases.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-55

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold

Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost or for nominal consideration that can be measured reliably, are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 13 Fair Value Measurement, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

5-56	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow included in the operating result. A decrease in the carrying amount on revaluation is charged as an other economic flow included in the operating result, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Land under roads

The value included in the balance of land under roads is approximately $62.3 billion (2019: $61.8 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business. These assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash flows received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Right-of-use (ROU) assets

The State applied AASB 16 Leases for the first time in 2019-20. Transitional policies and impacts are disclosed in Note 1(e).

Right-of-use assets, including those from concessionary leases, are measured at cost on initial recognition, and are subsequently measured using the cost model. Right-of-use assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over useful life of the underlying asset.

The State has elected not to recognise right-of-use assets arising from short-term leases and leases of low value assets. The lease payments are instead expensed on a straight-line basis over the lease term. An asset is considered low value if it is expected to cost less than $10,000 when new.

Where a contract contains both lease and non-lease components such as asset maintenance services, the State allocates the contractual payments to each component on the basis of their stand-alone prices, except for leases of plant and equipment, where the State accounts for them as a single lease component. This is also the case for accommodation leases where the base rent is ‘all inclusive’ as the non-lease component cannot be reliably measured.

The State has elected not to apply AASB 16 to finance leases that will be service concession arrangements under AASB 1059 Service Concession Arrangements: Grantors in 2020-21.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-57

Notes to the Financial Statements

32.	Property, plant and equipment continued

Right-of-use (ROU) assets continued

Details of major leasing activities

Commercial office accommodation

The State leases a portfolio of commercial accommodation, primarily through the Queensland Government Accommodation Office, represented by right-of-use assets (buildings).

These leases are negotiated on an individual basis and contain a wide range of different terms and conditions in order to achieve the best whole of government outcome. The State is exposed to potential future increases in variable lease payments based on CPI or market rates, which make up approximately 5% of the portfolio and these are not included in the lease liability until they take effect. When adjustments to lease payments based on CPI or market rates do take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Extension options are included in the majority of office accommodation leases, however these are not included in the lease term assessed at commencement date due to the State not being reasonably certain that they will be used. In determining whether these options should be included in the lease term assessed at commencement date, the State considers its current office accommodation strategic plan and its history of exercising extension options. The lease term is reassessed if the State becomes reasonably certain that an extension option will be exercised.

The lease agreements do not impose any covenants other than the security interests in the leased assets that may be held by the lessor.

Buildings on Deed of Grant in Trust land

The State has concessionary leases consisting of buildings on Deed of Grant in Trust land. These buildings are leased from a number of Aboriginal and Torres Strait Islander councils on below-market rental terms.

The leases facilitate the construction and/or refurbishment of properties on communal land in accordance with the National Partnership on Remote Housing, entered into between the Australian Government and the Queensland Government. The State is responsible for construction, upgrades, maintenance and insurance of the properties and the use of the properties is restricted to social housing purposes.

Prior to transition to AASB 16, these leases were classified as finance leases under the principles of AASB 117 Leases. On 1 July 2019, the carrying amounts of the finance lease assets were derecognised and right-of-use assets created after remeasurement from fair value to cost (decrease of $209 million).

Public private partnerships

A number of public private partnerships (PPPs) disclosed in Note 27 are currently accounted for as leases. These include the Gold Coast Light Rail - G:link, New Generation Rollingstock and Toowoomba Second Range Crossing. Details about these arrangements can be found in Note 27.

When the new accounting standard AASB 1059 comes into effect in 2020-21, the Gold Coast Light Rail - G:link and Toowoomba Second Range Crossing PPPs will become service concession arrangements. The leased assets will be reclassified to service concession assets and will be measured at current replacement cost on transition.

Interest expense on lease liabilities is disclosed in Note 13. Cash outflows for leases are disclosed in Note 40(b). The State’s expenses relating to short-term leases, leases of low value assets and variable lease payments are not material.

5-58	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow included in the operating result, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment and for any impairment losses recognised in the Operating Statement.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State’s assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

–	Level 3: represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-59

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector

	Land		Buildings		Infrastructure		Major plant and
							equipment
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	13,488	13,121	32,843	32,134	57,290	56,214	-	67
Acquisitions	5	5	835	235	-	3	-	-
Disposals	(28)	(65)	(78)	(7)	(3)	(1)	-	-
Revaluation increments/(decrements)	113	56	1,256	1,285	3,634	968	-	-
Depreciation and amortisation	-	-	(1,536)	(1,429)	(1,010)	(1,050)	-	-
Net asset transfers	132	371	2,037	625	2,204	1,155	-	(67)

Carrying amount at end of year	13,710	13,488	35,357	32,843	62,115	57,290	-	-

	Heritage and cultural		Leased assets		Total
	assets
	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,514	1,475	682	588	105,817	103,598
Acquisitions	7	11	-	81	848	336
Disposals	-	(12)	-	-	(109)	(84)
Revaluation increments/(decrements)	51	57	-	20	5,054	2,385
Depreciation and amortisation	(37)	(36)	-	(1)	(2,584)	(2,516)
Net asset transfers	7	19	(682)	(5)	3,698	2,097

Carrying amount at end of year	1,542	1,514	-	682	112,723	105,817

5-60	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation continued

Total State Sector

	Land		Buildings		Infrastructure		Major plant and
							equipment
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	14,702	14,299	34,741	34,013	111,745	109,706	796	891
Acquisitions	5	5	840	237	250	109	-	-
Disposals	(30)	(66)	(82)	(9)	(21)	(34)	-	-
Revaluation increments/(decrements)	110	78	1,264	1,275	3,438	1,451	(30)	(27)
Impairment (losses)/reversals	(7)	2	(13)	-	(908)	12	-	-
Depreciation and amortisation	-	-	(1,662)	(1,542)	(3,091)	(3,087)	(48)	(52)
Net asset transfers	208	383	2,378	766	3,848	3,588	27	(16)

Carrying amount at end of year	14,987	14,702	37,466	34,741	115,261	111,745	746	796

	Heritage and cultural		Leased assets		Total
	assets
	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,514	1,475	682	588	164,180	160,972
Acquisitions	7	11	-	81	1,102	443
Disposals	-	(12)	-	-	(133)	(121)
Revaluation increments/(decrements)	51	57	-	20	4,833	2,854
Impairment (losses)/reversals	-	-	-	-	(928)	14
Depreciation and amortisation	(37)	(36)	-	(1)	(4,838)	(4,719)
Net asset transfers	7	19	(682)	(5)	5,786	4,736

Carrying amount at end of year	1,542	1,514	-	682	170,001	164,180

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-61

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value at 30 June 2020	Significant unobservable inputs

	$M

Land	13,710

Level 3 land assets are mainly held by the Department of Natural Resources, Mines and Energy, and the Department of Environment and Science. These assets are classified as reserves, unallocated state land, national parks and leasehold land.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	35,357

Buildings classified as Level 3 are those which, due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a current replacement cost approach.

Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings; correctional centres; court houses and juvenile justice facilities; health services buildings (including hospitals); and social housing.

Schools and early childhood buildings are valued on a current replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

Correctional centres, court houses and juvenile justice facilities are valued using a current replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

5-62	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2020	Significant unobservable inputs

	$M

Buildings continued

Health services buildings (including hospitals) are valued using current replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction, including fees, on-costs if tendered on the valuation date are assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the assets’ current condition and remaining service life.

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rates applied to represent the cost of obtaining strata title.

Infrastructure	62,115

Level 3 infrastructure within the GGS is primarily roads held by the Department of Transport and Main Roads and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology.

Road infrastructure, and roads and tracks are valued based on a combination of raw materials and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. As part of this process, road stereotypes (ranging from unformed roads through to major motorways) are assigned to each road segment and are further defined by variables such as terrain, environment, surface types and costing regions. These inputs are also adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Heritage and cultural assets	1,542

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-63

Notes to the Financial Statements

32. Property, plant and equipment continued

   Level 3 significant valuation inputs and relationship to fair value continued

   Total State Sector

Description	Fair value at 30 June 2020 $M	Significant unobservable inputs

Infrastructure	115,261	In addition to the infrastructure assets identified above in the GGS, level 3 infrastructure for the TSS includes water, ports, electricity and rail infrastructure assets.

The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue cash flows, future capital expenditure requirements and selection of an appropriate discount rate.

The valuation of National Electricity Market connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and renewable energy target scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major Plant and Equipment	746

Major plant and equipment in the TSS is primarily Queensland Rail rollingstock.

Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

5-64	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

32. Property, plant and equipment continued

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources, Mines and Energy which, for reporting purposes, recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 34 Other non-financial assets.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-65

Notes to the Financial Statements

33. Intangibles

General Government Sector
	Gross		Accumulated amortisation		Written down value
	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M

Software development	2,004	1,920	(1,288)	(1,216)	716	703
Purchased software	352	347	(272)	(271)	79	76
Other	61	61	(29)	(25)	33	36

	2,417	2,327	(1,589)	(1,511)	828	816

	Software		Other		Total
	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	781	763	36	43	817	806
Acquisitions	11	8	1	3	11	11
Acquisitions through internal development	146	150	-	-	146	150
Disposals	(7)	(6)	-	-	(7)	(6)
Amortisation	(133)	(137)	(4)	(7)	(137)	(144)
Net asset transfers	(3)	1	-	(3)	(3)	(1)

Carrying amount at end of year	795	780	33	36	828	816

5-66	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

33. Intangibles continued

Total State Sector
	Gross			Accumulated amortisation			Written down value
	2020	2019		2020	2019		2020	2019
	$M	$M		$M	$M		$M	$M

Software development	3,347	3,063		(2,070)	(1,943)		1,277	1,120
Purchased software	700	684		(499)	(472)		201	212
Licences and rights	116	116		(103)	(103)		13	13
Other	365	368		(173)	(159)		193	209

	4,529	4,231		(2,845)	(2,676)		1,684	1,555

	Software		Licences and rights		Other		Total
	2020	2019	2020	2019	2020	2019	2020	2019
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,334	1,218	13	13	209	297	1,557	1,528
Acquisitions	15	27	-	-	1	3	16	30
Acquisitions through internal development	409	349	-	-	-	-	409	349
Disposals	(8)	(6)	-	-	-	-	(8)	(6)
Revaluation increments/(decrements)	(5)	-	-	-	-	210	(5)	210
Impairment (losses)/reversals [1]	(9)	-	-	-	-	(75)	(9)	(75)
Amortisation	(258)	(253)	-	-	(14)	(18)	(272)	(270)
Net asset transfers	(1)	(2)	-	-	(4)	(208)	(5)	(210)

Carrying amount at end of year	1,478	1,333	13	13	193	209	1,684	1,555

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

[1]	For information on Impairment policies, refer to Note 16.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-67

Notes to the Financial Statements

34.	Other non-financial assets

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Prepayments	482	302	602	401
Other	66	5	68	4
	547	306	670	405
Non-current
Biological assets	5	7	5	7
Prepayments	213	141	234	168
Other	13	10	14	17
	231	157	253	192

	778	464	923	597

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under lease agreements and payments of a general nature made in advance.

35.	Payables

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Trade creditors	2,150	2,530	2,998	3,411
Grants and other contributions	1,604	505	1,559	742
GST payable	49	50	123	139
Other payables	1,818	1,807	1,911	1,919
	5,621	4,892	6,591	6,210
Non-current
Trade creditors	103	237	146	274
Other payables	5	6	6	11
	108	243	152	285

	5,729	5,135	6,743	6,496

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

Payables are recognised at amortised cost using the effective interest rate method.

36.	Employee benefit obligations

(a)	Superannuation liability

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Superannuation (refer Note 48)	1,764	1,641	1,764	1,641
Judges’ pensions (refer Note 48)	26	24	26	24
	1,789	1,666	1,789	1,666
Non-current
Superannuation (refer Note 48)	25,041	24,995	24,889	24,731
Judges’ pensions (refer Note 48)	977	949	977	949
	26,018	25,943	25,866	25,680

	27,808	27,609	27,656	27,346

5-68	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

36.	Employee benefit obligations continued

(a)	Superannuation liability continued

Superannuation/retirement benefit obligations continued

The State recognises a superannuation liability in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2020 was 0.9% (2019: 1.3%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates in 2020 that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

(b)	Other employee benefits

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Salary and wages payable	864	869	951	978
Annual leave	2,229	1,993	2,486	2,214
Long service leave	547	524	1,068	1,007
Other employee entitlements	112	77	207	171
	3,752	3,464	4,713	4,370
Non-current
Long service leave	4,566	3,951	4,621	4,008
Other employee entitlements	9	11	20	18
	4,576	3,963	4,640	4,025

	8,327	7,427	9,353	8,396

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and includes related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-69

Notes to the Financial Statements

36.	Employee benefit obligations continued

(b)	Other employee benefits continued

Long service leave

From 1 July 2019, a levy of 2.35% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2020 was 0.9% (2019: 1.3%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

37.	Deposits, borrowings and advances, securities and derivatives

(a)	Deposits held

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Deposits at fair value through profit or loss	-	-	7,172	5,219
Interest bearing security deposits	-	-	12	14
	-	-	7,185	5,233

(b) Advances Received
	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Commonwealth	67	87	67	87
Public Non-financial Corporations	1,491	2,268	-	-
	1,558	2,355	67	87
Non-current
Commonwealth	286	337	286	337
	1,845	2,692	354	424

(c) Borrowing with QTC
	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Borrowing with QTC	61	39	-	-

Non-Current
Borrowing with QTC	37,509	29,429	-	-
	37,570	29,468	-	-

At 30 June 2020, the redraw facility used to offset borrowing with QTC was nil (2019: $4.445 billion).

5-70	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

(d)	Leases and other loans

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Lease liability (refer Note 41)	500	43	565	43
Loans - other	34	11	119	11
	534	55	683	55
Non-Current
Lease liability (refer Note 41)	3,820	1,835	4,306	1,835
Loans - other	2,146	722	2,407	1,075
	5,965	2,557	6,713	2,910

	6,499	2,612	7,396	2,965

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on leases is recognised as an expense as it accrues.

(e)     Securities and derivatives

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Government securities issued	-	-	14,513	14,126
Derivatives
Derivatives - cash flow hedges	-	-	118	202
Other derivatives	-	-	800	245
	-	-	15,431	14,573
Non-current
Government securities issued	-	-	98,362	87,541
Derivatives
Derivatives - cash flow hedges	-	-	23	67
Other derivatives	198	121	1,212	605
	198	121	99,596	88,213

	198	121	115,027	102,786

Financial liabilities disclosed above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, borrowing with QTC, advances from the Commonwealth and PNFCs, lease liabilities, and other loans (except those held by QTC). The borrowing with QTC and advances from PNFCs are eliminated on consolidation of the TSS.

Financial liabilities at fair value through profit or loss

Financial liabilities are categorised as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-71

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Financial liabilities at fair value through profit or loss continued

Financial liabilities at fair value through profit or loss include deposits, other loans held by QTC, government securities issued by QTC, and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include short-term treasury notes, Australian bonds and floating rate notes principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, electricity prices and foreign currency exchange rates. GGS entities do not trade in derivatives.

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting period.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives that meet certain criteria may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs, or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the operating result or in the carrying amount of an asset or liability when the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 25(a) and derivative liabilities are disclosed in part (e) of this note. Derivative instruments used by the State include options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps which may be categorised as:

(i) Cash flow hedges

Risk management strategy

The State applies hedging accounting on eligible electricity derivatives (mostly price swaps and futures) that are used to protect against movements in the price of electricity. The economic relationship is determined by matching the critical terms, such as forecasted volume and time period, between the hedging instrument and the hedged item. The hedge ratio for these hedging relationships is intended to be 100 per cent. However, the inherent variability in the volume of electricity demand and sales means that actual sales and purchases volumes can vary from the forecasts. These variances are the main source of hedge ineffectiveness.

The State also enters into forward exchange contracts and cross currency swaps to protect against foreign exchange movements. The total amount of these derivatives is not material.

5-72	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(i) Cash flow hedges continued

Amount, timing and uncertainty of future cash flows

The electricity derivatives are recognised at trade date and settled net, with the majority of cash flows expected within seven years. The nominal amount of electricity hedges outstanding over the next seven years and their price ranges are as follows:

Total State Sector

	Nominal quantity	Price range
	GWh	$ / MWh

2020
Electricity derivatives designated as cash flow hedges of electricity sales	33,674	33 to 102
Electricity derivatives designated as cash flow hedges of electricity purchases	7,505	34 to 145

2019
Electricity derivatives designated as cash flow hedges of electricity sales	27,615	47 to 111
Electricity derivatives designated as cash flow hedges of electricity purchases	3,297	48 to 145

Effects of hedge accounting on financial position and performance

	Total State
	2020	2019
	$M	$M

Carrying amount of hedging instruments - assets	589	64
Carrying amount of hedging instruments - liabilities	141	269

Change in fair value of hedging instruments - gain/(loss) - for calculating hedge ineffectiveness	764	(250)
Change in value of hedged items - gain/(loss) - for calculating hedge ineffectiveness	(763)	244

Hedge ineffectiveness recognised in profit or loss [1]	1	(6)

[1] Hedge ineffectiveness is recognised in Revaluation increments/decrements - see Note 16
	Total State
	2020	2019
	$M	$M
Cash flow hedge reserve reconciliation:
Opening balance	(248)	(37)
Effective portion of hedging gains or losses recognised in equity	763	(244)
Amounts reclassified to profit or loss - hedged item has affected profit or loss [2]	(122)	33
Amounts reclassified to profit or loss - hedged future cash flows no longer expected to occur	8	-
Amounts included in the carrying amount of a non-financial asset or liability	(1)	-

Closing balance	400	(248)

2 Reclassification adjustments are included in Sales of goods and services (for sales) or Other operating expenses (for purchases)

The closing balance of the cash flow hedge reserve relates to continuing hedges, with the exception of $31 million (2019: -$21 million) that relates to hedge relationships for which hedge accounting is no longer applied.

No amounts were recognised in or transferred from hedging reserves by GGS entities in 2020 or 2019.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-73

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

38.	Provisions

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Outstanding claims
Workers’ compensation	-	-	1,394	1,210
Other	230	275	240	285
Onerous contracts	-	-	11	9
National Injury Insurance Scheme Queensland	-	-	50	31
Queensland Government Insurance Fund	436	333	436	333
Other	260	186	359	272
	925	795	2,490	2,140

Non-current
Outstanding claims
Workers’ compensation	-	-	2,093	1,814
Other	1,355	810	1,368	821
Onerous contracts	-	-	51	176
National Injury Insurance Scheme Queensland	-	-	2,388	1,634
Queensland Government Insurance Fund	2,188	1,431	2,188	1,431
Other	320	452	1,401	1,147
	3,863	2,693	9,489	7,023

	4,788	3,488	11,979	9,163

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding Claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Outstanding claim recoveries and reinsurance receivables	8	14	169	178

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

5-74	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

Outstanding Claims continued

(i) Workers’ Compensation

WorkCover Queensland is the main provider of workers’ compensation insurance in Queensland. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2020 was 1.3% (2019: 1.6%) and the inflation rate was 2.3% (2019: 2.6%). The risk margin applied was 10% (2019: 9%).

(ii) National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme)

The National Redress Scheme for Survivors of Institutional Child Sexual Abuse commenced on 1 July 2018 with Queensland Government participation from 19 November 2018. The Scheme will run for 10 years and will provide eligible applicants support through a monetary payment capped at $150,000.

The provision for the National Redress Scheme includes an estimate of Queensland’s future payments to the Commonwealth including amounts for monetary payments, counselling, legal and administrative costs and offsets for payments previously made to survivors under the Forde Redress Scheme and the proportion of survivors estimated to pursue civil damages instead of a monetary payment under the National Redress Scheme.

(iii) National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumptions for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for inflation and the discount rate to support year to year levy stability (3.6% p.a. and 5.0% p.a. respectively for 2019-20).

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2020, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 2.9% p.a. inflation and the discount rate of 2.5% p.a. as at 30 June 2020 (3.1% and 2.6% respectively for 2019).

(iv) Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2020 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2020 was 0.9% (2019: 1.2%).

The increase in the provisions arises from the removal of the limitation period for historical serious child physical abuse claims (following legislative changes) and revisions to estimates of civil claims for historical serious child sexual abuse, as well as Business Interruption claim costs arising from COVID-19.

(v) Queensland Floods

During 2020, an adverse judgement was handed down from the 2011 South-east Queensland Floods Class Action against the State. Due to the complexity and uncertainty of the case, a range of outcomes are possible, and the State has provided accordingly. Information normally required regarding the nature and timing and uncertainty of the potential class action liability is not disclosed on the grounds that such information could seriously prejudice the position of the State.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-75

Notes to the Financial Statements

38.	Provisions continued

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured downwards by $138 million (2019 increases of $25 million) during the year due to a change in future years’ cash flow assumptions.

The extent of the future losses from the PPAs will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

General Government Sector movements in provisions		Outstanding Claims	QGIF	Other Provisions	Total
		2020	2020	2020	2020
		$M	$M	$M	$M

Carrying amount at beginning of year *		1,085	1,764	660	3,509
Additional provisions recognised		692	1,243	7	1,942
Reductions in provisions and payments		(155)	(316)	(73)	(545)
Change from remeasurement and discounting adjustments		(38)	(67)	(14)	(119)

Carrying amount at end of year		1,584	2,624	580	4,788

Total State Sector movements in provisions	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2020	2020	2020	2020	2020
	$M	$M	$M	$M	$M

Carrying amount at beginning of year *	4,130	1,665	1,764	1,615	9,174
Additional provisions recognised	2,721	870	1,243	313	5,147
Reductions in provisions and payments	(1,903)	(50)	(316)	(102)	(2,371)
Change from remeasurement and discounting adjustments	147	(47)	(67)	(4)	29

Carrying amount at end of year	5,095	2,438	2,624	1,822	11,979

* The carrying amount at the beginning of the year may differ to the closing amount of the previous year due to the adoption of new accounting standards from 1 July 2019.

5-76	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

39.	Other liabilities

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Current
Unearned revenue	551	423	748	617
Environmental surrender obligations (RECs, GECs, NGACs)	-	-	142	148
Other	151	133	110	113

	701	556	1,000	877

Non-current
Unearned revenue	216	245	696	719
Other	-	208	4	217

	216	453	700	936

	917	1,008	1,700	1,813

40.	Notes to the Cash Flow Statement

(a) Reconciliation of operating result to net cash flows from operating activities

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Operating result	(10,749)	166	(14,188)	(4,054)

Non-cash movements:
Depreciation and amortisation	4,036	3,458	6,793	6,068
Net (gain)/loss on disposal of non-current assets	22	(42)	(904)	(346)
Impairment and write-off of bad debts	99	9	1,365	151
Equity accounting (profit)/loss	2	(1)	2	(1)
Unrealised net (gain)/loss on borrowings/investments	236	25	2,276	4,321
Revaluation (increments)/decrements	3,286	299	1,792	(2,070)
Net asset write downs, transfers and donations	(131)	(241)	(244)	(338)
Other	1,217	306	477	347

(Increase)/decrease in receivables	58	349	(299)	49
(Increase)/decrease in inventories	(69)	(13)	(262)	(102)
(Increase)/decrease in prepayment and other assets	(314)	(4)	(255)	2
Increase/(decrease) in payables	954	824	668	594
Increase/(decrease) in provisions	1,026	676	2,493	1,828
Increase/(decrease) in other liabilities	147	(58)	172	111

Total non-cash movements	10,569	5,587	14,075	10,614

Cash flows from operating activities	(180)	5,754	(113)	6,560

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-77

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in liabilities arising from financing activities

General Government Sector
2020
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance *	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	2,692	2,627	(3,473)	-	1	(1)	-	-	1,845
QTC Borrowings	29,468	3,681	(26)	-	-	-	4,447	-	37,570
Other loans	734	-	(19)	1,035	13	-	397	20	2,179
Leases	4,554	-	(586)	228	(3)	147	(21)	1	4,320
Other financing	121	-	-	-	76	-	-	-	198

	37,569	6,308	(4,104)	1,263	87	146	4,822	21	46,112

2019
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	2,747	3,070	(3,127)	-	-	2	-	-	2,692
QTC Borrowings	29,256	116	(72)	-	-	-	169	-	29,468
Other loans	744	-	(11)	-	-	-	-	-	734
Leases	1,398	-	(470)	955	-	-	(18)	14	1,878
Deposits	-	-	-	-	-	-	-	-	-
Other financing	122	-	-	-	-	-	-	-	122

	34,267	3,187	(3,680)	955	-	2	150	14	34,894

* 2020 Opening balances include adjustments arising from the adoption of new accounting standards including AASB 16 Leases.

5-78	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued
(b) Changes in liabilities arising from financing activities continued

Total State Sector 2020
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance *	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	419	8	(72)	-	1	(1)	(1)	-	354
Other loans	1,086	128	(154)	1,035	13	-	397	21	2,526
Leases	5,042	-	(664)	286	(3)	169	30	12	4,870
Deposits	5,233	1,975	(24)	-	1	-	-	-	7,185
Other financing	102,786	62,306	(53,083)	-	3,018	-	-	-	115,027

	114,566	64,418	(53,998)	1,320	3,029	168	426	33	129,962

2019
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	462	2	(42)	-	-	2	-	-	424
Other loans	1,069	90	(80)	-	-	-	-	7	1,086
Leases	1,398	-	(470)	956	-	-	(18)	14	1,879
Deposits	4,699	1,117	(583)	-	-	-	-	-	5,233
Other financing	96,708	54,042	(53,135)	-	5,171	-	-	-	102,786

	104,337	55,251	(54,310)	956	5,171	2	(18)	21	111,408

* 2020 Opening balances include adjustments arising from the adoption of new accounting standards including AASB 16 Leases.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-79

Notes to the Financial Statements

41.	Expenditure commitments

As at 30 June 2020, State Government entities had entered into the following capital commitments. Commitments are exclusive of anticipated recoverable GST. The 2020 capital commitments include $3.1 billion for Cross River Rail. Cash flows relating to the Tunnels, Stations and Development component of Cross River Rail are also included in Note 27 Public Private Partnerships. Other than the 2019 obligations under finance leases, commitments in this Note have not been recognised as liabilities in the Balance Sheet.

From 1 July 2019, lease liabilities are recognised on the Balance Sheet for the majority of the operating leases due to the adoption of AASB 16 Leases. Future amounts payable are included in the maturity analysis of lease liabilities presented in Note 46(b). Refer to Note 1(e) for the reconciliation of the 2019 operating lease commitments to the 1 July 2019 lease liabilities’ balance.

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Capital expenditure commitments	7,238	2,863	8,426	3,745

Operating lease commitments
Not later than 1 year	-	544	-	618
Later than 1 year but not later than 5 years	-	1,460	-	1,691
Later than 5 years	-	1,150	-	1,278

	-	3,155	-	3,587

Finance lease commitments
Not later than 1 year	-	194	-	194
Later than 1 year but not later than 5 years	-	823	-	823
Later than 5 years	-	3,126	-	3,126

Total minimum lease payments	-	4,144	-	4,144
Future finance charges	-	(2,265)	-	(2,265)

Total lease liabilities	-	1,879	-	1,879

Current lease liabilities (refer Note 37)	-	43	-	43
Non-current lease liabilities (refer Note 37)	-	1,835	-	1,835

	-	1,879	-	1,879

From 1 July 2019, finance lease commitments are no longer disclosed due to the adoption of AASB 16. Future amounts payable are included in the maturity analysis of lease liabilities presented in Note 46.

42.	Cash and other assets held in trust

Various monies were held in trust by State Government agencies at year end and have not been included as assets in the Balance Sheet. The following is a summary of entities holding assets in trust:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

QIC Limited	-	-	42,992	42,005
The Public Trustee of Queensland	1,846	1,879	1,846	1,879
Queensland Rural and Industry Development Authority	108	116	108	116
Department of Justice and Attorney-General	47	31	47	31
Queensland Art Gallery Board of Trustees	39	33	39	33
Queensland Police Service	31	24	31	24
Darling Downs Hospital and Health Service	17	14	17	14
Queensland Treasury	14	13	14	13
Queensland Performing Arts Trust	8	21	8	21
Other	75	76	75	76

	2,184	2,206	45,175	44,212

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

5-80	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

–

there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

–

there is a present obligation arising from past events, but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a GGS and TSS perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of QTC, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

(a) Contingent liabilities – quantifiable

		General Government		Total State
		2020	2019	2020	2019
		$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	(i)	58,514	55,401	13,217	11,664
Other	(ii)	151	18	155	21

		58,665	55,419	13,371	11,685

(i) Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from QTC of $9.791 billion and $45.167 billion (2019, $8.953 billion and $43.676 billion) respectively and insurance policies held by Asteron Life & Superannuation Limited of $229 million (2019, $246 million). QTC also provided guarantees of $1.24 billion (2019, $1.2 billion) relating to Australian Financial Services Licences for CS Energy, Energy Queensland Limited and Stanwell, and guarantees of $100 million (2019, $100 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited.

Total State Sector

From a TSS perspective, borrowings by PNFCs from QTC as disclosed above are eliminated on consolidation.

(ii) Other

General Government Sector

As at 30 June 2020, there are 25 cases (2019, 20 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability, should the outcomes of the cases prove unfavourable for the State, is $139 million (2019, $6 million).

As at 30 June 2020, potential performance payments in accordance with contractual event commitments totalled a maximum of $12 million (2019, $12 million) payable over six years by Tourism and Events Queensland.

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action, but which may result in subsequent litigation. Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-81

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable

General Government Sector

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

The Government has a potentially significant liability in respect of compensation arising from acts that have extinguished or impaired native title since 1975. The High Court decision in relation to Griffiths v Northern Territory of Australia (known as the Timber Creek case) that was handed down on 13 March 2019 provides some guidance for calculating native title compensation.

At 30 June 2020, 145 positive native title determinations had been made in Queensland (over 33.3% of the State’s land area) and there were 55 active claimant applications for a native title determination (covering a further 25.6% of the State). Any, or all of these determinations or applications may lead to a native title compensation claim. The State is responding to two native title compensation claims that were lodged in the Federal Court in December 2019.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility regarding rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Impact of disasters

As a result of disasters impacting Queensland, further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2019-20 MYFER, the expected future expenditure in relation to past disasters is $1.177 billion (2019, $1.365 billion), the majority of which is expected to be recovered from the Commonwealth.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition if their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Total State Sector

The following PNFC and PFC non-quantifiable contingent liabilities are in addition to the GGS items above.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

5-82	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable continued

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities. Funds managed by QIC Limited in a trustee capacity totalled $43.323 billion at 30 June 2020 (2019, $42.345 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place contractual arrangements which result in contingent liabilities as follows:

–

Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category;

–

State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities;

–	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership;

–	Compensation potentially payable if the leases issued over land and infrastructure by State agencies are terminated;

–	Compensation potentially payable for improvements in the event of the termination of relevant leases; and

–	Various warranties in relation to the businesses sold.

At present, the State is unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

(c) Contingent assets - quantifiable

		General Government		Total State
		2020	2019	2020	2019
		$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	(i)	7,346	8,701	8,124	9,451
Other	(ii)	11	11	11	11

		7,357	8,711	8,135	9,462

(i) Guarantees

General Government Sector

The Financial Provisioning Scheme (FPS) manages the State’s financial risk from the potential failure of a resource activity holder of an environmental authority or small-scale mining tenure to meet their rehabilitation and environmental obligations under various legislation. Over time, the scheme will also provide funds to support rehabilitation of abandoned mines and expand research into mine rehabilitation.

Queensland Treasury, the Department of Environment and Science, and Department of Natural Resources, Mines and Energy held bank guarantees and insurance bonds totalling $6.975 billion, $32 million and $20 million (2019, $8.303 billion, $32 million and $18 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of State Development, Tourism and Innovation held bank guarantees totalling $312 million (2019, $206 million) and $67 million cash security to ensure proponents’ compliance with contractual obligations

The Department of Health held guarantees of $9 million (2019, $7 million) from third parties which are related to capital projects.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-83

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(c) Contingent assets – quantifiable continued

(i) Guarantees continued

Total State Sector

In addition to the above GGS quantifiable guarantees and indemnities, the following relate specifically to the PNFC and PFC.

WorkCover Queensland held bank guarantees on behalf of self-insurers totalling $468 million (2019, $448 million).

Queensland Rail held bank, insurance company and other guarantees of $220 million (2019, $214 million) mainly relating to construction contracts provided by third parties.

Energy Queensland Limited held bank guarantees totalling $90 million (2019, $89 million) relating to the construction of capital assets.

(ii) Other

General Government Sector

A non-recoverable loan of $11 million (2019, $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

(d) Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources, Mines and Energy and SunWater Limited land

The Department of Natural Resources, Mines and Energy and SunWater Limited (SunWater) share an 8.827 hectare site at Rocklea. Various agreements entered into since 2001 with SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources, Mines and Energy will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

Total State Sector

The following PNFC and PFC non-quantifiable contingent assets are in addition to the GGS item above.

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

Bank guarantees

SunWater Limited held a number of bank guarantees in the event of non-payment of services.

QIC performance fees

Performance fees are potentially receivable by QIC Limited subject to specific criteria being met over the performance period. If the performance criteria are not met over the performance period, no performance fee is receivable. At year end, based on performance to date, there remained a significant degree of uncertainty over whether performance targets will be achieved over the performance periods for some performance fee arrangements and it is not possible to estimate the financial effect of the contingent asset.

44.	Post balance date events

General Government Sector

Queensland Treasury

The Queensland Future Fund Act 2020 (the Act) was passed on 13 August 2020 by the Queensland Parliament. The Act establishes the first Queensland Future Fund - the Debt Retirement Fund. The Debt Retirement Fund will be seeded through the transfer of certain existing financial and non-financial State assets into QIC trusts on QTC’s balance sheet. In return QTC will issue Fixed Rate Notes to the Queensland Future Fund equal to the market value of the assets.

5-84	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

44.	Post balance date events continued

General Government Sector continued COVID-19 The State continues to be impacted by the effects on the economy of the COVID-19 pandemic and the response necessary to counter those impacts.

Total State Sector

The following PNFC post balance date event is in addition to the GGS item above.

Sunwater

Sunwater’s insurers have declined to provide insurance policy coverage for the period 1 July 2020 to 30 June 2021 in respect of some elements of Paradise Dam in light of the structural issues currently being addressed at that site. Specifically, Sunwater has been unable to obtain insurance policies relating to property damage to the dam and associated Sunwater assets, and for Directors and Officers liability coverage for claims relating to Paradise Dam. Sunwater has continued to obtain insurance policies relating to third party liability claims linked to Paradise Dam for the period 1 July 2020 and 30 June 2021.

45.	Climate Change

Climate change is a risk for the State. The impacts of climate change and the policy setting of governments have the potential to affect the State’s ability to provide services to the community, the operations of State-owned businesses and the value of State assets. These impacts include long-term changes in climatic conditions, extreme weather events, and the policy positions taken by governments, regulators and society more generally to transition to a low carbon economy.

The State recognises the need to address climate change having developed key policies and strategies to drive Queensland’s climate change response. The government’s initiatives are linked to two overarching strategies - The Queensland Climate Transition Strategy (QCTS) and The Queensland Climate Adaptation Strategy (QCAS).

QCAS is focused on reducing the negative impacts of climate change and taking advantage of emerging opportunities. The QCTS is the Government’s strategy for transitioning the State to a low carbon, clean growth economy. There are three key commitments under the QCTS: 50% renewable energy target by 2030, net zero emissions by 2050 and an interim emissions reduction target of at least 30% below 2005 levels by 2030.

The Powering Queensland Plan reaffirms the Government’s commitment to a 50% Renewable Energy Target by 2030 and seeks to deliver long term, secure energy supply and transition to a cleaner energy sector and stable energy prices. The Government is investing both directly in clean energy projects and facilitating the growth of private investment.

The Government established CleanCo, Queensland’s first publicly owned clean energy generator, to drive renewable energy investment through its mandate to deliver 1,000MW of new renewables by 2025. CleanCo entered the National Electricity Market on 31 October 2019 and since then has generated around 1.6 gigawatt hours of renewable energy which is enough to power over 500,000 homes. The 2019-20 State Budget provided $250 million in funding over two years to CleanCo to build, own, and operate new renewable energy generation.

The Government is investing $145 million to unlock three Renewable Energy Zones to support new solar and wind investment across the State. In September 2020, the Government announced the creation of a $500 million Renewable Energy Fund to directly invest in publicly owned renewable projects and supporting infrastructure.

The Queensland Hydrogen Industry Strategy will help launch Queensland as a producer and exporter of ‘green’ hydrogen, with the Government establishing a $15 million industry development fund to support hydrogen projects in Queensland.

The Government’s policy and investment framework has attracted renewable energy investment into the State. Since 2015, 40 large scale renewable energy projects have become operational or are under construction, representing around $7.5 billion in investment. Queensland has more than 3,000MW of large-scale renewable generation in the grid, with 270MW under construction and expected to become operational over the next two years. Including the 600,000 household rooftop solar systems, Queensland now has 7,700MW of renewable generation either operational or committed.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-85

Notes to the Financial Statements

45.	Climate Change continued

Market Risks

Investors, regulators and rating agencies are increasingly taking climate change risks into account when assessing both government and non-governmental issuers. There is some evidence that climate change risks are already being priced in to finance and insurance markets. In recent commentary, rating agencies identified climate change risks as a rating factor for regional and local governments. Going forward, it is expected issuers will need to proactively disclose their climate change risks and adaptation and mitigation strategies.

The Government is currently developing its climate change disclosure framework with the intention to a release a report on the State’s current environmental, social and governance (ESG) metrics and policies.

Queensland’s ESG performance compares favourably both domestically and internationally with MSCI, an industry leader in ESG assessment, giving Queensland an ESG rating of AA as of July 15, 2020.

QTC has continued its Green Bonds program which allocates qualifying green projects and assets to debt issued for the State of Queensland. There continues to be strong demand for “green bonds” issued by QTC which are included in Note 37(e).

Physical Risks

Queensland is one of the most disaster-prone states in Australia, with climate change expected to amplify this risk in the future. The Government is monitoring and assessing the potential impact of climate change related physical risks on its operations and assets.

In assessing the physical risks of acute and chronic natural disasters facing the State, the mitigating impact of the funding available from the Commonwealth under the Disaster Recovery Funding Arrangements (DRFA) is crucial. These Commonwealth-state cost-sharing arrangements provide financial support for relief and recovery activities resulting from natural disasters, reimbursing the State for up to 75% of recovery expenditure. In 2019-20 DRFA assistance was activated in response to bushfires, flooding and other disasters, with the State receiving $507 million (2019: $362 million) in Commonwealth grant assistance, included in Note 4. The Queensland Reconstruction Authority is dedicated to managing and coordinating disaster recovery and reconstruction funding for Queensland.

The Government is supporting communities to address physical risks by strengthening disaster risk management and continuously improving disaster preparedness, response and recovery through establishing the Disaster Resilience Fund and Household Resilience Program. The Drought and Climate Adaptation Program (DCAP) aims to help producers better manage drought and climate impacts. DCAP’s major partners include the Department of Agriculture and Fisheries, the Department of Environment and Science, the University of Southern Queensland, the Bureau of Meteorology and Meat & Livestock Australia.

The Queensland Government Insurance Fund (refer Note 38) is a Fund established to oversee the State Government’s self-insurance scheme and covers, among other things, insurance for loss and damage to property that may not be covered by DRFA. GOCs access insurance in the private market.

Transitional Risks

The Government is monitoring the impact of transitional risks on the valuation of the State’s assets, including the valuation of coal and other fossil fuel energy generation assets, as well as ports, water and transport infrastructure assets (see Note 32).

Notwithstanding the above, any change to the planned closure dates of coal-fired generation plants as a result of climate change may have broader impacts on the National Electricity Market and may result in a material fiscal impact. The fiscal impact of climate change on key revenue and expense lines (such as dividend and tax equivalent income (Note 7) and royalty revenue (Note 8) will emerge over the medium to long term, along with implications for the State’s Balance Sheet.

Government agencies are monitoring the emergence of climate change risks under the QCTS.

The Government is facilitating a climate change transition through policy, projects and procurement, drawing on interstate and international practice.

5-86	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. The State’s major concentrations of credit risk are with the banking sector, the National Electricity Market, the electricity distribution market and the rural, business, not-for-profit, housing and health sectors. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

Credit risk in relation to receivables is managed in the following manner:

–	trading terms require payment within a specified period after the goods and services are supplied;

–	outstanding accounts are reviewed and expected credit losses are assessed annually;

–	bad debts are only written off once appropriate approval is obtained;

–	the credit ratings of all counterparties are monitored and limits adjusted where necessary; and

–	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risks.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Details of credit risk exposure for receivables and loans are disclosed in Note 24.

The credit exposure for derivative contracts, other than electricity derivatives, is based on a notional ‘add-on’ factor applied to the value of the instrument. The derivatives are marked-to-market daily with zero thresholds under all credit support annexes. The State utilises collateral arrangements to limit its derivative credit exposure.

The State is exposed to significant concentrations of credit risk in the finance sector, in particular, the domestic banking sector. While the State has been focused on diversifying its investment portfolio, investments in bank credit predominate because of the State’s requirement to invest with counterparties rated BBB+ or better and to invest in highly liquid securities. Key characteristics of these entities are monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments such as COVID-19. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-87

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

2020	Cash &	Financial	Derivatives	Total	% of
	equivalent	assets			Total
	$M	$M	$M	$M

AAA	-	2,247	2	2,249	9%
AA+	-	838	-	838	3%
AA	-	-	-	-	0%
AA-	2,487	14,519	58	17,064	70%
A+	-	2,346	17	2,363	10%
A	-	1,760	-	1,760	7%
Other	-	115	-	115	0%

	2,487	21,825	76	24,388	100%

2019	Cash &	Financial	Derivatives	Total	% of
	equivalent	assets			Total
	$M	$M	$M	$M

AAA	-	1,374	-	1,374	6%
AA+	-	880	-	880	4%
AA	-	118	-	118	1%
AA-	1,577	15,687	50	17,314	76%
A+	-	1,998	12	2,010	9%
A	-	932	-	932	4%
Other	-	101	-	101	0%

	1,577	21,090	62	22,729	100%

The State operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual GOCs’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

The State has issued concessional loans under the COVID-19 Job Support Loans scheme, which commenced in March 2020, to Queensland businesses and non-profit organisations impacted by COVID-19. While approximately 80% of COVID-19 Jobs Support Loans are secured against business assets, the form of security is considered limited and the opportunity to realise the security is not readily available. Credit exposure on these loans is expected to be high but is difficult to estimate at this stage as repayments do not commence until March 2023. No COVID-19 Jobs Support Loans are credit-impaired as at 30 June 2020. Information about expected credit losses on these loans are disclosed in Note 24(e).

The State also makes loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Collateral and other credit enhancements

The maximum exposure to credit risk for the GGS and TSS on recognised financial assets, including derivatives, without taking account of any collateral or other credit enhancements is the carrying amount of these assets on the Balance Sheet.

The State holds as security collateral in the form of charges over real property, business stock and assets, cash deposits, and bank, insurance company and other guarantees. Refer to Note 43 for details of guarantees and indemnities.

Within the GGS, collateral is held in respect of $9 million (2019: $7 million) gross loans and advances that are credit-impaired, for which total expected credit losses of $2 million (2019: $2 million) is recognised after taking into account collateral. Approximately $7 million (2019: $4 million) of the loans have no loss allowance recognised because the value of the collateral exceeds the loan amount.

5-88	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The TSS enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The TSS’s ISDA agreements do not currently meet the criteria for offsetting at balance date and accordingly the relevant assets and liabilities are shown grossed up. Collateral is also transferred with derivative counterparties to reduce the TSS’s credit exposure.

The following table presents financial instruments that are subject to enforceable master netting or similar agreements but not yet offset in the Balance Sheet. The column ‘net amount’ shows the impact on the Total State if all set off rights were exercised.

		Master
	Gross	netting &	Net
	amount	collateral	amount
	$M	$M	$M
2020
Financial assets:
- Derivative assets	1,298	(1,071)	227

Financial liabilities:
- Derivative liabilities	1,456	(1,338)	118
- Non derivative financial liabilities	12	(7)	5

Net exposure	(170)	274	104

		Master
	Gross	netting &	Net
	amount	collateral	amount
	$M	$M	$M
2019
Financial assets:
- Derivative assets	622	(514)	108

Financial liabilities:
- Derivative liabilities	746	(624)	122

Net exposure	(124)	109	(15)

(b) Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC maintains appropriate liquidity to meet minimum requirements for the following liquidity metrics, which are reviewed annually:

–	Standard & Poor’s Liquidity Ratio – maintaining a minimum ratio of liquid assets to debt serving requirements at all times over a rolling 12 month horizon;

–	Forecast liquidity – maintaining a minimum liquidity balance of assets to maturing liabilities at all times over a rolling 12 month horizon; and

–	Daily cash balances – meeting expected net cash requirements due in the next 5 business days using cash at bank and short term investments.

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-89

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b) Liquidity risk continued

The contractual cash flow maturities of financial liabilities are included in the tables below. They are calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date:

General Government Sector 2020
	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	8,825	118	-	8,943	8,943
Commonwealth advances	82	135	248	465	354
Lease liabilities	664	2,120	3,623	6,408	4,320
Other liabilities at amortised cost	1,718	1,485	1,879	5,082	3,671
Borrowing with QTC	3,835	5,117	37,663	46,614	37,570
Derivatives	-	67	141	209	198

	15,124	9,043	43,554	67,721	55,055

2019

	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	7,832	255	-	8,087	8,087
Commonwealth advances	101	172	275	548	424
Lease liabilities	85	415	1,992	2,492	1,879
Other liabilities at amortised cost	2,347	315	1,315	3,978	3,002
Borrowing with QTC	1,211	4,830	29,393	35,435	29,468
Derivatives	7	51	80	138	121

	11,582	6,038	33,056	50,676	42,980

Total State Sector 2020	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	10,228	173	-	10,401	10,401
Commonwealth advances	82	135	248	465	354
Lease liabilities	735	2,426	3,801	6,963	4,870
Other liabilities at amortised cost	227	1,518	1,879	3,624	2,212
Government securities and other loans at fair value	24,697	43,871	58,543	127,111	120,373
Derivatives	1,047	903	701	2,651	2,152

	37,017	49,025	65,172	151,214	140,362

2019	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	9,574	303	-	9,877	9,877
Commonwealth advances	101	172	275	548	424
Lease liabilities	85	415	1,992	2,492	1,879
Other liabilities at amortised cost	79	322	1,315	1,716	741
Government securities and other loans at fair value	22,131	40,503	52,649	115,282	107,246
Derivatives	568	591	594	1,752	1,119

	32,536	42,305	56,825	131,667	121,285

5-90	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk

(i)	Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The State Investment Advisory Board (SIAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, risk has been reduced in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was reduced from 7% to 6.5% starting from 1 July 2018. These assets are held to fund superannuation and other long-term obligations of the State.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be a $12 million (2019: $19 million) change in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and remains unchanged at 6.5%. Assuming all other variables remained constant, if the return on the notes moved by +/-1%, the GGS net operating balance would be approximately $293 million higher or lower (2019: $289 million). A +/-1% change in the market value of the underlying QIC investments on QTC’s balance sheet would be reflected in an increment / decrement in the GGS other economic flows included in the operating result. If the return on other GGS investments, including with QIC, moved by +/-1%, the GGS operating result and equity would be approximately $25 million higher or lower (2019: $25 million).

GGS borrowing with QTC is in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on borrowing with QTC were to change by 1%, the effect on the GGS operating result and equity would be approximately $376 million (2019: $295 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes.

These activities expose the State to interest rate risk, which is managed with consideration given to duration risk, yield curve risk, basis risk and a value-at-risk (VaR) framework, complemented by other measures such as defined stress tests.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-91

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(i)	Interest rate and unit price risk continued

Interest expense continued

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

	Total State
	2020	2019
	$M	$M
Interest rate risk VaR at 30 June	20	17
Average for the year	20	23
Financial year - minimum	12	15
Financial year - maximum	42	30

The effect of a 1% movement in interest rates on the TSS cash balances would result in a $30 million (2019: $23 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately +$341 million / -$337 million (2019: +$376 million / -$366 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end, refer to individual agency statements, particularly QTC.

(ii)	Share price and commodity price risk

Share price risk

At 30 June 2020, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price changed by 10%, the effect on the State’s operating result and equity would be approximately $27 million (2019: $30 million).

Commodity price risk

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel, environmental certificate and other commodity prices.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to electricity price risk. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity in the National Electricity Market. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy, Energy Queensland Limited, Stanwell Corporation Limited and CleanCo Queensland Limited.

5-92	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(ii)	Share price and commodity price risk continued

Commodity price risk continued

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

2020	Operating Result		Equity
	+10%	-10%	+10%	-10%
	$M	$M	$M	$M

CleanCo	47	(47)	(4)	4
CS Energy	22	(22)	50	(50)

	+20%	-20%	+20%	-20%

Energy Queensland Limited	12	(11)	91	(90)

	+30%	-30%	+30%	-30%

Stanwell	117	(123)	(259)	252

2019	Operating Result		Equity
	+10%	-10%	+10%	-10%
	$M	$M	$M	$M

CS Energy	(25)	22	(85)	77

	+20%	-20%	+20%	-20%

Energy Queensland Limited	10	(12)	168	(168)

	+30%	-30%	+30%	-30%

Stanwell	(30)	19	(450)	450

(d)	Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. Foreign exchange contracts and cross currency swaps are used to effectively manage the exposure to fluctuations in exchange rates.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-93

Notes to the Financial Statements

47.	Net fair value of financial instruments

The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Financial assets
Amortised cost	7,617	7,483	9,944	8,132
FVTPL - designated upon initial recognition	2,297	2,343	71,164	71,012
FVTPL - mandatorily measured at FVTPL	26,217	29,346	-	-
FVTOCI - debt instruments	424	435	424	435
FVTOCI - equity instruments	21,566	23,007	6	1

	58,121	62,614	81,537	79,580

Financial liabilities
Amortised cost	54,857	42,859	17,849	12,934
FVTPL - designated upon initial recognition	-	-	120,502	107,500
FVTPL - held for trading	198	121	2,012	851

	55,055	42,980	140,362	121,285

Net gains/(losses) on financial assets at FVTOCI recognised in equity	5	11	5	11

The carrying amounts of GGS and TSS financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector
	Carrying amount	Fair value	Carrying amount	Fair value
	2020	2020	2019	2019
	$M	$M	$M	$M
Financial Assets
QRIDA loans	1,155	1,320	511	530

Financial Liabilities
QTC borrowings	37,570	42,468	29,468	33,612

Total State Sector
	Carrying amount	Fair value	Carrying amount	Fair value
	2020	2020	2019	2019
	$M	$M	$M	$M
Financial Assets
QRIDA loans	1,155	1,320	511	530

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13, except the GGS equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis.

The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

–	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

5-94	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and futures contracts and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, floating rate notes, commercial paper, non-actively traded corporate, semi-government bonds, certain money market securities, onlendings, treasury notes, medium-term notes, client deposits, unit trusts and other derivatives such as over-the-counter derivatives, including forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in Level 3 of the fair value hierarchy. These may include some unit trusts, power purchase agreements and other electricity derivative contracts.

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within Level 2 and Level 3 of the fair value hierarchy are:

–	Interest rates;	–	Forward curve prices;

–	Trading margins;	–	Electricity settled prices;

–	Exchange rates;	–	Forecast generation;

–	Market indices;	–	Extrapolation rates;

–	Credit spreads;	–	Scalar and translation factors;

–	Expected cash flows;	–	Market volatility;

–	Exchange traded market prices;	–	Renewable Energy Targets; and

–	Broker quotes or market prices for similar instruments;	–	Emerging technologies.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-95

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

General Government Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2020
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	-	186	-	186
Other Investments	165	1,824	26,339	28,328
Financial assets at fair value through equity Corporate bonds	424	-	-	424
	589	2,010	26,339	28,938

Liabilities
Financial liabilities at fair value through profit or loss Derivatives	-	-	198	198
	-	-	198	198

2019
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	-	187	-	187
Other Investments	159	1,841	29,497	31,498
Financial assets at fair value through equity
Corporate bonds	435	-	-	435
	595	2,028	29,497	32,120

Liabilities
Financial liabilities at fair value through profit or loss Derivatives	-	-	121	121
	-	-	121	121
Total State Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2020
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	-	186	-	186
Derivatives	1,007	805	83	1,895
Securities and bonds	14,147	2,966	-	17,113
Shares	270	-	-	270
Loans	-	10,710	-	10,710
Other Investments	570	25,991	14,430	40,990
Financial assets at fair value through equity
Corporate bonds	424	-	-	424
	16,417	40,657	14,513	71,587

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	1,066	854	237	2,157
Deposits	-	7,172	-	7,172
Government securities issued	93,758	19,117	-	112,875
Borrowings	-	314	-	314
	94,824	27,457	237	122,518

5-96	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Total State Sector continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2019
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	-	187	-	187
Derivatives	203	456	35	695
Securities and bonds	15,315	1,071	-	16,386
Shares	297	-	-	297
Loans	-	9,852	-	9,852
Other Investments	1,222	25,339	17,011	43,573
Financial assets at fair value through equity
Corporate bonds	435	-	-	435

	17,472	36,905	17,046	71,423

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	294	648	178	1,119
Deposits	-	5,219	-	5,219
Government securities issued	91,135	10,532	-	101,667
Borrowings	-	346	-	346

	91,428	16,745	178	108,351

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

There were certain derivatives transferred out of Level 3 to Level 2 in 2020 and 2019 due to the availability of additional observable forward prices.

The following table presents the net changes in Level 3 instruments:

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

Opening balance asset / (liability)	29,375	34	16,868	14,056
Purchases	-	-	218	222
Sales	(1,845)	(2,710)	(98)	(1,586)
Settlements	-	-	235	1,590
Movements in other comprehensive income	-	-	(1,246)	(34)
Movements recognised in profit or loss	(1,389)	1,564	(1,679)	1,271
Transfers into Level 3	-	30,488	-	1,338
Transfers out of Level 3 into Level 2	-	-	(23)	12
Closing balance asset / (liability)	26,141	29,375	14,276	16,869

The sensitivity of the State’s financial instruments is disclosed in Note 46.

48.	Retirement benefit obligations

Retirement	benefit liabilities include the following final salary defined benefit schemes:

–	State Public Sector Superannuation Scheme (QSuper);

–	Pensions provided in accordance with the Judges (Pensions and Long Leave) Act 1957 (Judges’ Scheme);

–	Pensions provided in accordance with the Governors (Salary and Pensions) Act 2003 (Governors’ Scheme); and

–	Energy Super Fund (ESF).

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-97

Notes to the Financial Statements

48.	Retirement benefit obligations continued

QSuper, Judges’ Scheme and Governors’ Scheme

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget-dependent agencies, together with certain statutory bodies and GOCs (excluding principally the Queensland electricity supply industry), make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is currently assessed annually by the State Actuary. The latest actuarial review of the QSuper scheme was as at 30 June 2019 and was presented in a report dated 26 November 2019.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges, Crime and Corruption Commission Queensland Commissioners and Parole Board President and the Deputy Presidents and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957, the Crime and Corruption Act 2001 and the Corrective Services Act 2006. The Judges’ Scheme is a wholly unfunded scheme. Due to materiality, the Governors’ pension payable is included with the Judges’ Scheme liabilities.

These schemes expose the State to the following:

–

Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

–	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

–	Investment risk - resulting from the mismatch between the current investment strategy and the liabilities; and

–	Demographic risk - resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded defined contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account (which is now closed to new members) of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2019 by Mercer Consulting (Australia) Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the Fund. If the Fund was to be wound up, there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

5-98	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	32,355	32,985	32,355	32,985
Judges	1,003	973	1,003	973
ESF	-	-	968	921
Total present value of the defined benefit obligation	33,358	33,958	34,326	34,880

Fair value of plan assets
QSuper DB	5,550	6,349	5,550	6,349
ESF	-	-	1,120	1,185
Total fair value of the plan assets	5,550	6,349	6,670	7,534

Defined benefit obligation Liability/(Asset) recognised in
Balance Sheet
QSuper DB	26,805	26,636	26,805	26,636
Judges	1,003	973	1,003	973
ESF	-	-	(152)	(263)
Liability/(Asset) recognised in Balance Sheet	27,808	27,609	27,656	27,346

Reconciliation of the present value of the defined benefit
obligation
Opening balance	33,958	32,528	34,880	33,300
Current service cost	964	1,018	995	1,050
Contributions by plan participants	183	215	194	225
Interest cost	435	804	458	833
Benefits paid (including contributions tax)	(2,102)	(2,076)	(2,167)	(2,102)
Actuarial (gain)/loss	(81)	1,470	(34)	1,574
Closing balance	33,358	33,958	34,326	34,880

Reconciliation of the fair value of plan assets
Opening balance	6,349	6,085	7,534	7,225
Return on plan assets at discount rate	81	151	108	193
Return on plan assets above/(below) discount rate (actuarial gain)	(708)	228	(752)	243
Employer contributions - State share of beneficiary payments	1,723	1,725	1,723	1,725
Employer contributions	-	-	6	4
Contributions by plan participants	183	215	193	225
Benefits paid (including contributions tax)	(2,079)	(2,055)	(2,143)	(2,081)
Closing balance	5,550	6,349	6,670	7,534

Present value of the obligation by funding policy
Present value of the obligation - wholly unfunded	1,003	973	1,003	973
Present value of the obligation - wholly/partly funded	26,805	26,636	26,653	26,373
	27,808	27,609	27,656	27,346

Amounts recognised in Operating Statement
Current service cost (including employer contributions)	964	1,018	995	1,050
Superannuation interest cost	354	653	349	641
Total amounts recognised in Operating Statement	1,318	1,671	1,343	1,691

Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	-	(184)	-	(184)
Actuarial gain/(loss) due to changes in financial assumptions	169	(2,121)	122	(2,225)
Actuarial gain/(loss) due to changes in experience adjustments	(88)	834	(88)	834
Return on plan assets above/below discount rate	(708)	228	(752)	243
Amounts recognised in Statement of Changes in Net
Assets (Equity)	(627)	(1,242)	(717)	(1,331)

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-99

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Plan Asset Allocations

The State Public Sector Superannuation Scheme holds investments with the following asset allocations:

	Quoted	Unquoted	Quoted	Unquoted
	2020	2020	2019	2019
	$M	$M	$M	$M
Global equities	4,309	-	4,707	-
Global private equity	-	69	-	91
Global real estate	-	892	-	1,095
Cash and fixed interest	-	280	-	457
	4,309	1,241	4,707	1,642

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again, the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme or Governors’ Pensions.

The major categories of Energy Super Fund plan assets are as follows:

	2020	2019
	$M	$M

Global equities	548	581
Cash and fixed interest	191	202
Real estate	90	95
Other	291	308
	1,120	1,185

	QSuper DB	QSuper DB	ESF	ESF
	2020	2019	2020	2019
	$M	$M	$M	$M

Actual return on plan assets	(626)	379	(17)	57

The estimate of employer contributions to be paid in 2020-21 is $1.764 billion for QSuper DB and $4 million for ESF.

At 30 June 2020, the weighted average duration of the QSuper defined benefit obligation is 8.9 years (2019: 9.3 years).

Sensitivity Analysis for each significant actuarial assumption

	QSuper DB	Judges
	2020	2020
	$M	$M
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,707)	(147)
Future inflationary salary increases	2,842	182
Expected CPI increases	209	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

5-100	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 2 - 6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by QTC. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (96% of benefit payments and capitalised new pensions) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget, the Government suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2020 relating to the GGS entities listed in Note 50 totalled 238,247 (2019: 234,205). Per Budget Paper 2, Table 5.2, the estimated number of full time equivalents for 2020 was 233,637. Using the same scope as Budget Paper 2, the actual number of full time equivalents is 232,460 (2019: 228,282).

The number of Total State full time equivalent employees at 30 June 2020 relating to the consolidated entities listed in Note 50 totalled 259,656 (2019: 255,038).

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers (according to the period of time each Member of Parliament served as Minister) is as follows:

	2020	2019
	$M	$M

Short-term benefits	6	6
Post-service benefits	1	1

Total	7	7

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel and their related entities.

Transactions between the GGS and entities within the PNFC and PFC sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC sectors. These entities are partially consolidated and are disclosed as Investments in public sector entities in Note 25(b). The individual entities are listed in Note 50.

The following are the major transactions and balances (>$100 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC sectors as per Note 7, with the related receivables per Note 24(a). Deferred tax equivalent income from the PNFC and PFC sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The State has cash fund balances with QTC which are disclosed in Note 23.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-101

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration continued

Revenue and assets continued

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6 and which incur a market value adjustment included in Note 16. The carrying value of the notes in the Balance Sheet is disclosed in Note 25(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC and PFC sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $125 million (2019: $116 million) from entities within PNFC and PFC sectors. GGS sales of goods and services (including revenue from contracts with customers) with the PNFC sector are included in Note 5.

Expenses and liabilities

The GGS has borrowings with QTC. Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(c). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

The GGS has a Transport Service Contract expense with Queensland Rail, disclosed in Note 11, and pays Community Service Obligations to Electricity and Water PNFC entities as per Note 14. Electricity expenses, also disclosed in Note 11, are paid by the GGS to electricity entities in the PNFC sector.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During the year, the GGS transferred $261 million in infrastructure assets relating to the North Queensland Stadium project to Stadiums Queensland and invested an additional $62 million towards that project and the Gabba refurbishment. In addition, $30 million was invested in Ports North and $7 million in Powerlink. Dividends treated as capital returns are disclosed in Note 19.

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

–    net operating result in excess of $5 million; or

–    net assets in excess of $75 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment. The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either PNFCs or PFCs.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2020. The list has been classified by activity sectors as outlined in Note 1(c). Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Departments

Aboriginal and Torres Strait Islander Partnerships

Agriculture and Fisheries

Child Safety, Youth and Women

Communities, Disability Services and Seniors

Education

    * Australian Music Examinations Board

Employment, Small Business and Training

5-102	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

General Government continued

Departments continued

Environment and Science

    * Corporate Administration Agency - shared service provider

    * Arts Queensland

Housing and Public Works

    * QBuild - commercialised business unit (formerly Building and Asset Services)

    * QFleet - commercialised business unit

    * CITEC - commercialised business unit

    * Queensland Shared Services - shared service provider

Justice and Attorney-General

Local Government, Racing and Multicultural Affairs

Natural Resources, Mines and Energy

Premier and Cabinet

    * Screen Queensland Pty Ltd

Public Safety Business Agency

Queensland Corrective Services

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

State Development, Tourism and Innovation (Renamed as at 11 May 2020)

    * Economic Development Queensland - commercialised business unit

Regional Development and Manufacturing (Renamed as at 11 May 2020)

Transport and Main Roads

    * RoadTek - commercialised business unit

Youth Justice (Established as at 20 May 2019)

Other General Government entities

Board of the Queensland Museum

    * Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Electoral Commission of Queensland

Gold Coast Waterways Authority

Hospital and Health Services

    Cairns and Hinterland

    Central Queensland

    Central West

    Children’s Health Queensland

    Darling Downs

    Gold Coast

    Mackay

    Metro North

    Metro South

    North West

    South West

    Sunshine Coast

    Torres and Cape

    Townsville

    West Moreton

    Wide Bay

    Human Rights Commission (formerly Anti-Discrimination Commission)

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

    * Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-103

Notes to the Financial Statements

50.	Controlled entities continued

Other General Government entities continued

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Agricultural Training Colleges (Abolished as at 29 February 2020)

Queensland Art Gallery Board of Trustees

    * Queensland Art Gallery I Gallery of Modern Art (QAGOMA) Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority (formerly QRAA)

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

    * Aviation Australia Pty Ltd

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

    * Gold Coast Events Management Ltd

Trade and Investment Queensland

Public Non-financial Corporations

CleanCo Queensland

CS Energy Limited

    * Aberdare Collieries Pty Ltd

    * Callide Energy Pty Ltd

    * CS Energy Group Holdings Pty Ltd

    * CS Energy Group Operations Holdings Pty Ltd

    * CS Energy Kogan Creek Pty Ltd

    * CS Energy Oxyfuel Pty Ltd

    * CS Kogan (Australia) Pty Ltd

    * Kogan Creek Power Pty Ltd

    * Kogan Creek Power Station Pty Ltd

Energy Queensland Limited

    * Energex Limited

    * Ergon Energy Corporation Limited

    * Ergon Energy Queensland Pty Ltd

    * SPARQ Solutions Pty Ltd

    * Varnsdorf Pty Ltd

    * VH Operations Pty Ltd

    * Yurika Pty Ltd

    * Metering Dynamics Pty Ltd

    * Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

    * Gladstone Marine Pilot Services Pty Ltd

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

    * Ports Corporation of Queensland Limited (dormant)

    * Mackay Ports Limited (dormant)

Port of Townsville Limited

5-104	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations continued

Powerlink Queensland

    * Harold Street Holdings Pty Ltd

    * Powerlink Transmission Services Pty Ltd

    * Queensland Capacity Network Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

    * Queensland Rail Limited

          * On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

    * Brisbane Port Holdings Pty Ltd

    * City North Infrastructure Pty Ltd (dormant)

    * DBCT Holdings Pty Ltd

    * Network Infrastructure Company Pty Ltd (dormant)

    * Queensland Airport Holdings (Cairns) Pty Ltd (dormant)

    * Queensland Airport Holdings (Mackay) Pty Ltd (dormant)

    * Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

    * Energy Portfolio 1 Pty Ltd (dormant)

    * Glen Wilga Coal Pty Ltd (dormant)

    * Goondi Energy Pty Ltd

    * Mica Creek Pty Ltd

    * SCL North West Pty Ltd

    * Tarong Energy Corporation Pty Ltd (dormant)

    * Tarong Fuel Pty Ltd

    * Tarong North Pty Ltd

    * TEC Coal Pty Ltd

    * TN Power Pty Ltd

SunWater Limited

    * Burnett Water Pty Ltd

    * Eungella Water Pipeline Pty Ltd

    * North West Queensland Water Pipeline Pty Ltd

Public Financial Corporations

QIC Limited (non-trading entities are not included in this list)

    * QIC (UK) Management Limited

    * QIC European Investment Services Limited

    * QIC Infrastructure Management No.2 Pty Ltd

    * QIC Infrastructure Management Pty Ltd

    * QIC Investments No. 1 Pty Ltd

    * QIC Investments No. 2 Pty Ltd

    * QIC Investments No. 3 Pty Ltd

    * QIC Private Capital Pty Ltd

    * QIC Retail Pty Ltd

    * QICP Pty Ltd

    * QIC US Management, Inc.

          * QIC Corporate Management, Inc.

          * QIC Global Infrastructure (US), Inc.

          * QIC Non-Member Manager LLC

          * QIC Properties US, Inc.

          * QIC QGIF GP Co No. 1 Inc

          * QIC US Investment Services Inc

          * QIC US Private Equity, LLC

          * QIC US Private Equity No. 2 LLC

          * QIC US Regional Shopping Center Fund GP LLC

          * QIC US Shopping Centre Fund No.1 GP LLC

          * South Bay Managing Member LLC

The National Injury Insurance Agency, Queensland

Queensland Treasury Corporation

WorkCover Queensland

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-105

Notes to the Financial Statements

51.	Reconciliation to GFS

As required by AASB1049, the purpose of this note is to reconcile the key aggregates per AASB1049 to the calculations in terms of the GFS Manual.

With the introduction of AASB16 Leases, former operating leases are now recorded on the balance sheet and lease expenses have been reallocated from supplies and services to lease amortisation and lease finance charges. This is inconsistent with the GFS Manual, resulting in convergence differences. It would be a significant administrative burden for the State to continue to track operating leases solely for the purposes of these reconciliations, so the impact of AASB16 is not shown in these reconciliations. However, an approximation of the balance sheet impact can be determined from the 1 July 2019 adjustment disclosed per Note 1 (e), while there has been a reallocation in the State’s Operating Statement of approximately $500 million from Other operating expenses to Depreciation and amortisation ($400 million) and Other interest expense ($100 million).

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a) Reconciliation to GFS Net Operating Balance

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2020
Net result from transactions
Net operating balance (as per Operating Statement)		(5,734)	927	(3,211)	(1,180)	(9,199)

Convergence differences
Other operating expenses - onerous
contract	i	-	-	-	-	-
Other property expenses - income transferred
by Public Enterprises as dividends	ii	-	(1,086)	(94)	1,180	-
Total convergence differences		-	(1,086)	(94)	1,180	-
GFS Net Operating Balance		(5,734)	(159)	(3,305)	-	(9,199)

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2019
Net result from transactions
Net operating balance (as per Operating Statement)		985	1,669	(1,944)	(1,802)	(1,092)

Convergence differences
Other operating expenses - onerous
contract	i	-	(1)	-	-	(1)
Other property expenses - income transferred
by Public Enterprises as dividends	ii	-	(1,694)	(109)	1,802	-
Total convergence differences		-	(1,695)	(109)	1,802	(1)
GFS Net Operating Balance		985	(26)	(2,053)	-	(1,094)

Notes:

The convergence differences comprise:

(i)

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

(ii)

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from inter-sector transactions.

An elimination difference arises in respect of social benefits of $39 million (2019: $38 million) in the GGS and $226 million (2019: $141 million) in the TSS. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or TSS, whereas under AASB 10, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

5-106	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(b)   Reconciliation to GFS Fiscal Balance

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2020
Fiscal Balance (as per Operating Statement)		(9,158)	306	(3,204)	(1,200)	(13,256)

Convergence differences
Relating to net operating balance		-	(1,086)	(94)	1,180	-
Purchases of non-financial assets	i	(129)	-	-	-	(129)
Sales of non-financial assets	i	100	-	-	-	100
Change in net inventories	i, ii	(12)	-	-	-	(12)

GFS Fiscal Balance		(9,199)	(780)	(3,298)	(19)	(13,297)

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2019
Fiscal Balance (as per Operating Statement)		(2,207)	1,471	(1,893)	(1,812)	(4,441)

Convergence differences
Relating to net operating balance		-	(1,695)	(109)	1,802	(1)
Purchases of non-financial assets	i	(143)	-	-	-	(143)
Sales of non-financial assets	i	75	-	-	-	75
Change in net inventories	i, ii	60	-	-	-	60

GFS Fiscal Balance		(2,215)	(224)	(2,002)	(10)	(4,450)

Notes:

The convergence differences comprise:

(i)

GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

(ii)	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-107

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c)   Reconciliation to GFS Total Change in Net Worth

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2020
Comprehensive result - total change in net worth
before transactions with owners as owners (as per
Operating Statement)		(7,129)	180	(726)	(914)	(8,588)

Convergence differences
Income transferred from Public Enterprises
as dividends	i	-	(1,086)	(94)	1,180	-
Relating to other economic flows
Net gain on investments in other entities	ii	(713)	-	-	713	-
Deferred income tax equivalents	iii	628	(422)	(206)	-	-
Net restoration costs	iv	-	37	-	-	37
Onerous contracts	v	-	(123)	-	-	(123)
Remeasurement of shares and other
contributed capital	vi	-	1,413	1,025	(2,439)	-
Total convergence differences		(85)	(180)	726	(545)	(85)

GFS Total Change in Net Worth		(7,215)	-	-	(1,459)	(8,673)

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2019
Comprehensive result - total change in net worth before
transactions with owners as owners (as per Operating Statement)		5,823	1,819	(696)	(5,307)	1,640

Convergence differences
Income transferred from Public Enterprises
as dividends	i	-	(1,694)	(109)	1,802	-
Relating to other economic flows
Net gain on investments in other entities	ii	(148)	-	-	148	-
Deferred income tax equivalents	iii	162	(188)	26	-	-
Net restoration costs	iv	-	20	-	-	20
Onerous contracts	v	-	38	-	-	38
Remeasurement of shares and other
contributed capital	vi	-	5	779	(784)	-
Total convergence differences		14	(1,819)	696	1,167	57

GFS Total Change in Net Worth		5,837	-	-	(4,140)	1,697

Notes:

The convergence differences comprise:

(i)

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from inter-sector transactions.

(ii)

The measurement of equity investments in other public sector entities differs for GFS in that, for example, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

5-108	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c)   Reconciliation to GFS Total Change in Net Worth continued

Notes: continued

(iii)

GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the TSS as they arise from inter-sector transactions.

(iv)	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the TSS.

(v)

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

(vi)	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

(d)   Reconciliation to GFS Net Worth

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2020
Net Worth (as per Balance Sheet)		193,731	18,969	2,592	(32,777)	182,516

Convergence differences
Financial assets
Investment in other entities	i	5,633	-	-	(5,633)	-
Non-financial assets
Restoration assets	ii	(1)	(223)	-	-	(225)
Deferred tax assets	iii	(6,122)	(908)	(167)	7,196	-
Liabilities
Deferred tax liabilities	iv	1,074	6,093	29	(7,196)	-
Restoration provision	v	1	748	-	-	749
Provision for onerous contracts	vi	-	62	-	-	62
Shares and other contributed equity	vii	-	(24,740)	(2,454)	27,194	-
Total convergence differences		585	(18,969)	(2,592)	21,561	586
GFS Net Worth		194,316	-	-	(11,216)	183,101

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2019
Net Worth (as per Balance Sheet)		200,861	19,596	3,412	(32,764)	191,104

Convergence differences
Financial assets
Investment in other entities	i	6,346	-	-	(6,346)	-
Non-financial assets
Restoration assets	ii	(2)	(136)	-	-	(138)
Deferred tax assets	iii	(6,204)	(477)	(51)	6,732	-
Liabilities
Deferred tax liabilities	iv	528	6,084	119	(6,732)	-
Restoration provision	v	1	623	-	-	624
Provision for onerous contracts	vi	-	185	-	-	185
Shares and other contributed equity	vii	-	(25,874)	(3,480)	29,354	-
Total convergence differences		670	(19,596)	(3,412)	23,007	671
GFS Net Worth		201,531	-	-	(9,757)	191,774

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-109

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d)   Reconciliation to GFS Net Worth continued

Notes:

The convergence differences comprise:

(i)

The measurement of equity investments in other public sector entities differs for GFS in that, for example, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

Reconciliation of GAAP GGS investments in other public sector entities to GFS:

	General Government
	2020	2019
	$M	$M

Investments in other public sector entities under GAAP	21,560	23,007
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,048	5,676
Add provisions for onerous contracts recorded by PNFC and PFC	62	184
Add net restoration costs	524	487
Investments in other public sector entities under GFS	27,194	29,353

(ii)	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the TSS.

(iii)

GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the TSS as it arises from inter-sector transactions.

(iv)

GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the TSS as it arises from inter-sector transactions.

(v)	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the TSS.

(vi)	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the TSS.

(vii)	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

(e)   Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2020
Cash surplus/(deficit)		(6,241)	(1,247)	(1,851)	9	(9,330)

Convergence differences
Acquisitions under finances leases and similar arrangements	i	(1,263)	(54)	(4)	-	(1,320)
GFS Cash Surplus/(Deficit)		(7,503)	(1,301)	(1,854)	9	(10,650)

	Notes	GGS	PNFC	PFC	Elims	Total State
		$M	$M	$M	$M	$M
2019
Cash surplus/(deficit)		302	(429)	(1,400)	8	(1,520)

Convergence differences
Acquisitions under finances leases and similar arrangements	i	(955)	-	-	-	(955)
GFS Cash Surplus/(Deficit)		(653)	(429)	(1,400)	8	(2,475)

5-110	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(e)   Reconciliation to GFS Cash Surplus/(Deficit) continued

Notes:

The convergence differences comprise:

(i)

The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the TSS.

52.	Expenses from transactions by function

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

General public services	6,960	5,693	11,889	10,431
Public order and safety	5,612	5,228	5,512	5,156
Economic affairs	1,985	1,802	7,864	7,825
Environmental protection	942	1,079	926	997
Housing and community amenities	911	1,038	2,039	1,797
Health	19,251	17,993	19,079	17,882
Recreation, culture and religion	919	833	1,000	913
Education	15,376	14,298	15,244	14,173
Social protection	4,992	4,603	5,648	5,015
Transport	6,550	6,275	6,764	6,525
	63,498	58,843	75,965	70,713

53.	Sector assets by function

	General Government		Total State
	2020	2019	2020	2019
	$M	$M	$M	$M

General public services[1]	42,846	45,074	65,753	63,005
Public order and safety	8,680	8,617	8,409	8,314
Economic affairs	10,161	11,058	43,767	43,211
Environmental protection	77,651	76,818	77,571	76,780
Housing and community amenities	18,720	18,738	32,375	32,393
Health	16,190	15,731	16,133	15,685
Recreation, culture and religion	4,677	4,295	5,307	5,031
Education	24,753	23,122	24,745	23,109
Social protection	2,924	2,164	4,502	3,353
Transport	81,883	75,333	91,346	84,842
	288,485	280,950	369,908	355,725

1For GGS, includes fixed rate notes and investments in other public sector entities. For TSS, includes investments managed by QIC, securities and bonds.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-111

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison

Operating Statement

	Variance Notes	Published Budget 2020 $M	Actual 2020 $M	Change $M	Change %
Continuing Operations
Revenue from Transactions
Taxation revenue	1	15,164	14,585	(579)	-3.8%
Grants revenue	2	28,003	27,641	(362)	-1.3%
Sales of goods and services	3	6,004	5,618	(385)	-6.4%
Interest income		2,141	2,076	(65)	-3.0%
Dividend and income tax equivalent income	4	2,237	1,929	(309)	-13.8%
Other revenue	5	6,837	5,915	(923)	-13.5%
Total Revenue from Transactions		60,387	57,764	(2,623)	-4.3%

Expenses from Transactions
Employee expenses		25,396	25,660	264	1.0%
Superannuation expenses
Superannuation interest cost	6	516	354	(162)	-31.4%
Other superannuation expenses		3,093	3,183	90	2.9%
Other operating expenses	7	15,790	17,087	1,297	8.2%
Depreciation and amortisation		3,960	4,033	73	1.8%
Other interest expense	8	1,688	1,486	(202)	-11.9%
Grants expenses	9	9,754	11,695	1,941	19.9%
Total Expenses from Transactions		60,197	63,498	3,301	5.5%

Net Operating Balance from Continuing Operations		190	(5,734)	(5,924)

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities		6	(22)	(28)
Revaluation increments/(decrements) and impairment
(losses)/reversals		(33)	(3,385)	(3,352)
Asset write-downs		(113)	(253)	(139)
Actuarial adjustments to liabilities		73	(411)	(484)
Deferred income tax equivalents		(111)	(809)	(698)
Dividends and tax equivalents treated as capital returns		206	74	(132)
Other		(12)	(209)	(197)
Total Other Economic Flows - Included in Operating Result	10	16	(5,015)	(5,030)

Operating Result from Continuing Operations		205	(10,749)	(10,955)

Other Economic Flows - Other Movements in Equity
Adjustments to opening balances		-	(94)	(94)
Revaluations		2,491	3,714	1,223
Other		4	-	(4)
Total Other Economic Flows - Other Movements in Equity	11	2,495	3,620	1,125

Comprehensive Result/Total Change in Net Worth		2,700	(7,129)	(9,830)

KEY FISCAL AGGREGATES

Net Operating Balance		190	(5,734)	(5,924)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		6,727	6,291	(435)
Less Sales of non-financial assets		305	230	(75)
Less Depreciation		3,961	4,033	71
Plus Change in inventories		17	107	89
Plus Other movement in non-financial assets		1,238	1,289	51
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		3,716	3,424	(292)

Fiscal Balance		(3,526)	(9,158)	(5,633)

5-112	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Balance Sheet

	Variance	Published Budget 2020	Actual 2020	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits	12	407	1,205	798	196.2%
Receivables and loans
Receivables	13	4,019	4,490	471	11.7%
Advances paid	14	620	1,280	660	106.4%
Loans paid		269	383	114	42.2%
Securities other than shares	15	31,048	29,197	(1,852)	-6.0%
Shares and other equity investments
Investments in public sector entities	16	24,435	21,560	(2,875)	-11.8%
Investments in other entities		1	6	5	638.9%
Investments accounted for using the equity method		146	157	11	7.4%
Total Financial Assets		60,945	58,278	(2,668)	-4.4%

Non-Financial Assets
Inventories		602	671	69	11.4%
Assets held for sale		181	159	(21)	-11.7%
Investment properties		376	340	(36)	-9.6%
Property, plant and equipment	17	210,400	221,309	10,909	5.2%
Intangibles		855	828	(27)	-3.2%
Deferred tax asset		6,410	6,122	(288)	-4.5%
Other non-financial assets		433	778	345	79.7%
Total Non-Financial Assets		219,256	230,207	10,951	5.0%

Total Assets		280,201	288,485	8,284	3.0%

Liabilities
Payables	18	4,148	5,729	1,581	38.1%
Employee benefit obligations
Superannuation liability	19	25,567	27,808	2,241	8.8%
Other employee benefits	20	7,177	8,327	1,150	16.0%
Deposits held		2	-	(2)
Advances Received		1,616	1,845	228	14.1%
Borrowing with QTC	21	32,781	37,570	4,789	14.6%
Leases and other loans	22	5,824	6,499	674	11.6%
Securities and derivatives		122	198	76	62.5%
Deferred tax liability	23	503	1,074	571	113.6%
Provisions	24	2,622	4,788	2,165	82.6%
Other liabilities		943	917	(26)	-2.8%
Total Liabilities		81,306	94,754	13,448	16.5%

Net Assets		198,895	193,731	(5,164)	-2.6%

Net Worth
Accumulated surplus		90,009	76,926	(13,083)	-14.5%
Reserves		108,887	116,805	7,919	7.3%
Total Net Worth		198,896	193,731	(5,164)	-2.6%

KEY FISCAL AGGREGATES

Net Financial Worth		(20,361)	(36,476)	(16,115)
Net Financial Liabilities		44,796	58,036	13,241
Net Debt		8,001	14,046	6,045

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-113

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash Flow Statement

	Variance	Published Budget 2020	Actual 2020	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received	25	15,162	13,870	(1,292)	-8.5%
Grants and subsidies received	26	28,000	28,841	842	3.0%
Sales of goods and services	27	6,294	6,055	(239)	-3.8%
Interest receipts	28	2,139	1,997	(142)	-6.7%
Dividends and income tax equivalents	29	2,565	2,756	191	7.4%
Other receipts	30	8,226	7,048	(1,178)	-14.3%
		62,386	60,567	(1,819)	-2.9%
Cash paid
Payments for employees		(29,080)	(29,332)	(253)	0.9%
Payments for goods and services	31	(18,152)	(19,019)	(866)	4.8%
Grants and subsidies paid	32	(9,649)	(10,928)	(1,279)	13.3%
Interest paid	33	(1,669)	(1,460)	209	-12.5%
Other payments		(1)	(8)	(8)	100.0%
		(58,550)	(60,747)	(2,197)	3.8%

Net Cash Flows from Operating Activities		3,836	(180)	(4,016)	-104.7%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	34	(6,727)	(6,291)	435	-6.5%
Sales of non-financial assets		305	230	(75)	-24.5%
		(6,422)	(6,061)	361	-5.6%

Financial Assets (Policy Purposes)
Equity acquisitions		(225)	(100)	126	-55.8%
Equity disposals		210	76	(134)	-63.8%
Advances and concessional loans paid		(150)	(1,102)	(952)	634.9%
Advances and concessional loans received		193	184	(8)	-4.4%
	35	28	(941)	(969)	-3500.6%

Financial Assets (Liquidity Purposes)
Purchases of investments		(2,212)	(2,356)	(144)	6.5%
Sales of investments		5,823	6,747	923	15.9%
	36	3,611	4,391	780	21.6%

Net Cash Flows from Investing Activities		(2,783)	(2,611)	172	-6.2%

Cash Flows from Financing Activities
Cash received
Advances received	37	(10)	2,627	2,636	-27151%
Proceeds of borrowing	38	146	3,710	3,565	2449%
		136	6,337	6,201	4564.5%
Cash paid
Advances paid	37	(642)	(3,473)	(2,832)	441.3%
Borrowing repaid		(632)	(735)	(104)	16.4%
		(1,273)	(4,208)	(2,935)	230.5%

Net Cash Flows from Financing Activities		(1,137)	2,128	3,266	-287.1%

Net Increase/(Decrease) in Cash and Deposits Held		(85)	(663)	(578)	682.6%
Cash and deposits at the beginning of the financial year		489	1,868	1,379	282.0%
Cash and Cash Equivalents Held at the End of the
Financial Year		404	1,205	801	198.1%

5-114	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash Flow Statement continued

	Variance	Published Budget 2020	Actual 2020	Change	Change
	Notes	$M	$M	$M	%
KEY FISCAL AGGREGATES

Net Cash from Operating Activities		3,836	(180)	(4,016)
Net Cash Flow from Investments in Non-Financial Assets		(6,422)	(6,061)	361

CASH SURPLUS/(DEFICIT)		(2,586)	(6,241)	(3,655)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(2,586)	(6,241)	(3,655)
Acquisitions under finance leases and similar arrangements		(1,119)	(1,263)	(143)	12.8%
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(3,705)	(7,503)	(3,798)

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS

Operating Statement

1.  Taxation revenue was $579 million lower than the 2019-20 Budget estimate largely reflecting the Government’s COVID-19 payroll tax and land tax relief measures and lower gambling machine tax revenue due to the closure of pubs, clubs and community venues during the pandemic. Tax measures in response to the crisis included a three month payroll tax holiday for small and medium businesses with payrolls of $6.5 million or less, exclusion of JobKeeper payments from payroll tax and land tax waivers of the 2% land tax surcharge for foreign entities. Waste disposal levies were also lower than budgeted.

2.  Grant revenue was $362 million lower than the 2019-20 Budget forecast. GST revenue declined $1.453 billion from Budget driven by the lower national GST collections mainly as a result of the COVID-19 economic downturn. Lower GST revenue was in large part offset by COVID-19 Health National Partnership Agreement funding, bring forward of grants for on-passing for non-state schools and Financial Assistance Grants to local councils by the Commonwealth Government, timing of Disability Care Australia Fund payments and additional disaster recovery funding.

3.  Lower sales of goods and services of $385 million compared to the 2019-20 Budget estimate is partly due to the disruption in the provision of services caused by the COVID-19 pandemic affecting transport fare revenue, land sales by Economic Development Queensland, rental income and carpark revenue. COVID-19 restrictions also led to lower cross border hospital fees.

4.  Dividend and income tax equivalent income was $309 million lower in comparison to the 2019-20 Budget estimate mainly due to lower dividends from Stanwell Corporation and Energy Queensland partly as a result of lower electricity prices.

5.  Other revenue decreased $923 million over the 2019-20 Budget estimate mainly reflecting significantly lower coal royalties due to weakening in global demand and sharply lower coal prices.

6.  Superannuation interest cost was $162 million lower than forecast due to the decline in discount rates applied to the liability.

7.  Other operating expenses were $1.297 billion higher than the 2019-20 Budget estimate. The increase over the Budget reflects higher self-insurance (QGIF) costs with recognition of a provision for historical serious child physical abuse claims following the removal of the statutory limitation period in October 2019 and the increase in historical serious child sexual abuse claims based on claims experience and business interruption claims due to COVID-19 pandemic. Other operating expenses were also higher due to COVID-19 related expenditure, including electricity rebates provided under the Government’s Household Utility Assistance package and provision of additional health services in response to the pandemic.

8.  Interest expenses were lower than the 2019-20 Budget estimate mainly due to lower interest rates on borrowings with QTC.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-115

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS continued

Operating Statement continued

9.  Grants expenses were $1.941 billion higher than Budget due to:

•  COVID-19 expense measures to support jobs and businesses, including two months’ payroll tax refunds for small and medium businesses with payrolls of $6.5 million or less, land tax rebates of 25% for eligible properties, and electricity rebates for small businesses;

•  Bring forward of 2020-21 Financial Assistance Grants to local councils and funding for non-State schools by the Australian Government;

•  Higher natural disaster payments to local councils;

•  Increased payments to the National Disability Insurance Agency based on more than expected disability services clients transitioning to the NDIS;

•  Provision for possible litigation payments; and

•  Higher level of road building by local councils and capital works for public utility providers.

These higher grants were partially offset by lower than expected grants under the Restocking, Replanting and On-Farm Infrastructure program.

10.  Other economic flows included in operating result were $5.03 billion lower than the 2019-20 Budget. This variance was due in large part to:

•  The fair value decrement on the fixed rate note with QTC which is linked to the fair value of QTC’s corresponding long term asset portfolio held with QIC;

•  Actuarial adjustments to the Long Service Leave Central Scheme;

•  A decrease in deferred tax revenue from the State’s electricity generation businesses and WorkCover Queensland; and

•  Fair value and impairment losses associated with the Government’s Jobs Support Loans Scheme.

11.  Other movements in equity were $1.125 billion higher than estimated in the 2019-20 Budget due to an increase in property, plant and equipment of $4.877 billion from upwards valuation of road infrastructure and land under roads and revision of right of use assets on adoption of AASB 16. These adjustments were partially offset by actuarial adjustments to the defined benefit superannuation liabilities and downward valuation of the investment in the PNFC and PFC Sector entities.

Balance Sheet

12.  Refer to Cash Flow Statement for movements in the cash balance.

13.  Receivables were $471 million higher than the 2019-20 Budget, mainly reflecting payroll tax and land tax deferrals provided to businesses as part of the Government’s COVID-19 tax relief package.

14.  Advances paid were $660 million higher compared to 2019-20 Budget reflecting the Jobs Support Loans Scheme provided to assist Queensland businesses and non-profit organisations impacted by COVID-19 to retain employees and maintain their operations.

15.  Securities other than shares were $1.852 billion lower than the 2019-20 Budget reflecting fair value decrement on the fixed rate note with QTC (refer Note 10), offset in part by the Government not proceeding with the planned $1 billion repatriation of the Defined Benefit Superannuation Scheme surplus assets in 2019-20 in favour of transferring these assets to the Queensland Future Fund at a later date.

16.  The reduction of $2.875 billion in the investments in public enterprises is due to the combined movements in the net worth of PNFC and PFC Sector entities and mainly results from asset write downs and marker value adjustments to securities.

17.  The increase of $10.909 billion in property, plant and equipment over the 2019-20 Budget is mainly due to road infrastructure and land under roads revaluations made post the original budget estimate.

18.  Payables increased $1.581 billion from the original budget estimate reflecting in large part the overpayment of GST grants which is to be returned to the Australian Government.

5-116	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS continued

Balance Sheet continued

19.  The $2.241 billion increase in superannuation since the 2019-20 Budget is largely due to lower Commonwealth bond yields and salary inflation assumptions compared to those used in the original Budget estimate as well as lower returns on Members Fund offsets.

20.  Other employee entitlements obligations were $1.15 billion higher than the 2019-20 Budget forecast due to actuarial valuation adjustments to the Long Service Leave Scheme liabilities, which are based on the same assumptions applying to the superannuation liabilities (refer to Note 20), and higher than expected annual leave liabilities.

21.  Borrowing with QTC was $4.789 billion higher than projected at the time of the 2019-20 Budget largely reflecting the Government’s assistance packages to businesses, industries and households in response to the COVID-19 pandemic. Key initiatives contributing to higher borrowing with QTC include the Jobs Support Loans Scheme, payroll tax and land tax relief measures (including payment deferrals), household utility rebates and small business electricity rebates.

Lower royalties, GST receipts and the Government not proceeding with the planned $1 billion repatriation of surplus defined benefit superannuation assets in 2019-20 also contributed to higher borrowing with QTC.

22.  Leases and other loans were $674 million above the 2019-20 Budget estimate. This increase is due in part to the Department of Housing and Public Works recording higher leases on transition to AASB 16 due to downward movement in the incremental borrowing rate, changes to lease terms and additional leases requiring recognition.

23.  Deferred tax liabilities relating to the PNFC and PFC sector entities were $571 million higher than the 2019-20 Budget due to impairments and other valuation adjustments in those sectors.

24.  Provisions increased $2.165 billion from the 2019-20 Budget mainly reflecting the increase in self-insurance liabilities of QGIF with the recognition of serious child physical abuse claims following the removal of the statutory limitation period, higher serious child sexual abuse claims based on claims experience, provision for other possible litigation payments and business interruption claims due to the impact of COVID-19 to operations.

Cash Flow Statement

25.  In addition to the decrease per the operating statement (refer variance note 1) taxes received were lower than budgeted due to the payroll tax and land tax deferrals provided to businesses as part of the Government’s COVID-19 tax relief package.

26.  Grants and subsidies received were $842 million higher than budgeted. This variance was higher than the operating statement (refer to variance note 2), as an overpayment of GST revenue from the Commonwealth has been accrued in 2019-20 but will not be settled until 2020-21.

27.  Sales of goods and services were $239 million lower than budgeted due to the impacts of COVID-19 on service provision. Refer to variance note 3 for further details.

28.  Interest receipts were $142 million lower than budgeted due largely to lower rates of interest and lower returns on financial investments.

29.  Dividend and tax equivalent receipts were $191 million higher than expected at budget. This variance was higher than the operating statement (refer to variance note 5), due to dividend receipts in 2019-20 being based on higher dividends declared in the 2018-19 year than were expected at the time of the 2019-20 budget.

30.  Other receipts were $1.178 billion lower than budget mainly due to lower royalty receipts and lower than expected net GST receipts from the ATO.

31.  Payments for goods and services were $866 million higher than budgeted. The variance was lower than the Operating Statement (refer to variance note 7), as higher QGIF claims, mainly for victims of historical child abuse, were provided for in 2019-20 but will be paid in the future.

32.  Grants and subsidies paid were $1.279 billion higher than expected at budget predominantly due to the Government’s response to COVID-19. Further details can be found in variance Note 9.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-117

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS continued

Cash Flow Statement continued

33.  Interest paid was $209 million less than budget mainly due to lower prevailing interest rates on borrowing with QTC and lower than expected lease interest charges.

34.  Purchases of non-financial assets were $435 million lower than expected at Budget due to changes in the timing of capital program delivery across the sector as well as equity to output swaps.

35.  Net cash outflows from policy purposes were $969 million higher than the 2019-20 Budget, mainly due to the issuance of concessional loans under the Jobs Support loan scheme for small businesses, as part of the Government’s COVID-19 response.

36.  Net cash inflows from liquidity purposes were $780 million higher than the 2019-20 Budget. This was mainly due to the need to withdraw more funding from the QTC redraw facility to respond to the unprecedented impacts of the COVID-19 pandemic. This was offset in part by the Government’s decision not to repatriate $1 billion from the Defined Benefit Superannuation Scheme surplus to repay debt.

37.  Net advances paid were $195 million higher than the 2019-20 Budget mainly due to the withdrawal of funds by GOCs in the electricity sector due to higher than expected cash requirements.

38.  Proceeds from borrowing were $3.565 billion higher than budget mainly due to the impact of COVID-19 on the State’s funding requirements.

5-118	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Certification of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2019-20

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2020.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

David Newby, CA	Rachel Hunter	The Honourable Cameron Dick MP
Director, Financial Reporting	Under Treasurer	Treasurer
Queensland Treasury	Queensland Treasury	Minister for Investment

23 November 2020

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-119

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the audit of the financial report

Opinion

I have audited the accompanying consolidated financial report of the Queensland Government including the General Government Sector and Total State Sector.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2020, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The financial report comprises the balance sheets as at 30 June 2020, operating statements, statements of changes in net assets (equity), and cash flow statements for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the certificate given by the Treasurer, Under Treasurer and Director, Financial Reporting.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Queensland Government in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

5-120	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Valuation of property, plant and equipment (Total State Sector $283.37 billion; General Government Sector $221.31 billion at 30 June 2020)

Refer to Note 32 in the financial report.

Key audit matter	How my audit addressed the key audit matter

Property, plant and equipment is the most material balance on the Balance Sheet and is reported at fair value in compliance with AASB 13 Fair Value Measurement.

The valuation of some assets requires significant management judgement due to the uncertainties inherent in the valuation of these significant physical assets.

Complex valuation methodologies are applied to certain government assets including infrastructure assets, and some asset classes are difficult to value due to their nature. The inputs to valuation models are subjective and are reliant upon significant estimates and judgements.

Not all entities that are consolidated into the Whole of Government financial statements are required to report their material assets at fair value in their own general purpose financial statements. This increases the risk that material assets may not be reported at fair value in the consolidated financial statements.

For material assets that were reported at fair value in entity financial statements, my procedures included, but were not limited to:

•  confirming, on a sample basis, the fair value of material assets included in the consolidated statements to the public sector entity’s audited financial statements

•  confirming the appropriateness of the approach used to measure the fair value for each type of asset class, and identifying the significant judgements made by management in determining fair value

•  confirming the appropriateness of disclosures made under AASB 13 Fair Value Measurement by agreeing them to the entity’s audited financial statements.

For material assets that were not reported at fair value in entity financial statements, my procedures included, but were not limited to:

•  assessing the methodology used to derive the fair values of those assets

•  agreeing with component auditors the approach for auditing those values within materiality levels directed

•  confirming with the component auditors the results of testing performed over the fair values and the significant judgements used by management

•  assessing the impact of fair value adjustments on other balances in the financial statements, including depreciation and movements in the asset revaluation surplus

•  assessing the reasonableness of values of remaining assets not reported at fair value to ensure that the values are not likely to be materially different to their fair value

•  assessing the appropriateness of disclosures under AASB 13 Fair Value Measurement.

Audited Consolidated Financial Statements 2019–20 – Queensland Government	5-121

Valuation of defined benefit superannuation liability (Total State Sector $27.7 billion; General Government Sector $27.8 billion at 30 June 2020)

Refer to Notes 36 and 48 in the financial report.

Key audit matter	How my audit addressed the key audit matter

The Queensland Government defined benefit superannuation liability is a material amount on the Balance Sheet.

The underlying model used to value the liability is complex and involves a significant degree of management judgement and estimation in the selection of long-term assumptions, including salary growth, discount rates and expected CPI increases, to which the valuation of the scheme is highly sensitive.

The State Public Sector Superannuation Fund (QSuper) defined benefit liability is assessed annually by the State Actuary.

My procedures included, but were not limited to:

•  obtaining management’s actuarial report and:

¡   assessing the appropriateness of any changes to the methodology used by the State Actuary

¡   assessing the reasonableness of any material changes to the underlying assumptions and judgements used in estimating the liability

¡   confirming the accuracy of the value reported in the consolidated financial statements

•  assessing the appropriateness and adequacy of related disclosures in the financial statements against the requirements of applicable Australian accounting standards.

Consolidation of financial information

Key audit matter	How my audit addressed the key audit matter

The consolidated financial statements require the consolidation of financial information from a large number of public sector entities.

Entities may apply different financial reporting frameworks or apply accounting standards and accounting policies differently in the preparation of their individual financial statements.

My procedures included, but were not limited to:

•  verifying the completeness of material public sector entities included in the consolidated financial statements

•  obtaining assurance over the completeness and accuracy of the financial information of individual entities consolidated in the financial statements by agreeing the financial information back to the audited financial statements for material public sector entities

•  verifying compliance with the ABS GFS manual with respect to accounting treatment and disclosures in the financial statements and the classification of entities into the relevant sectors of government

5-122	Audited Consolidated Financial Statements 2019–20 – Queensland Government

Key audit matter	How my audit addressed the key audit matter

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires restatement or reclassification of certain information prepared under generally accepted accounting principles (GAAP) to comply with the Government Financial Statistics (GFS) requirements developed by the Australian Bureau of Statistics.

•  assessing the quality of the process used to identify and eliminate transactions and balances occurring between public sector entities and sectors of government

•  reviewing material manual adjustments and reclassification of amounts for reasonableness

•  for those public sector entities not consolidated into the financial statements, we confirmed that they did not exceed the thresholds for reporting and therefore were not material.

Provision for litigation (Total State Sector $930 million; General Government Sector $600 million at 30 June 2020)

Refer to Notes 14 and 38 in the financial report.

Key audit matter	How my audit addressed the key audit matter

The recognition, measurement and disclosure of compensation provisions required significant judgement by management in assessing the range of possible outcomes when determining an estimate of the obligation and required disclosures.

My procedures included, but were not limited to:

•  obtaining inputs from the legal experts used within the group, making independent enquiries and obtaining confirmations from internal and external lawyers to understand the background of the case, legal position and the material risks that may impact the consolidated financial statements

•  assessing the reasonableness of judgements made by management in determining the adequacy of the level of provisioning and disclosure in the financial statements.

Other information

Other information comprises financial and non-financial information (other than the audited financial report) included in the Queensland Government’s Report on State Finances for the year ended 30 June 2020.

The Treasurer, through Queensland Treasury, is responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

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I have nothing to report in this regard.

Responsibilities of the department for the financial report

The Treasurer, through Queensland Treasury, is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009 and Australian Accounting Standard 1049 Whole of Government and General Government Sector Financial Reporting, and for such internal control as is determined necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. AASB 1049 requires compliance with other applicable Australian Accounting Standards.

The Treasurer, through Queensland Treasury, is also responsible for disclosing matters related to going concern and using the going concern basis of accounting in the preparation of the financial statements, unless this is assessed as not being appropriate.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Queensland Government’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the group.

•	Conclude on the appropriateness of the Queensland Government’s use of the going concern basis of accounting.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the financial report. I am responsible for the direction, supervision and performance of the audit of the group. I remain solely responsible for my audit opinion.

I communicate with the Treasurer, through Queensland Treasury, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

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From the matters communicated, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

25 November 2020

Brendan Worrall	Queensland Audit Office

Auditor-General	Brisbane

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